Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264457
PROSPECTUS

T-Mobile USA, Inc.
OFFER TO EXCHANGE ITS

2.250% Senior Notes due 2026, 3.375% Senior Notes due 2029
and 3.500% Senior Notes due 2031
that have been registered under the Securities Act of 1933, as amended (the “Securities Act”),

FOR AN EQUAL AMOUNT OF ITS OUTSTANDING

2.250% Senior Notes due 2026, 3.375% Senior Notes due 2029
and 3.500% Senior Notes due 2031,
as applicable, that were issued and sold in transactions exempt from registration under the Securities Act.
T-Mobile USA, Inc., a Delaware corporation (“T-Mobile USA” or the “Issuer”) and a direct wholly-owned subsidiary of T-Mobile US, Inc. (“T-Mobile US” or “Parent”), hereby offers to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $800,000,000 in aggregate principal amount of its 2.250% Senior Notes due 2026 (the “2026 Exchange Notes”), $1,100,000,000 in aggregate principal amount of its 3.375% Senior Notes due 2029 (the “2029 Exchange Notes”), and $1,100,000,000 in aggregate principal amount of its 3.500% Senior Notes due 2031 (the “2031 Exchange Notes” and, together with the 2026 Exchange Notes and the 2029 Exchange Notes, the “Exchange Notes”) for an equal amount of its outstanding 2.250% Senior Notes due 2026 (the “2026 Original Notes”), 3.375% Senior Notes due 2029 (the “2029 Original Notes”) and 3.500% Senior Notes due 2031 (the “2031 Original Notes” and together with the 2026 Original Notes and the 2029 Original Notes, the “Original Notes”). We refer to the Original Notes and the Exchange Notes, collectively, as the “Notes.”
The Issuer’s obligations under the Original Notes are, and under the Exchange Notes will be, guaranteed (such guarantees, the “Guarantees”) by (x) T-Mobile US and each wholly-owned subsidiary of the Issuer that is not an Excluded Subsidiary (as defined herein) and either (i) is or becomes an obligor of the Credit Agreement (as defined herein) or (ii) issues or guarantees certain capital markets debt securities, and (y) any future direct or indirect subsidiary of T-Mobile US or any subsidiary thereof that owns capital stock of the Issuer.
The Original Notes and the Guarantees thereof are, and the Exchange Notes and the Guarantees thereof will be: the Issuer’s and the guarantors’ unsubordinated unsecured obligations; senior in right of payment to any future indebtedness of the Issuer or any guarantor to the extent that such future indebtedness provides by its terms that it is subordinated in right of payment to the Notes and the Guarantees; equal in right of payment with any of the Issuer’s and the guarantors’ existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, obligations under the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes, the Existing Sprint Unsecured Notes, the Credit Agreement and the Tower Obligations (each as defined herein); effectively subordinated to all existing and future secured indebtedness of the Issuer or any guarantor, including, without limitation, obligations under the Outstanding T-Mobile Secured Notes and the Credit Agreement, in each case to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all of the liabilities and other obligations of the subsidiaries of T-Mobile US that are not obligors with respect to the Notes, including the Existing Sprint Spectrum-Backed Notes (as defined herein), factoring arrangements and tower obligations.
The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will generally be freely transferable and do not contain certain terms with respect to registration rights and additional interest. The Exchange Notes will be issued under the indentures governing the Original Notes. For a description of the principal terms of the Exchange Notes, see “Description of Notes.”
The 2026 Original Notes were an additional issuance of the 2.250% Senior Notes due 2026 issued by the Issuer in an aggregate principal amount of $1,000,000,000 on January 14, 2021 in an offering registered under the Securities Act (the “Existing Registered 2026 Notes”). The 2029 Original Notes were an additional issuance of the 3.375% Senior Notes due 2029 issued by the Issuer in an aggregate principal amount of $1,250,000,000 on March 23, 2021 in an offering registered under the Securities Act (the “Existing Registered 2029 Notes”). The 2031 Original Notes were an additional issuance of the 3.500% Senior Notes due 2031 issued by the Issuer in an aggregate principal amount of $1,350,000,000 on March 23, 2021 in an offering registered under the Securities Act (the “Existing Registered 2031 Notes” and collectively with the Existing Registered 2026 Notes and the Existing Registered 2029 Notes, the “Existing Notes”). The 2026 Original Notes, the 2029 Original Notes and the 2031 Original Notes are consolidated with and form a single series with the Existing Registered 2026 Notes, the Existing Registered 2029 Notes and the Existing Registered 2031 Notes, respectively, and have the same respective terms other than the settlement date, offering price, initial interest payment date and registration rights; however, unless and until exchanged for the applicable series of Exchange Notes pursuant to this exchange offer, the Original Notes will have separate CUSIP numbers from, and will not be fungible with, the applicable series of Existing Notes.
The exchange offer will expire at 5:00 p.m., New York City time, on June 22, 2022, unless we extend the offer. At any time prior to the expiration time, you may withdraw your tender of any Original Notes; otherwise, such tender is irrevocable. We will receive no cash proceeds from the exchange offer.
Any Original Notes not tendered and accepted in the exchange offer will remain outstanding. To the extent Original Notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the exchange offer, the Original Notes will continue to be subject to their existing transfer restrictions and we will generally have no further obligations to provide for the registration of the Original Notes under the Securities Act. We cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the Original Notes or the Exchange Notes. We do not intend to apply for listing of either the Original Notes or the Exchange Notes on any exchange or market.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make available a prospectus meeting the requirements of the Securities Act to purchasers) in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that, for a period of 90 days following the expiration time of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
Investing in the Exchange Notes involves certain risks. Please read “Risk Factors” beginning on page 13 of this prospectus.
This prospectus and the letter of transmittal are first being delivered to all holders of the Original Notes on or about May 23, 2022.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 23, 2022.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Documents incorporated by reference are available from us without charge upon written or oral request. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
(425) 378-4000
Attn.: Investor Relations
To obtain timely delivery, you must request these documents no later than five business days before the expiration time of the exchange offer, or June 14, 2022.
You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to exchange Original Notes for Exchange Notes only in jurisdictions where such offer is permitted. You should not assume that the information in the incorporated documents or this prospectus is accurate as of any other date other than the date on the front of these documents.
Unless stated otherwise or the context indicates otherwise, references to “T-Mobile,” the “Company,” “our Company,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. together with its direct and indirect domestic subsidiaries, including T-Mobile USA and its subsidiaries and, on and after April 1, 2020, Sprint LLC (formerly known as Sprint Corporation), a Delaware limited liability company (“Sprint”) and its subsidiaries. References to “Sprint Communications” refer to Sprint Communications LLC (formerly known as Sprint Communications, Inc.), a Kansas limited liability company. References to “T-Mobile USA” and the “Issuer” refer to T-Mobile USA, Inc. only. T-Mobile USA’s corporate parent is T-Mobile US, Inc., which we refer to in this prospectus on a stand-alone basis as “T-Mobile US” or “Parent.” T-Mobile US has no operations separate from its investment in T-Mobile USA. Accordingly, unless otherwise noted, all of the business and financial information in this prospectus, including the factors identified under “Risk Factors” beginning on page 13, is presented for Parent on a consolidated basis.
No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the exchange offer, and, if given or made, such information or representations must not be relied upon as having been authorized by T-Mobile. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of our Company since the date hereof of this prospectus.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the risk factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:
•	adverse impact caused by the COVID-19 pandemic (the “Pandemic”), including supply chain shortages;
•	competition, industry consolidation and changes in the market for wireless services;
•	disruption, data loss or other security breaches, such as the criminal cyberattack we became aware of in August 2021;
•	our inability to take advantage of technological developments on a timely basis;
•	our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture;
•	system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems;
•	the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use;
•
the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions (as defined below), including the acquisition by DISH Network Corporation (“DISH”) of the prepaid wireless business operated under the Boost Mobile and Sprint prepaid brands (excluding the Assurance brand Lifeline customers and the prepaid wireless customers of Shenandoah Personal Communications Company LLC and Swiftel Communications, Inc.), including customer accounts, inventory, contracts, intellectual property and certain other specified assets, and the assumption of certain related liabilities (collectively, the “Prepaid Transaction”), the complaint and proposed final judgment agreed to by us, Deutsche Telekom AG (“Deutsche Telekom” or “DT”), Sprint, SoftBank Group Corp. (“SoftBank”) and DISH with the U.S. District Court for the District of Columbia, which was approved by the Court on April 1, 2020, the proposed commitments filed with the Secretary of the Federal Communications Commission (“FCC”), which we announced on May 20, 2019, certain national security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to, those we have made to certain states and nongovernmental organizations (collectively, the “Government Commitments”), and the challenges in satisfying the Government Commitments in the required time frames and the significant cumulative costs incurred in tracking and monitoring compliance;

•
adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in inflation, impacts of current geopolitical instability caused by the war in Ukraine and those caused by the Pandemic;

•
our inability to manage the ongoing commercial and transition services arrangements entered into in connection with the Prepaid Transaction, and known or unknown liabilities arising in connection therewith;

•	the effects of any future acquisition, investment, or merger involving us;
•	any disruption or failure of our third parties (including key suppliers) to provide products or services for the operation of our business;
•	our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms or to comply with the restrictive covenants contained therein;
•	changes in the credit market conditions, credit rating downgrades or an inability to access debt markets;
•	restrictive covenants including the agreements governing our indebtedness and other financings;
ii

•
the risk of future material weaknesses we may identify while we continue to work to integrate and align policies, principles and practices of the two companies following the Merger (as defined below), or any other failure by us to maintain effective internal controls, and the resulting significant costs and reputational damage;

•	any changes in regulations or in the regulatory framework under which we operate;
•	laws and regulations relating to the handling of privacy and data protection;
•	unfavorable outcomes of existing or future legal proceedings, including these proceedings and inquiries relating to the criminal cyberattack we became aware of in August 2021;
•	the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others;
•	our offering of regulated financial services products and exposure to a wide variety of state and federal regulations;
•	new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations;
•	our exclusive forum provision as provided in our Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”);
•	interests of our significant stockholders that may differ from the interests of other stockholders;
•	future sales of our common stock by DT and SoftBank and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the FCC;
•
failure to realize the expected benefits and synergies of the merger (the “Merger”) with Sprint, pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) in the expected time frames or in the amounts anticipated;

•
any delay and costs of, or difficulties in, integrating our business and Sprint’s business and operations, and unexpected additional operating costs, customer loss and business disruptions, including challenges in maintaining relationships with employees, customers, suppliers or vendors; and

•	unanticipated difficulties, disruption, or significant delays in our long-term strategy to migrate Sprint’s legacy customers onto T-Mobile’s existing billing platforms.
Additional information concerning these and other risk factors is contained in the section titled “Risk Factors” in this prospectus and the documents incorporated herein by reference.
Forward-looking statements in this prospectus or the documents incorporated by reference speak only as of the date of this prospectus or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.
You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.
iii

PROSPECTUS SUMMARY
This summary contains basic information about us and this exchange offer. It does not contain all of the information that you should consider before deciding whether to participate in the exchange offer. You should carefully read this prospectus and the documents incorporated by reference herein for a more complete understanding of our business. Additionally, you should read the “Risk Factors” section of this prospectus and in documents incorporated by reference into this prospectus before making an investment decision.
Our Company
We are America’s supercharged Un-carrier. Through our Un-carrier strategy, we have disrupted the wireless communications services industry, by actively engaging with and listening to our customers and eliminating their existing pain points, including providing them with added value, an exceptional experience and implementing signature Un-carrier initiatives that have changed wireless for good. We ended annual service contracts, overages, unpredictable international roaming fees, data buckets and so much more. We are inspired by a relentless customer experience focus, consistently leading the wireless industry in customer care by delivering award-winning customer experience with our “Team of Experts,” which drives our record-high customer satisfaction levels while enabling operational efficiencies.
As the Un-carrier, we are on a mission to build America’s best 5G network, offering customers unrivalled coverage and capacity where they live, work and play. Our network is the foundation of our success and powers everything we do. We are leveraging our mid-band spectrum licenses, including 1700 MHz Advanced Wireless Services (“AWS”), 1900 MHz Personal Communications Services (“PCS”) and 2.5 GHz, our millimeter-wave licenses and our foundational layer of low-band spectrum, including 600 MHz, 700 MHz and 800 MHz, to create a “layer cake” of spectrum to provide an unmatched 5G experience to our customers. We believe this layer cake will broaden and deepen our nationwide 5G network enabling accelerated innovation and increased competition in the U.S. wireless, video and broadband industries. As a result of the Merger, we have achieved and expect to continue to achieve significant synergies and cost reductions by eliminating redundancies within our network as well as other business processes and operations.
We continue to expand the footprint and improve the quality of our network, providing outstanding wireless experiences for customers who will not have to compromise on quality and value. Going forward, it is this network that will allow us to deliver new, innovative products and services with the same customer experience focus and industry-disrupting mentality that has redefined the wireless communications services industry in the United States in the customers’ favor.
As of March 31, 2022, we provide wireless services to 109.5 million postpaid and prepaid customers and generate revenue by providing affordable wireless communications services to these customers, as well as a wide selection of wireless devices and accessories. Our most significant expenses relate to operating and expanding our network, providing a full range of devices, acquiring and retaining high-quality customers and compensating employees. We provide services, devices and accessories across our flagship brands, T-Mobile and Metro by T-Mobile, through our owned and operated retail stores, as well as through our websites (www.t-mobile.com and www.metrobyt-mobile.com), T-Mobile app, customer care channels and through national retailers. In addition, we sell devices to dealers and other third-party distributors for resale through independent third-party retail outlets and a variety of third-party websites. The information on or accessible through our websites is not incorporated into or part of this prospectus (except for our SEC reports expressly incorporated by reference herein).
Corporate Information
Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000. We maintain a website at www.T-Mobile.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. The information on or accessible through our website is not incorporated into or part of this prospectus (except for our SEC reports expressly incorporated by reference herein).
This prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Corporate Ownership and Structure
The diagram below illustrates our current ownership and corporate structure:

(1)	See “Description of Other Indebtedness and Certain Financing Transactions.”
(2)
Certain subsidiaries of the Issuer do not provide guarantees of the Original Notes, the Outstanding T-Mobile Secured Notes and the other Existing T-Mobile Unsecured Notes (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Existing T-Mobile Unsecured Notes”) and will not provide guarantees of the Exchange Notes (such as certain designated purpose entities, a reinsurance subsidiary and immaterial subsidiaries). See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.”

Recent Developments
Maturity
On April 15, 2022, T-Mobile USA repaid at maturity the full $1.25 billion outstanding principal amount of its 5.375% Senior Notes due 2027-1 held by DT (the “Q2 Repayment”), the maturity date of which was amended pursuant to the Financing Matters Agreement, dated as of April 29, 2018, between T-Mobile USA and Deutsche Telekom.
Summary of the Exchange Offer
On May 13, 2021, T-Mobile USA issued $800 million in aggregate principal amount of its 2.250% Senior Notes due 2026, $1.1 billion in aggregate principal amount of its 3.375% Senior Notes due 2029 and $1.1 billion in aggregate principal amount of its 3.500% Senior Notes due 2031, each with related guarantees.
In connection with the offering of Original Notes described above, we entered into a registration rights agreement with the initial purchasers of the Original Notes in which we agreed (i) to use commercially reasonable efforts to cause an exchange offer registration statement (of which this prospectus is a part) to be filed within 365 days after May 13, 2021, or, if such 365th day is not a business day, the next succeeding business day, and to have such registration statement declared effective promptly thereafter, and (ii) to use commercially reasonable efforts to complete the exchange offer not later than 60 days after such effective date.
The Exchange Notes will be accepted for clearance through The Depository Trust Company (“DTC”) with a new CUSIP and ISIN number and common code for each series of the Exchange Notes. You should read the discussions under the headings “The Exchange Offer” and “Description of Notes,” respectively, for more information about the exchange offer and Exchange Notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your Original Notes.
The Exchange Offer
T-Mobile USA is offering to exchange any and all of its 2.250% Senior Notes due 2026, 3.375% Senior Notes due 2029 and 3.500% Senior Notes due 2031, all of which have been registered under the Securities Act, for an equal amount of its outstanding unregistered 2.250%

Senior Notes due 2026, 3.375% Senior Notes due 2029 and 3.500% Senior Notes due 2031, as applicable.
The 2026 Original Notes were an additional issuance of the 2.250% Senior Notes due 2026 issued by the Issuer in an aggregate principal amount of $1,000,000,000 on January 14, 2021. The 2029 Original Notes were an additional issuance of the 3.375% Senior Notes due 2029 issued by the Issuer in an aggregate principal amount of $1,250,000,000 on March 23, 2021. The 2031 Original Notes were an additional issuance of the 3.500% Senior Notes due 2031 issued by the Issuer in an aggregate principal amount of $1,350,000,000 on March 23, 2021. The 2026 Original Notes, the 2029 Original Notes and the 2031 Original Notes are consolidated with and form a single series with the Existing Registered 2026 Notes, the Existing Registered 2029 Notes and the Existing Registered 2031 Notes, respectively, and have the same respective terms other than the settlement date, offering price, initial interest payment date and registration rights; however, unless and until exchanged for the applicable series of Exchange Notes pursuant to this exchange offer, the Original Notes will have separate CUSIP numbers from, and will not be fungible with, the applicable series of Existing Notes.
Original Notes may only be exchanged in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
As of the date of this prospectus, $800,000,000 in aggregate principal amount of the unregistered 2.250% Senior Notes due 2026, $1,100,000,000 in aggregate principal amount of the unregistered 3.375% Senior Notes due 2029, and $1,100,000,000 in aggregate principal amount of the unregistered 3.500% Senior Notes due 2031 are outstanding.
The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except the Exchange Notes will not be subject to transfer restrictions and holders of the Exchange Notes, with limited exceptions, will have no registration rights. Also, the Exchange Notes will not include provisions contained in the Original Notes that required payment of additional interest in the event we failed to satisfy our registration obligations with respect to the Original Notes.
Original Notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of Original Notes that are not tendered for exchange is likely to be substantially limited. However, no market currently exists for the Exchange Notes and we can offer no assurance that such a market will develop.

T-Mobile USA will issue registered Exchange Notes promptly after the expiration of the exchange offer.
The exchange offer is not subject to any federal or state regulatory requirements or approvals other than securities laws and blue sky laws.
Expiration Time
The exchange offer will expire at 5:00 p.m., New York City time, on June 22, 2022, unless we decide to extend the expiration time. Please read “The Exchange Offer—Extensions, Delay in Acceptance, Termination or Amendment” for more information about extending the expiration time.
Withdrawal of Tenders
You may withdraw your tender of Original Notes at any time prior to the expiration time. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any Original Notes that you tendered but that were not accepted for exchange.
Conditions to the Exchange Offer
The exchange offer is subject to certain customary conditions, which we may amend or waive. We have the right, in our sole discretion, to terminate or withdraw the exchange offer if any of the conditions described in this prospectus are not satisfied or waived. The exchange offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered.
Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.
Procedures for Tendering Original Notes
If your Original Notes are held through DTC and you wish to participate in the exchange offer, you may do so through DTC’s automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• any Exchange Notes that you receive will be acquired in the ordinary course of your business;
• you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violations of the Securities Act;
• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us or any guarantor, or if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
• you are not engaged in and do not intend to engage in a distribution of the Exchange Notes; and
• if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Original

Notes that were acquired as a result of market-making or other trading activities and that you will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make available a prospectus meeting the requirements of the Securities Act to purchasers) in connection with any resale of such Exchange Notes.
Special Procedures for Beneficial Owner
If you own a beneficial interest in Original Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the Original Notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.
Resales
Except as indicated in this prospectus, we believe that the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if:
• you are acquiring the Exchange Notes in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and
• you are not an affiliate of the Issuer or any guarantor.
Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties that are not related to us. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the Exchange Notes. If this interpretation is inapplicable, and you transfer any Exchange Notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.
Each broker-dealer that is issued Exchange Notes for its own account in exchange for Original Notes that were acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make available a prospectus meeting the requirements of the Securities Act to purchasers) in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

United States Federal Income Tax Considerations
The exchange of Original Notes for Exchange Notes will not be a taxable exchange for United States federal income tax purposes. Please see “Material U.S. Federal Income Tax Considerations.”
Use of Proceeds
We will not receive any proceeds from the issuance of the Exchange Notes pursuant to the exchange offer. We will pay certain expenses incident to the exchange offer. See “The Exchange Offer—Transfer Taxes.”
Registration Rights
If we fail to complete the exchange offer as required by the registration rights agreement, we may be obligated to pay additional interest to holders of the Original Notes. Please see “The Exchange Offer—Additional Interest” for more information regarding your rights as a holder of the Original Notes.
The Exchange Agent
We have appointed Deutsche Bank Trust Company Americas as exchange agent for the exchange offer. Please direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent. As described in more detail under the caption “The Exchange Offer—Procedures for Tendering,” if you are not tendering under DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:
Deutsche Bank Trust Company Americas

Please email all inquiries to
transfer.operations@db.com

For Information or to Confirm by Telephone:
(877) 735-7777, Option 2

By Mail, Overnight Mail or Courier:
Transfer Operations
DB Services Americas, Inc.
COO Corporate & Investment Banking Technology and Operations
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

The Exchange Notes
The form and terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the form and terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer, will not contain terms providing for additional interest if we fail to perform our registration obligations with respect to the Original Notes and, with limited exceptions, will not be entitled to registration rights. The following summarizes the material terms of the Exchange Notes, which will evidence the same debt as the Original Notes, and both the Original Notes and the Exchange Notes are governed by the same indentures.
Issuer
T-Mobile USA, Inc.
Securities
$800,000,000 in aggregate principal amount of 2.250% Senior Notes due 2026.

$1,100,000,000 in aggregate principal amount of 3.375% Senior Notes due 2029.

$1,100,000,000 in aggregate principal amount of 3.500% Senior Notes due 2031.
Maturity
The 2026 Exchange Notes will mature on February 15, 2026.

The 2029 Exchange Notes will mature on April 15, 2029.

The 2031 Exchange Notes will mature on April 15, 2031.
Interest Payment Dates
Each series of Exchange Notes will have the same interest payment dates as the corresponding series of Original Notes for which they are being offered in exchange. With respect to each series of Exchange Notes, interest will accrue from the date of original issuance or, if interest has already been paid on the corresponding Original Notes exchanged therefor, the date it was most recently paid on such Original Notes.
Interest on the 2026 Exchange Notes will be payable on February 15 and August 15 of each year.
Interest on the 2029 Exchange Notes and the 2031 Exchange Notes will be payable on April 15 and October 15 of each year.
Optional Redemption
The Issuer may, at its option, redeem some or all of the 2026 Exchange Notes at any time on or after February 15, 2023 at the fixed redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to February 15, 2023, the Issuer may, at its option, redeem some or all of the 2026 Exchange Notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, prior to February 15, 2023, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the 2026 Exchange Notes with an amount equal to the net cash proceeds of certain sales of equity securities or certain contributions to its equity at the redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date.
The Issuer may, at its option, redeem some or all of the 2029 Exchange Notes at any time on or after April 15, 2024 at the fixed redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to April 15, 2024, the Issuer may, at its option, redeem some or all of the 2029 Exchange Notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, prior to April 15, 2024, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the 2029 Exchange Notes with an amount equal to the net cash proceeds of certain sales of equity securities or certain contributions to its equity at the redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date.
The Issuer may, at its option, redeem some or all of the 2031 Exchange Notes at any time on or after April 15, 2026 at the fixed redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date. Prior to April 15, 2026, the Issuer may, at its option, redeem some or all of the 2031 Exchange Notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, prior to April 15, 2024, the Issuer may, at its option, redeem up to 40% of the aggregate principal amount of the 2031 Exchange Notes with an amount equal to the net cash proceeds of certain sales of equity securities or certain contributions to its equity at the redemption prices described in the section “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the redemption date.
Ranking
The Exchange Notes:
• will be general unsecured, unsubordinated obligations of the Issuer;
• will be senior in right of payment to any future indebtedness of the Issuer to the extent that such future indebtedness provides by its terms that it is subordinated in right of payment to the Notes;
• will rank equal in right of payment with any of the Issuer’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, the obligations under any Original Notes that remain outstanding after the exchange offer, the

Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes, the Existing Sprint Unsecured Notes (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Existing Sprint Unsecured Notes”), the Credit Agreement and the Tower Obligations;
• will be effectively subordinated to all existing and future secured indebtedness of the Issuer, including, without limitation, obligations under the Outstanding T-Mobile Secured Notes and the Credit Agreement, in each case to the extent of the value of the Issuer’s assets securing such indebtedness;
• will be structurally subordinated to all of the liabilities and other obligations of the Issuer’s subsidiaries that are not obligors with respect to the Notes, including the Existing Sprint Spectrum-Backed Notes, factoring arrangements and tower obligations; and
• will be unconditionally guaranteed on a senior unsecured basis by Parent and the Subsidiary Guarantors (as defined under “Description of Notes—Certain Definitions”).
See “Risk Factors—Risks Related to the Notes—The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.”
Note Guarantees
The Exchange Notes will be guaranteed by (x) Parent and any wholly-owned subsidiary of the Issuer that is not an Excluded Subsidiary and either (i) is or becomes an obligor of the Credit Agreement or (ii) issues or guarantees certain capital markets debt securities, and (y) any future direct or indirect subsidiary of Parent or any subsidiary thereof that owns capital stock of the Issuer. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.” Each Guarantee of the Exchange Notes by a guarantor:
• will be a general unsecured, unsubordinated obligation of such guarantor;
• will be senior in right of payment to any future indebtedness of that guarantor to the extent that such future indebtedness provides by its terms that it is subordinated in right of payment to such guarantor’s Guarantee;
• will be equal in right of payment with any of that guarantor’s existing and future indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, obligations under the

Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes, the Existing Sprint Unsecured Notes and the Credit Agreement;
• will be effectively subordinated to any Subsidiary Guarantor’s existing and future secured indebtedness, including, without limitation, obligations under the Outstanding T-Mobile Secured Notes and the Credit Agreement, in each case to the extent of the value of the assets of such Subsidiary Guarantor securing such Indebtedness (as defined under “Description of Notes—Certain Definitions”); and
• will be structurally subordinated to all of the indebtedness and other obligations of any subsidiaries of that guarantor that are not obligors with respect to the Notes.
See “Risk Factors—Risks Related to the Notes—The Notes and the Guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness, including the Outstanding T-Mobile Secured Notes and borrowings under the Credit Agreement” and “Risk Factors—Risks Related to the Notes—The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.”
If Parent has achieved an investment grade corporate rating and the Exchange Notes would have an investment grade rating after giving effect to the proposed release of the subsidiary guarantees from two of the following: Standard & Poor’s Financial Services LLC (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”) and certain other conditions are met, the Issuer may elect to have the subsidiary guarantees permanently released. There can be no assurance that Parent or the Exchange Notes will ever have investment grade ratings, or that, if they do, Parent or the Notes will maintain these ratings. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.”
Certain Covenants
The indentures governing the Exchange Notes will contain covenants that, among other things, limit the ability of the Issuer and its restricted subsidiaries to:
• incur more debt;
• pay dividends and make distributions;
• make certain investments;
• repurchase stock;
• create liens or other encumbrances;
• enter into transactions with affiliates;

• enter into agreements that restrict dividends or distributions from subsidiaries;
• merge, consolidate or sell, or otherwise dispose of, substantially all of their assets; and
• grant a subsidiary guarantee of debt incurred under the Credit Agreement or certain capital markets debt without also providing a guarantee of the Exchange Notes.
These covenants will be subject to a number of important limitations and exceptions that are described later in this prospectus under the caption “Description of Notes—Certain Covenants.” If the Exchange Notes are assigned an investment grade rating by at least two of S&P, Moody’s and Fitch and no default has occurred or is continuing, certain covenants will cease to apply and will not be later reinstated even if the rating of the Exchange Notes should subsequently decline, and the Issuer may elect to have other covenants permanently changed. There can be no assurance that Parent or the Exchange Notes will ever have investment grade ratings, or that, if they do, Parent or the Exchange Notes will maintain these ratings. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”
Asset Sale Proceeds
If the Issuer or its restricted subsidiaries engage in certain types of asset sales, the Issuer generally must use the net cash proceeds from the sale either to make investments in its business (through capital expenditures, acquisitions or otherwise) or to repay permanently debt under credit facilities, including borrowings under the Credit Agreement, or secured by assets sold within a certain period of time after such sale or, prepay other senior debt and the Exchange Notes on a pro rata basis or prepay debt of a non-guarantor restricted subsidiary (if the assets sold were the assets of a non-guarantor restricted subsidiary); otherwise the Issuer must make an offer to purchase, on a pro rata basis, a principal amount of the Exchange Notes and other pari passu indebtedness equal to the excess net cash proceeds. The purchase price of the Exchange Notes would be 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”
Change of Control Triggering Event
If the Issuer experiences a Change of Control Triggering Event (as defined under “Description of Notes—Certain Definitions”), the Issuer must make an offer to each holder to repurchase the Exchange Notes at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event.”

Listing
The Issuer does not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for the Exchange Notes to be quoted on any quotation system.
Denominations
The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Absence of Public Market for the Notes
A liquid market for the Exchange Notes may not be available if you wish to sell your Exchange Notes.
There may be cease to be a market for the Existing Notes and the Exchange Notes. If an active public trading market for the Existing Notes and the Exchange Notes ceases to exist, the market price and liquidity of the Exchange Notes may be adversely affected.
Trustee
The Trustee for the Exchange Notes will be Deutsche Bank Trust Company Americas.
Governing Law
The Exchange Notes, the indentures governing the Exchange Notes and the Guarantees will be governed by the laws of the State of New York.
Risk Factors
You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein and, in particular, you should carefully evaluate the specific factors under “Risk Factors” beginning on page 13 of this prospectus and those risk factors incorporated by reference herein.

RISK FACTORS
Prior to making a decision to participate in the exchange offer, you should carefully consider the risks described below, as well as the risks and other information contained or incorporated by reference in this prospectus, including the “Risk Factors” in Parent’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 11, 2022 and Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 6, 2022. If any of the risks described in this prospectus, or the risks described in any documents incorporated by reference in this prospectus, actually occur, our business, prospects, financial condition or operating results could be harmed. In such case, the trading price of the Notes could decline, and you may lose all or part of your investment.
Risks Related to the Exchange Offer
Your Original Notes will not be accepted for exchange if you fail to follow the exchange offer procedures.
We will issue Exchange Notes pursuant to the exchange offer only after a timely receipt of your Original Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Original Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Original Notes, letter of transmittal and other required documents by the expiration time of the exchange offer, we will not accept your Original Notes for exchange. We are generally under no duty to give notification of defects or irregularities with respect to the tenders of Original Notes for exchange. If there are defects or irregularities with respect to your tender of Original Notes, we may not accept your Original Notes for exchange.
If you do not exchange your Original Notes, your Original Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding Original Notes.
We did not register the Original Notes and do not intend to do so following the exchange offer. Original Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. Because we anticipate that most holders of the Original Notes will elect to exchange their Original Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, we anticipate that the liquidity of the market for any Original Notes remaining after the completion of this exchange offer may be substantially limited. If you do not exchange your Original Notes, you will lose your right, except in limited circumstances, to have your Original Notes registered under the federal securities laws. As a result, if you hold Original Notes after the exchange offer, you may be unable to sell your Original Notes and the value of the Original Notes may decline. We have no obligation, except in limited circumstances, and do not currently intend, to file an additional registration statement to cover the resale of Original Notes that did not tender in the exchange offer or to re-offer to exchange the Exchange Notes for Original Notes following the expiration of the exchange offer.
Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the Exchange Notes.
Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your Exchange Notes. In these cases, if you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.
Risks Related to the Notes
Our substantial level of indebtedness could adversely affect our business, financial condition and operating results, and senior creditors would have a secured claim to any collateral securing the debt owed to them.
We have, and we expect that we will continue to have, a substantial amount of debt. Our ability to make payments on our debt, to repay our indebtedness when due and to fund our capital intensive business and operations and significant planned capital expenditures will depend on our ability to generate cash in the future. There can be no assurance that sufficient funds will be available to us under our borrowings or otherwise. Our ability to produce cash from operations is subject to a number of risks, including:
•	introduction of new products and services by us or our competitors or changes in service plans or pricing by us or our competitors;
•	customers’ acceptance of our service offerings;
•	our ability to control our costs and maintain our current cost structure; and
•	our ability to continue to grow our customer base and maintain projected levels of churn.
Our debt service obligations could have important material consequences to you, including the following:
•
limiting our ability to borrow money or sell stock to fund working capital, capital expenditures, debt service requirements, acquisitions, technological initiatives and other general corporate purposes;

•	making it more difficult for us to make payments on indebtedness and satisfy obligations under the Notes;
•
increasing our vulnerability to general economic downturns, including as a result of pandemics and other macroeconomic conditions, and industry conditions and limiting our ability to withstand competitive pressure;

•	limiting our flexibility in planning for, or reacting to, changes in our business or the communications industry or pursuing growth opportunities;
•	limiting our ability to increase our capital expenditures to roll out new services or to upgrade our networks to new technologies, such as LTE and 5G;
•	limiting our ability to purchase additional spectrum, expand existing service areas or develop new metropolitan areas in the future;
•
reducing the amount of cash available for working capital needs, capital expenditures for existing and new markets and other corporate purposes by requiring us to dedicate a substantial portion of cash flow from operations to the payment of principal of, and interest on, indebtedness; and

•	placing us at a competitive disadvantage to competitors who are less leveraged than we are.
Any of these risks could impair our ability to fund our operations or limit our ability to obtain additional spectrum, or expand our business as planned, which could have a material adverse effect on our business, financial condition and operating results. Any such risks could also have an adverse effect on the trading prices of the Notes.
To the extent we become party to any hedging arrangements, we may be exposed to credit-related losses in the event of nonperformance by counterparties to such hedging agreements. The primary credit exposure that we have with respect to such hedging agreements is that a counterparty will default on payments due, which could result in us having to acquire a replacement derivative from a different counterparty at a higher cost or we may be unable to find a suitable replacement. Although counterparties to any hedging agreements may be major financial institutions we would still be exposed to credit risk with these institutions. In addition, any netting and/or set off rights we may have through master netting arrangements with these counterparties may not apply to affiliates of a counterparty with whom we may have various other financial arrangements. If any financial institutions that are parties to any hedging agreements with us were to default on their payment obligations to us, declare bankruptcy or become insolvent, we may be unhedged against the underlying exposures. Any of these risks could have a material adverse effect on our business, financial condition and operating results. Additionally, if the counterparties’ and our obligations under any hedging agreements are required to be secured by cash or U.S. Treasury securities, any posting of collateral by us under such arrangements would negatively impact our liquidity. The modification or termination of any such hedging agreements could also negatively impact our liquidity or other financial metrics.
Some of our debt also has a floating rate of interest linked to various indices. If changes in the indices result in interest rate increases, debt service requirements will increase, which could adversely affect our cash flow and operating results.
In addition, any agreements we have and may continue to enter into to limit our exposure to interest rate increases may not offer complete protection from this risk, and any portion of our indebtedness not subject to such agreements would have full exposure to interest rate increases.

Any of these risks could have a material adverse effect on our business, financial condition and operating results.
Even with our current levels of indebtedness, we may incur additional indebtedness. This could further exacerbate the risks associated with our leverage.
Although we have substantial indebtedness, we may still be able to incur significantly more debt, including more secured debt, as market conditions and contractual obligations permit, which could further reduce the cash available to us to invest in operations, as a result of increased debt service obligations. The terms of the agreements governing our long-term indebtedness allow for the incurrence of additional indebtedness by us and our subsidiaries, subject to specified limitations. In particular, as of March 31, 2022, we had $5.5 billion available for borrowings under the Revolving Credit Facility (as defined under “Description of Other Indebtedness and Certain Financing Transactions—Credit Agreement”). The more leveraged we become, the more we, and in turn the holders of our securities, become exposed to the risks described above in the risk factor entitled “Our substantial level of indebtedness could adversely affect our business, financial condition and operating results, and senior creditors would have a secured claim to any collateral securing the debt owed to them.”
The Notes and the Guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness, including the Outstanding T-Mobile Secured Notes and borrowings under the Credit Agreement.
The Notes and the Guarantees will be general unsecured, unsubordinated obligations ranking effectively junior in right of payment to all existing and future secured debt of Parent, the Issuer and of each Subsidiary Guarantor, including the Outstanding T-Mobile Secured Notes and borrowings under the Credit Agreement, to the extent of the value of the collateral securing such debt. The Notes also will permit us to incur certain additional secured debt.
If the Issuer or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of the Issuer or that guarantor, including under the Outstanding T-Mobile Secured Notes and the Credit Agreement, will be entitled to be paid in full from the assets of the Issuer or guarantor, as applicable, securing that debt before any payment may be made with respect to Notes or the Guarantees of such guarantor.
Holders of the Notes will participate ratably in any remaining assets with all other holders of the Issuer’s and the guarantors’ unsecured obligations that are not by their terms subordinated to the Notes, based upon the respective amounts owed. In any of the foregoing events, there may not be sufficient assets to pay the indebtedness and other obligations owed to secured creditors and the amounts due on the Notes. As a result, holders of the Notes would likely receive less, ratably, than holders of secured obligations of the Issuer and the guarantors. It is possible that with respect to the Guarantees, there will be no assets from which claims of holders of the Notes can be satisfied.
The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.
The Notes and the Guarantees will be structurally subordinated to any existing or future liabilities and other obligations of the Issuer’s or the guarantors’ non-guarantor subsidiaries, including the Existing Sprint Spectrum-Backed Notes, factoring arrangements and tower obligations. Accordingly, creditors of current and future subsidiaries of the Issuer or the guarantors that are not obligors with respect to the Notes would have claims with respect to the assets of those subsidiaries that would rank structurally senior to the Notes and the Guarantees. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors would have to be satisfied prior to making any such distribution or payment to the Issuer or the applicable guarantor in respect of direct or indirect equity interests in such subsidiaries. Certain subsidiaries of the Issuer that are prohibited from providing guarantees of the Notes (such as certain designated special purpose entities and a reinsurance subsidiary), as well as non-wholly owned and immaterial subsidiaries do not provide guarantees of the Original Notes and will not provide guarantees of the Notes. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.”
In order to service our debt, we will require a significant amount of cash, which may not be available to us on attractive terms or at all.
Our ability to meet existing or future debt obligations and to reduce indebtedness will depend on future performance and the other cash requirements of our businesses. Our performance, to a certain extent, is subject to general economic conditions and financial, competitive, business, political, regulatory and other factors, including third party rating agency assessments, that are beyond our control. In addition, our ability to borrow funds in the future to make payments on debt will depend on the satisfaction of covenants in the indentures governing the Notes and the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes and the Existing Sprint Unsecured Notes, the Credit Agreement, other debt agreements and other agreements we may enter into in the future. Specifically, under the Revolving Credit Facility under our Credit Agreement, we will need to maintain certain financial ratios on a quarterly basis. We cannot assure you that we will continue to generate sufficient cash flow from operations or that future equity issuances or borrowings will be available to us in an amount sufficient to enable us to satisfy financial covenants under the Credit Agreement, service our debt or repay our indebtedness in a timely manner or on favorable or commercially reasonable terms, or at all. If we are unable to satisfy financial covenants or to generate sufficient cash to timely repay our debt, our lenders could accelerate the maturity of some or all of our outstanding indebtedness. As a result, we may need to refinance all or a portion of our remaining existing indebtedness prior to its maturity. We also expect to need to refinance certain indebtedness. Disruptions in the financial markets, unfavorable rating agency assessments, the general amount of debt being refinanced at the same time, and our financial position and performance could make it more difficult to obtain debt or equity financing on favorable or commercially reasonable terms or at all. In addition, instability in the global financial markets has from time to time resulted in volatility in the capital markets. This volatility could limit our access to the credit markets, leading to higher borrowing costs or, in some cases, the inability to obtain financing on terms that are acceptable to us, or at all. Any such failure to obtain additional financing could jeopardize our ability to repay, refinance or reduce debt obligations. If we were able to obtain funds, it may not be on terms and conditions acceptable to us, which could limit or preclude our ability to pursue new opportunities, expand our service, upgrade our networks, engage in acquisitions or purchase additional spectrum, thus limiting our ability to expand our business, which could have a material adverse effect on our business, financial condition and operating results.
Further, should we need to raise additional capital, the foreign ownership restrictions mandated by the FCC, and applicable to us, could limit our ability to attract additional equity financing outside the United States.
Upon certain events including a change of control triggering event, we may be required to offer to repurchase all of the Notes, all of the Outstanding T-Mobile Secured Notes, all of the other Existing T-Mobile Unsecured Notes, all of the Existing Sprint Spectrum-Backed Notes and certain of the Existing Sprint Unsecured Notes and to repay amounts owing under the Credit Agreement, and we may not be able to finance such a repurchase or repayment. Not all significant transactions would constitute a change of control triggering event.
We have in the past been the subject of inquiries or offers related to potential strategic transactions (such as an acquisition of the Company), we may be the subject of such inquires or offers in the future, and we may engage in discussions or negotiations regarding such inquiries or offers that may ultimately lead to a transaction. The indentures governing the Original Notes, the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes, the Existing Sprint Spectrum-Backed Notes and certain of the Existing Sprint Unsecured Notes provide, and the indentures governing the Exchange Notes will provide, that, upon the occurrence of certain change of control triggering events, which change of control triggering events include a change of control combined with certain ratings downgrades or withdrawals as described further below, the Issuer will be required to offer to repurchase all Outstanding T-Mobile Secured Notes, all outstanding Existing Sprint Spectrum-Backed Notes, the applicable Existing Sprint Unsecured Notes and all outstanding Notes and other Existing T-Mobile Unsecured Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of Notes—Repurchase at the Option of Holders—Change of Control Triggering Event” and “Description of Other Indebtedness and Certain Financing Transactions.” In addition, any such change of control triggering event is expected to cause an event of default under the Credit Agreement, entitling the lenders to declare all amounts outstanding thereunder to be immediately due and payable. Such a change of control would also trigger repayments with respect to our securitization transactions and capital leases. We may not have access to sufficient funds at the time of the change of control triggering event to make the required repurchases of the Notes, the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes, the Existing Sprint Spectrum-Backed Notes and the applicable Existing Sprint Unsecured Notes and to repay outstanding amounts under the Credit Agreement, or contractual restrictions may not allow such repurchases or repayments.
Not all change of control transactions would trigger these repurchase or repayment obligations. Specifically, these repurchase or repayment obligations would not be triggered unless both (i) such a transaction constitutes a “Change of Control” under the applicable indenture or credit agreement and (ii) such “Change of Control” is accompanied or followed by certain downgrades or withdrawals of the credit rating with respect to the applicable notes (in the case of any such indenture) or T-Mobile USA (in the case of the Credit Agreement). In the event that we undergo a significant corporate transaction that does not constitute a change of control triggering event, the Notes and such other obligations generally would be permitted to remain outstanding in accordance with their terms.
The failure to purchase the Notes, the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes, the Existing Sprint Spectrum-Backed Notes or the applicable Existing Sprint Unsecured Notes, as required under the respective indentures, would result in defaults under such indentures in addition to any events of default under the Credit Agreement resulting from a change of control triggering event thereunder, any of which could have material adverse consequences for us and the holders of the Exchange Notes. Any such event of default would likely trigger an event of default on other outstanding or future indebtedness.
The indentures governing the Notes, the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes and the Existing Sprint Unsecured Notes, the Credit Agreement and other financing arrangements include or will include restrictive covenants that limit our operating flexibility.
The indentures governing the Notes, the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes and the Existing Sprint Unsecured Notes, the Credit Agreement and other financing arrangements, impose, and the indentures governing the Exchange Notes will impose, significant operating and financial restrictions on us. These restrictions, subject in certain cases to customary baskets, exceptions and incurrence-based ratio tests, limit our and our subsidiaries’ ability to engage in some transactions. In particular, the Credit Agreement and the indentures governing the Existing T-Mobile Unsecured Notes include, and the indentures governing the Exchange Notes will include, restrictions limiting our and our subsidiaries’ ability to:
•	incur additional indebtedness and issue preferred stock;
•
pay dividends, redeem capital stock or make other restricted payments or investments (although we are able to make significant restricted payments under the Credit Agreement and the indentures governing the Existing T-Mobile Unsecured Notes);

•	sell or buy assets, properties or licenses including by participating in future FCC auctions of spectrum or private sales of spectrum;
•	develop assets, properties or licenses that we have or in the future may procure;
•	enter into transactions with affiliates; and
•	place restrictions on the ability of subsidiaries to pay dividends or make other payments.
In addition, the indentures governing the Original Notes, the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes and Existing Sprint Unsecured Notes and the Credit Agreement limit, and the indentures governing the Exchange Notes will limit, our and our subsidiaries’ ability to:
•	create liens or other encumbrances in respect of indebtedness for borrowed money; and
•	engage in mergers, business combinations or other transactions.
In addition, the Revolving Credit Facility contains a financial maintenance covenant, requiring us to maintain a total first lien net leverage ratio at the end of each fiscal quarter of 3.30:1.00 or less. Any future debt that we incur may contain financial maintenance covenants as well. These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal on our outstanding debt, complete acquisitions for cash or debt or react to changes in our operating environment or the economy.
Any failure to comply with the restrictions of the indentures governing the Notes, the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes or the Existing Sprint Unsecured Notes, the Credit Agreement or other financing agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these agreements and other agreements, giving our lenders and other debt holders the right to terminate any commitments they had made to provide us with further funds and to require us to repay all amounts then outstanding. Any of these events would have a material adverse effect on our business, financial condition and operating results.

The Guarantees may be released upon the occurrence of certain events.
The Guarantee of a guarantor will be automatically and unconditionally released in respect of the Notes of any series:
•
only in the case of a Subsidiary Guarantor, at such time as such Subsidiary Guarantor (i) is not, (ii) is released or relieved as, or (iii) ceases (or substantially concurrently will cease) to be, a borrower or guarantor under the Credit Agreement and under the Existing T-Mobile Secured Notes (as defined under “Description of Notes—Certain Definitions”), except by or as a result of payment under such guarantee or direct obligation;

•
only in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition is not prohibited by the “Asset Sale” provisions of the Indenture;

•
only in the case of a Subsidiary Guarantor, if for any reason such Subsidiary Guarantor ceases to be a wholly-owned subsidiary of the Issuer; provided, that any Subsidiary Guarantor that ceases to constitute a Subsidiary Guarantor or becomes an Excluded Subsidiary solely by virtue of no longer being a wholly-owned subsidiary (a “Partially Disposed Subsidiary”) shall only be released from its Note Guarantee (as defined under “Description of Notes—Certain Definitions”) to the extent that the other person taking an equity interest in such Partially Disposed Subsidiary is not an affiliate of the Issuer that is controlled by Parent, Deutsche Telekom or any of their respective subsidiaries or an employee of any of the foregoing;

•
upon the legal defeasance, covenant defeasance, or satisfaction and discharge of the indentures governing the Notes as provided under “Description of Notes—Legal Defeasance and Covenant Defeasance” and “Description of Notes—Satisfaction and Discharge”;

•	upon the liquidation or dissolution of any Subsidiary Guarantor, provided that no event of default under the indentures governing the Notes has occurred that is continuing;
•	upon the merger or consolidation of any guarantor with and into the Issuer or another guarantor that is the surviving person in such merger or consolidation;
•	in the case of a Subsidiary Guarantor, at the time of an Investment Grade Event Election (as defined under “Description of Notes—Certain Definitions”); or
•	if the Issuer designates any restricted subsidiary that is a guarantor to be an unrestricted subsidiary in accordance with the applicable provisions of the indentures governing the Notes.
If any such Guarantee is released, no holder of the Notes will have a claim as a creditor against the applicable guarantor, and the indebtedness and other liabilities of such former Subsidiary Guarantor will be structurally senior to the claim of any holder of the Notes. See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.”
The Guarantees may be avoidable and therefore not be enforceable because of fraudulent conveyance or fraudulent transfer laws.
The Guarantees may be subject to review and potential avoidance under federal bankruptcy law or relevant state fraudulent conveyance laws if we or any guarantor file a petition for bankruptcy or our creditors file an involuntary petition for bankruptcy against us or any guarantor. Under these laws, if a court were to find that, at the time a guarantor incurred debt (including debt represented by the Guarantee), such guarantor:
•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or
•	received less than reasonably equivalent value or fair consideration for incurring this debt, and the guarantor;
•	was insolvent or was rendered insolvent by reason of the related financing transactions (including the issuance of the Guarantees);

•
was engaged in, or about to engage in, a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business as currently engaged in or contemplated; or

•
intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could avoid the Guarantee or subordinate the amounts owing under the Guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the relevant Guarantee (and, consequently, the Notes), or may receive only a partial repayment.
The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding, such that we cannot be certain as to the standards a court would use to determine whether or not the Issuer or the guarantors were insolvent at the relevant time or, regardless of the insolvency standard applied by the court, that such court would not determine (i) that the Issuer or a guarantor were indeed insolvent on that date, (ii) that any payments to the holders of the Notes (including under the Guarantees) did not constitute preferences, fraudulent transfers or conveyances on other grounds or (iii) whether the Notes or any Guarantees would be subordinated to the Issuer’s or any of the guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred the debt or issued the Guarantee:
•	it could not pay its debts or contingent liabilities as they become due;
•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or
•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive “reasonably equivalent value” (or fair consideration for) its Guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Notes. Thus, if the Guarantees were legally challenged, any Guarantee could be subject to the claim that, since the Guarantee was incurred for the benefit of the Issuer, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than “reasonably equivalent value” (or fair consideration). Therefore, if a court were to find that the applicable guarantor was insolvent or rendered insolvent by the incurrence of the Guarantee or one of the other conditions above (relating to the guarantor’s financial condition) were satisfied, the court could avoid the obligations under the Guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Notes.
If a Guarantee is avoided as a fraudulent conveyance, fraudulent transfer, or preference, or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a Guarantee generally will constitute an event of default under the indentures governing the Notes, the Outstanding T-Mobile Secured Notes and the other Existing T-Mobile Unsecured Notes and the Credit Agreement, which events of default would allow the relevant noteholders or lenders to accelerate the amounts due and payable thereunder, and we may not be able to pay any such amounts.
The indentures governing the Notes will contain a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. This provision may not be effective (as a legal matter or otherwise) to protect the Guarantees from being avoided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the Guarantee worthless. In a Florida bankruptcy court decision (which was subsequently reversed by a district court on other grounds and then reinstated by the applicable circuit court of appeals), this kind of provision was found to be ineffective to protect the Guarantees.
In addition, any payment by us pursuant to the Notes or by a guarantor under a Guarantee made at a time we or such guarantor were found to be insolvent could be avoided as a preferential transfer under the U.S. Bankruptcy Code and required to be returned to us or such guarantor or to a fund for the benefit of our or such guarantor’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any non-insider party, and such payment would give such insider or non-insider party more than such party would have received in a distribution under the U.S. Bankruptcy Code in a hypothetical Chapter 7 case, subject to applicable defenses.
Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes or the Guarantees to other claims against us under the principle of equitable subordination if the court determines that (1) a holder of the Notes or the Guarantees engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of the Notes and (3) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.
The lenders under the Credit Agreement have the discretion to release any guarantors under the Credit Agreement in a variety of circumstances, which could cause those guarantors to be released from their guarantees of each series of the Notes.
For so long as any obligations under the Credit Agreement remain outstanding, any guarantee of the Notes may be released without action by, or consent of, any holder of the Notes, if the related guarantor is no longer a guarantor of obligations under the Credit Agreement or certain other indebtedness of the Issuer or any other guarantor (except, in each case, by or as a result of payment under such guarantee or direct obligation). See “Description of Notes—Brief Description of the Notes and the Note Guarantees—The Note Guarantees.” The lenders under the Credit Agreement will have the discretion to release the guarantees under the Credit Agreement in a variety of circumstances. You will not have a claim as a creditor against any entity that is no longer a guarantor of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of former guarantor subsidiaries will be structurally senior to claims of holders of the Notes.
Many of the covenants in the indentures governing the Notes will not apply if the Notes are rated investment grade.
The indentures governing the Notes provide that many of their covenants will cease to apply to us if the Notes are rated investment grade by at least two of Moody’s, S&P and Fitch, provided at such time no default or event of default has occurred and is continuing. The indentures further provide that these covenants will not be later reinstated in the event that the ratings of the Notes subsequently decline. These covenants restrict, among other things, our ability to pay dividends, to incur debt and to enter into certain other transactions. There can be no assurance that the Notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.” Although the indentures will continue to restrict the Issuer’s ability to create liens or other encumbrances after the Notes are rated investment grade by at least two of Moody’s, S&P and Fitch, such covenant may be modified at the Issuer’s election, following such a rating event, to restrict only the Issuer and Material Subsidiaries (as defined under “Description of the Notes—Certain Definitions”) from incurring liens on principal properties or upon capital stock or indebtedness of any Material Subsidiary (as defined under “Description of Notes—Certain Definitions”) that directly owns any principal property, subject to certain exceptions set forth in the indentures governing the Notes. See “Description of Notes—Certain Covenants—Liens.” In addition, at the Issuer’s election, following such a rating event, the Guarantees of the Subsidiary Guarantors may be released. See “—The Guarantees may be released upon the occurrence of certain events.”
If we or existing investors sell our debt securities after this exchange offer, the market price of the Notes could decline.
The market price of the Notes could decline as a result of our, or existing investors’, sales of the Issuer’s debt securities in the market after this exchange offer, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for the Issuer to sell other debt securities in the future at a time and on terms that it deems appropriate.
After giving effect to the Q2 Repayment, as of March 31, 2022, we would have had outstanding approximately $70.0 billion in aggregate principal amount of debt securities, maturing in 2022 through 2060, $40.2 billion of which would be senior secured debt securities and $29.8 billion of which would be senior unsecured debt securities. Deutsche Telekom, which currently controls approximately 51.8% of the common stock of Parent, would have held

$1.5 billion of these debt securities, maturing in 2028. We have on file an effective shelf registration statement with respect to these debt securities held by Deutsche Telekom and Deutsche Telekom could sell all or any portion of them at any time.
There is no guarantee that an active trading market for the Notes will exist or that you will be able to sell your Notes.
An active trading market may not exist for the Exchange Notes or any Original Notes that remain outstanding after the exchange offer. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price (or, in the case of Exchange Notes, the initial offering price of the Original Notes of the same series), depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors. The Issuer does not intend to apply for the Exchange Notes or any Original Notes that remain outstanding after the exchange offer to be listed on any securities exchange or to arrange for the Exchange Notes or any Original Notes that remain outstanding after the exchange offer to be quoted on any quotation system. An active trading market may not exist for the Existing Notes and Exchange Notes or may cease to exist. In addition, there may cease to be a market for the Original Notes. If an active public trading market for the Notes does not exist or ceases to exist, the market price and liquidity of the Notes may be adversely affected.
The trading prices for the Notes will be directly affected by many factors, including our credit rating.
Credit rating agencies continually revise their ratings for companies they follow, including us. Changes in our performance, leverage or industry, or changes in the credit ratings agencies’ ratings methodologies, could lead to ratings downgrades. Any ratings downgrade could adversely affect the trading price of the Notes, or the trading market for the Notes, to the extent a trading market for the Notes exists or develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and any fluctuation may impact the trading price of the Notes.
T-Mobile US’ Fifth Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain actions and proceedings, which could limit the ability of our investors to obtain a judicial forum of their choice for disputes with T-Mobile US or its directors, officers or employees.
T-Mobile US’ Certificate of Incorporation provides that, unless T-Mobile US consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of T-Mobile US, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of T-Mobile US to T-Mobile US or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or T-Mobile US’ bylaws or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine. This choice of forum provision does not waive our compliance with our obligations under the federal securities laws and the rules and regulations thereunder. Moreover, the provision does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or by the Securities Act.
This choice of forum provision may increase costs to bring a claim, discourage claims or limit an investor’s ability to bring a claim in a judicial forum that the investor finds favorable for disputes with T-Mobile US or its directors, officers or employees, which may discourage such lawsuits against T-Mobile US and its directors, officers and employees, even though an action, if successful, might benefit our investors. Alternatively, if a court were to find the choice of forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could increase our costs of litigation and adversely affect our business and financial condition.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the Exchange Notes. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Original Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange Original Notes in like principal amount, which will be cancelled, and, as such, issuing the Exchange Notes will not result in any increase in our indebtedness or be financed with new borrowings.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
We entered into a registration rights agreement (the “registration rights agreement”) with the initial purchasers of the Original Notes. In the registration rights agreement, we and the guarantors agreed to, at our cost:
•
use our commercially reasonable efforts to file a registration statement (which we refer to as an exchange offer registration statement) with the SEC with respect to a registered exchange offer (which we refer to as a registered exchange offer) to exchange the Original Notes for new notes of the company, guaranteed by the guarantors and having terms identical in all material respects to the Original Notes (except that the new notes will not contain terms with respect to transfer restrictions or additional interest (as defined below)); and

•
use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act and to consummate the exchange offer not later than 60 days after such effective date.

In addition, we agreed to provide that upon the effectiveness of the exchange offer registration statement, we would promptly commence the exchange offer, whereby the Exchange Notes will be offered in exchange for surrender of the Original Notes, and that we will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law including in accordance with the requirements of Regulation 14E under the Exchange Act) after the date notice of the registered exchange offer is first mailed, sent or given to the noteholders. For each note surrendered to the Issuer for exchange pursuant to the registered exchange offer, the holder of such note will receive an Exchange Note having a principal amount equal to that of the surrendered note.
We are offering the Exchange Notes under this prospectus in an exchange offer for the Original Notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the Exchange Notes for the Original Notes as the “exchange offer.”
Resale of Exchange Notes
Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, including Morgan Stanley & Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling LLP (dated July 2, 1993), we believe the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. We also believe that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the sale of the Original Notes) with this prospectus.
We have not entered into any arrangement or understanding with any person who will receive Exchange Notes in the exchange offer to distribute those securities following completion of the exchange offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the Exchange Notes. If you tender your Original Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes, you:
•	cannot rely on such interpretations of the SEC staff set forth in the no-action letters described above; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell Exchange Notes, and be identified as an underwriter in the prospectus.
Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of Exchange Notes only as specifically described in this prospectus. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make available a prospectus meeting the requirements of the Securities Act to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
Shelf Registration
In the registration rights agreement, we agreed that in the event that:
•	any changes in applicable law or interpretations of the staff of the SEC do not permit us and the guarantors to effect such a registered exchange offer; or
•
after the filing of the exchange offer registration statement with the SEC, we receive a written request within 20 business days after the consummation of the exchange offer from any noteholder that is prohibited by law or SEC policy from participating in the registered exchange offer, any noteholder who participates in the registered exchange offer but does not receive Exchange Notes that may be sold without Securities Act restrictions on transfer (other than restrictions resulting solely by reason of the status of such noteholder as our affiliate or an affiliate of any guarantor) (subject, in each case, to certain exceptions), or any initial purchasers with respect to the Original Notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in the original distribution of the Original Notes, then in all such cases, we and the guarantors will, as soon as practicable but in any event within 60 days of the date of the written request, use our commercially reasonable efforts to (a) file a registration statement (which we refer to as a shelf registration statement) covering resales of the Original Notes or the Exchange Notes, as the case may be, from time to time, (b) cause the shelf registration statement to be declared effective by the SEC under the Securities Act promptly and (c) keep the shelf registration statement effective until the earlier of (X) the date when the Original Notes cease to be registrable securities as defined in the registration rights agreement or (Y) the date that is 210 calendar days following the date that is the earlier of (i) 365 days after May 13, 2021 (or, if such 365th day is not a business day, the next succeeding business day) (such 365th day or, if applicable, next succeeding business day, a “Target Filing Date”) or (ii) the date on which all Original Notes and/or Exchange Notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement. In addition, we agreed to, in the event a shelf registration statement is filed, use our commercially reasonable efforts to provide to each noteholder for which such shelf registration statement was filed, copies of the prospectus which is a part of the shelf registration statement, notify each such noteholder when the shelf registration statement has been declared effective by the SEC and take certain other actions as are required to permit unrestricted resales of the Original Notes or the Exchange Notes, as the case may be. A noteholder selling Original Notes or Exchange Notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement applicable to such noteholder (including certain indemnification obligations). In addition, each holder of the Original Notes or Exchange Notes to be registered under the shelf registration statement will be required to deliver information to be used in connection with the shelf registration statement within the time period set forth in the registration rights agreement in order to have such holder’s Original Notes or Exchange Notes included in the shelf registration statement and to benefit from the provisions regarding additional interest set forth in the following paragraph.
Additional Interest
If the exchange offer registration statement is not on file with the SEC on or prior to the Target Filing Date, or, if applicable, the shelf registration statement is required to be filed but is not on file with the SEC on or prior to the Target Filing Date, or if applicable, the shelf registration statement is declared effective but thereafter ceases to be effective or usable and such failure to remain effective or usable exists for more than 120 days (whether or not consecutive) in any 12-month period (in each case subject to certain exceptions), then, upon the occurrence of any such events, additional interest shall accrue on the principal amount of the Original Notes at a rate of 0.25% per annum for the first 90-day period beginning on and including such date, increasing by an additional 0.25% per annum with respect to any subsequent 90-day period up to a maximum amount of additional interest of 0.50% in the aggregate per annum thereafter, until the Original Notes cease to be registrable securities or, if earlier, when the exchange offer is completed, the shelf registration statement becomes effective or, if such shelf registration statement ceased to be effective, when such shelf registration statement again becomes effective. Such interest will be computed ratably on the basis of twelve 30-day months.
Under certain circumstances, we and the guarantors may delay the filing or the effectiveness of the exchange offer registration statement or the shelf registration statement and will not be required to maintain the effectiveness thereof or amend or supplement the exchange offer registration statement or the shelf registration statement for one or more periods not to exceed an aggregate of 120 days during any 12-month period. Any delay period will not defer our obligation to pay additional interest.
This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. A copy of each registration rights agreement is an exhibit to the registration statement that includes this prospectus.
Terms of the Exchange Offer
Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Original Notes properly tendered and not withdrawn prior to the expiration time of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Original Notes surrendered under the exchange offer and accepted by us. Original Notes may be tendered only in integral multiples of $1,000, subject to a $2,000 minimum, and untendered Original Notes may only be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.
The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except the Exchange Notes will not be subject to transfer restrictions and holders of the Exchange Notes, with limited exceptions, will have no registration rights. Also, the Exchange Notes will not include provisions contained in the Original Notes that required payment of additional interest in the event we failed to satisfy our registration obligations with respect to the Original Notes. Each series of Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the related Original Notes.
The exchange offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange.
As of the date of this prospectus, $800,000,000 in aggregate principal amount of the unregistered 2.250% Senior Notes due 2026, $1,100,000,000 in aggregate principal amount of the unregistered 3.375% Senior Notes due 2029, and $1,100,000,000 in aggregate principal amount of the unregistered 3.500% Senior Notes due 2031 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the Original Notes. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the exchange offer.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the SEC rules and regulations. Original Notes that are not tendered for exchange in the exchange offer:
•	will remain outstanding;
•	will continue to accrue interest; and
•	will be entitled to the rights and benefits that holders have under the indenture relating to such notes and, under limited circumstances, the registration rights agreement.
We will be deemed to have accepted for exchange properly tendered Original Notes when we have given written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us. We will issue the Exchange Notes promptly after the expiration of the exchange offer.

If you tender Original Notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details about fees and expenses incurred in the exchange offer.
We will return any Original Notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
The exchange offer is not subject to any federal or state regulatory requirements or approvals other than securities laws and blue sky laws.
Expiration Time
The exchange offer will expire at 5:00 p.m., New York City time, on June 22, 2022, unless at our sole discretion we extend the exchange offer.
Extensions, Delay in Acceptance, Termination or Amendment
We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any Original Notes by giving oral or written notice of the extension to their holders. During any such extensions, all Original Notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.
To extend the exchange offer, we will notify the exchange agent orally or in writing (if oral to be promptly confirmed in writing) of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.
If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied with respect to the exchange offer, we reserve the right, at our sole discretion:
•	to extend the exchange offer;
•	to delay accepting for exchange any Original Notes; or
•	to terminate the exchange offer.
We will give oral or written notice (if oral to be promptly confirmed in writing) of such extension, delay or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.
Any such extension, delay in acceptance, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the Original Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement and we will extend the offer period if necessary so that at least five business days remain in the offer period following notice of the material change. We will distribute the supplement to the registered holders of the Original Notes. Depending on the significance of the amendment and the manner of disclosure to the registered holders, we may extend, pursuant to the terms of the registration rights agreement and the requirements of federal securities law, the exchange offer if the exchange offer would otherwise expire during such period.
Without limiting the manner in which we may choose to make public announcements of any extension, delay in acceptance, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer
Notwithstanding any other provision of the exchange offer and subject to the terms of the registration rights agreement, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Original Notes and may terminate or amend the exchange offer, if at any time before the expiration time of the exchange offer any of the following events occur:
•	any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or
•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.
In addition, we will not be obligated to accept for exchange the Original Notes of any holder that has not made to us:
•	the representations described under “—Procedures for Tendering” and “Plan of Distribution;” and
•
such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the Exchange Notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer notwithstanding the satisfaction of the foregoing, and to reject for exchange any Original Notes upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, non-acceptance, termination or amendment to the holders of the Original Notes as promptly as practicable.
These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times at our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration time of the exchange offer.
In addition, we will not accept for exchange any Original Notes tendered, and will not issue Exchange Notes in exchange for any such Original Notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures relating to the Exchange Notes under the Trust Indenture Act of 1939.
Procedures for Tendering
How to Tender Generally
Only a holder of the Original Notes as determined by our records or those of Deutsche Bank Trust Company Americas, as trustee or DTC may tender Original Notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of DTC, described below.
To complete a physical tender, a holder must:
•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;
•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;
•	mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration time; and
•	deliver the Original Notes to the exchange agent prior to the expiration time.
To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary—The Exchange Agent” prior to the expiration time.
To complete a tender through DTC’s automated tender offer program, the exchange agent must receive, prior to the expiration time, a timely confirmation of book-entry transfer of such Original Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message.

The tender by a holder that is not withdrawn prior to the expiration time and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
THE METHOD OF DELIVERY OF ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION TIME. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.
How to Tender if You Are a Beneficial Owner
If you beneficially own Original Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those Original Notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either:
•	make appropriate arrangements to register ownership of the Original Notes in your name, or
•	obtain a properly completed bond power from the registered holder of your Original Notes.
The transfer of registered ownership may take considerable time and may not be completed prior to the expiration time.
Signatures and Signature Guarantees
You must have signatures on a letter of transmittal or a notice of withdrawal described below under “—Withdrawal of Tenders” guaranteed by an eligible institution unless the Original Notes are tendered:
•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•	for the account of an eligible institution.
An “eligible institution” is member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.
When Endorsements or Bond Powers Are Needed
If a person other than the registered holder of any Original Notes signs the letter of transmittal, the Original Notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder’s name appears on the Original Notes. An eligible institution must guarantee that signature.
If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
Tendering Through DTC’s Automated Tender Offer Program
The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Original Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

An agent’s message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:
•	DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering Original Notes that are the subject of such book-entry confirmation;
•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and
•	we may enforce the agreement against such participant.
Determinations Under the Exchange Offer
We will determine at our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Original Notes and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of our counsel, might be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.
Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration time.
When We Will Issue Exchange Notes
In all cases, we will issue Exchange Notes for Original Notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:
•	Original Notes or a timely book-entry confirmation of transfer of such Original Notes into the exchange agent’s account at DTC; and
•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
Return of Original Notes Not Accepted or Exchanged
If we do not accept any tendered Original Notes for exchange for any reason described in the terms and conditions of the exchange offer or if Original Notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged Original Notes without expense to their tendering holder. In the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.
Your Representations to Us
By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
•	you hold all right, title and interest in and to the Original Notes;
•	you transfer all right, title and interest in the Original Notes to us in exchange for the Exchange Notes free and clear of all liens, encumbrances, or rights or interests of third parties;
•	any Exchange Notes to be received by you will be acquired in the ordinary course of your business;
•
you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•
you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of us or any guarantor, or if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes; and
•
if you are a Participating Broker-Dealer that will receive Exchange Notes for your own account in exchange for Original Notes acquired as a result of market-making or other trading activities, you will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make available a prospectus meeting the requirements of the Securities Act to purchasers) in connection with any resale of such Exchange Notes.

Book-Entry Transfer
The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer such Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.
Resales
Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make available a prospectus meeting the requirements of the Securities Act to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration time. For a withdrawal to be effective:
•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary—The Exchange Agent;” and
•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program.
Any notice of withdrawal must:
•	specify the name of the person who tendered the Original Notes to be withdrawn;
•	identify the Original Notes to be withdrawn, including the registration number or numbers and the principal amount of such Original Notes;
•
be signed by the person who tendered the Original Notes in the same manner as the original signature on the letter of transmittal used to deposit those Original Notes or be accompanied by documents of transfer sufficient to permit the Trustee to register the transfer in the name of the person withdrawing the tender; and

•	specify the name in which such Original Notes are to be registered, if different from that of the person who tendered the Original Notes.
If Original Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes and otherwise comply with the procedures of DTC.
We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any Original Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
Any Original Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Original Notes will be credited to an account maintained with DTC for the Original Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Original Notes by following one of the procedures described above under “—Procedures for Tendering” at any time on or prior to the expiration time.

Fees and Expenses
We will bear the expenses of soliciting tenders. We may make solicitation by mail, facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange.
We will pay cash expenses to be incurred in connection with the exchange offer. They include:
•	SEC registration fees for the Exchange Notes;
•	fees and expenses of the exchange agent and the Trustee;
•	accounting and legal fees;
•	printing costs; and
•	related fees and expenses.
Transfer Taxes
If you tender your Original Notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of Original Notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:
•
certificates representing Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered;

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or
•	a transfer tax is imposed for any reason other than the exchange of Original Notes for Exchange Notes in the exchange offer.
If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of Exchange Notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.
Accounting Treatment
We will record the Exchange Notes at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.
Consequences of Failure to Exchange
If you do not exchange your Original Notes for Exchange Notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the Original Notes. In general, you may not offer or sell the Original Notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Original Notes under the Securities Act. We generally have no obligation to re-offer to exchange the Exchange Notes for Original Notes following the expiration of the exchange offer. The tender of Original Notes in the exchange offer will reduce the outstanding principal amount of the Original Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect on, and increase the volatility of, the market price of any Original Notes that you continue to hold. See “Risk Factors—Risks Related to the Exchange Offer—If you do not exchange your Original Notes, your Original Notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your outstanding Original Notes.”

Other
Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.
In the future, we may at our discretion seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any Original Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Original Notes, except as required by the registration rights agreement.

DESCRIPTION OF NOTES
General
T-Mobile USA, Inc., a Delaware corporation (the “Issuer”), is offering to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $800,000,000 in aggregate principal amount of 2.250% Senior Notes due 2026 (the “2026 Exchange Notes”), $1,100,000,000 in aggregate principal amount of 3.375% Senior Notes due 2029 (the “2029 Exchange Notes”), and $1,100,000,000 in aggregate principal amount of 3.500% Senior Notes due 2031 (the “2031 Exchange Notes” and, together with the 2026 Exchange Notes and the 2029 Exchange Notes, the “Exchange Notes”) for, in each case, an equal amount of its outstanding 2.250% Senior Notes due 2026 (the “2026 Original Notes” and collectively with the 2026 Exchange Notes, the “2026 Notes”), 3.375% Senior Notes due 2029 (the “2029 Original Notes” and collectively with the 2029 Exchange Notes, the “2029 Notes”), and 3.500% Senior Notes due 2031 (the “2031 Original Notes” and collectively with the 2031 Exchange Notes, the “2031 Notes” and the 2031 Original Notes together with the 2026 Original Notes and the 2029 Original Notes, the “Original Notes” and collectively with the Exchange Notes, the “Notes”).
The Original Notes were issued, and the Exchange Notes will be issued, under a base indenture (the “Base Indenture”), dated as of April 28, 2013, among the Issuer, certain Guarantors and Deutsche Bank Trust Company Americas, as trustee (together with its successors and assigns, the “Trustee”), as supplemented (i) with respect to the 2026 Notes by the Forty-Third Supplemental Indenture, dated as of January 14, 2021 (the “2026 Notes Supplemental Indenture”), (ii) with respect to the 2029 Notes by the Forty-Seventh Supplemental Indenture, dated as of March 23, 2021 (the “2029 Notes Supplemental Indenture”) and (iii) with respect to the 2031 Notes by the Forty-Eighth Supplemental Indenture, dated as of March 23, 2021 (the “2031 Notes Supplemental Indenture” and each of the 2026 Notes Supplemental Indenture, the 2029 Notes Supplemental Indenture and the 2031 Notes Supplemental Indenture, with respect to the applicable series, the “Supplemental Indenture”), each among the Issuer, T-Mobile US, Inc., a Delaware corporation and the direct parent company of the Issuer (“Parent”), the Subsidiary Guarantors, the Trustee, Deutsche Bank Trust Company Americas, as paying agent and Deutsche Bank Trust Company Americas, as registrar and transfer agent.
The 2026 Original Notes were an additional issuance of the 2.250% Senior Notes due 2026 issued by the Issuer in an aggregate principal amount of $1,000,000,000 on January 14, 2021 (the “Existing Registered 2026 Notes”) in an offering registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The 2026 Original Notes are consolidated with and form a single series with the Existing Registered 2026 Notes and have the same respective terms except for the settlement date and offering price, and except that the Existing Registered 2026 Notes generally are freely tradable and do not contain certain terms with respect to registration rights and additional interest. However, the 2026 Original Notes are not fungible with the Existing Registered 2026 Notes, and unless and until exchanged for 2026 Exchange Notes pursuant to this exchange offer, the 2026 Original Notes will have separate CUSIP numbers from, and will not be fungible with, the Existing Registered 2026 Notes.
The 2029 Original Notes were an additional issuance of the 3.375% Senior Notes due 2029 issued by the Issuer in an aggregate principal amount of $1,250,000,000 on March 23, 2021 (the “Existing Registered 2029 Notes”) in an offering registered pursuant to the Securities Act. The 2029 Original Notes are consolidated with and form a single series with the Existing Registered 2029 Notes and have the same respective terms except for the settlement date and offering price, and except that the Existing Registered 2029 Notes generally are freely tradable and do not contain certain terms with respect to registration rights and additional interest. However, the 2029 Original Notes are not fungible with the Existing Registered 2029 Notes, and unless and until exchanged for 2029 Exchange Notes pursuant to this exchange offer, the 2029 Original Notes will have separate CUSIP numbers from, and will not be fungible with, the Existing Registered 2029 Notes.
The 2031 Original Notes were an additional issuance of the 3.500% Senior Notes due 2031 issued by the Issuer in an aggregate principal amount of $1,350,000,000 on March 23, 2021 (the “Existing Registered 2031 Notes”) in an offering registered pursuant to the Securities Act. The 2031 Original Notes are consolidated with and form a single series with the Existing Registered 2031 Notes and have the same respective terms except for the settlement date and offering price, and except that the Existing Registered 2031 Notes generally are freely tradable and do not contain certain terms with respect to registration rights and additional interest. However, the 2031 Original Notes are not fungible with the Existing Registered 2031 Notes, and unless and until exchanged for 2031 Exchange Notes pursuant to this exchange offer, the 2031 Original Notes will have separate CUSIP numbers from, and will not be fungible with, the Existing Registered 2031 Notes.

In this Description of Notes, the term “Indenture” refers to the Base Indenture as supplemented separately by the Supplemental Indenture for the applicable series of Notes. The terms of the Notes of each series include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
In this Description of Notes, (i) the “Issuer” refers only to T-Mobile USA, Inc. and not to any of its Subsidiaries and (ii) “Parent” refers only to T-Mobile US, Inc. and not to any of its Subsidiaries.
The obligations and covenants of the Issuer described in this Description of Notes are only of the Issuer, and not of Parent. Although Parent is a Guarantor of the Original Notes and will be a Guarantor of the Exchange Notes, Parent and any of its Subsidiaries that are not the Issuer or the Issuer’s Restricted Subsidiaries generally are not and will not be subject to any of the obligations and covenants described hereunder.
The following description is a summary of the material provisions of the Indenture applicable to both the Exchange Notes and the Original Notes. As such, when we refer to a series of Notes, we are describing the material provisions of the corresponding series of both the Original Notes and the Exchange Notes, and when we refer to the Notes, we are describing the material provisions of both the Original Notes and the Exchange Notes. The following description does not restate the terms of the Indenture in their entirety. We urge you to read the Indenture in its entirety because it, and not this Description of Notes, defines your rights as a holder of Original Notes or Exchange Notes, as applicable. For more information on how you can obtain a copy of the Base Indenture and the Supplemental Indentures, see “Where You Can Find More Information.” You can find the definitions of certain terms used in this Description of Notes under the caption “—Certain Definitions” below. Certain defined terms used in this Description of Notes but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.
The registered holder of a Note will be treated as the owner of such Note for all purposes. Only registered holders will have rights under the Indenture. The Original Notes were issued initially in a private transaction that was not subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).
Brief Description of the Notes and the Note Guarantees
The Notes
The Original Notes of each series are, and the Exchange Notes of each series will be:
•	general unsecured, unsubordinated obligations of the Issuer;
•	senior in right of payment to any future Indebtedness of the Issuer to the extent that such future Indebtedness provides by its terms that it is subordinated in right of payment to the Notes;
•
equal in right of payment with any of the Issuer’s existing and future Indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, the obligations under the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes, the Existing Sprint Unsecured Notes, the Credit Agreement and the Tower Obligations;

•
effectively subordinated to all existing and future secured indebtedness of the Issuer, including, without limitation, obligations under the Outstanding T-Mobile Secured Notes and the Credit Agreement, in each case to the extent of the value of the Issuer’s assets securing such indebtedness;

•
structurally subordinated to all of the liabilities and other obligations of the Issuer’s subsidiaries that are not obligors with respect to the Notes, including the Existing Sprint Spectrum-Backed Notes, factoring arrangements and tower obligations; and

•	unconditionally guaranteed on a senior unsecured basis by Parent and the Subsidiary Guarantors.
See “Risk Factors—Risks Related to the Notes—The Notes and the Guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness, including the Outstanding T-Mobile Secured Notes and borrowings under the Credit Agreement” and “Risk Factors—Risks Related to the Notes—The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.”
The Note Guarantees
The Original Notes are, and the Exchange Notes will be, guaranteed by (i) Parent and any Wholly-Owned Subsidiary of the Issuer that (x) is not an Excluded Subsidiary and (y) is an obligor under (1) the Credit Agreement or (2) assuming such Subsidiary is not an Unrestricted Subsidiary, any capital markets debt securities in an aggregate principal amount in excess of $500.0 million and (ii) any future direct or indirect Subsidiary of Parent or any Subsidiary of Parent that directly or indirectly owns Capital Stock of the Issuer. Such entities are expected to include the Issuer’s Domestic Subsidiaries that are not Excluded Subsidiaries. These Note Guarantees are (with respect to Original Notes) or will be (with respect to Exchange Notes) joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee is (with respect to Original Notes) or will be (with respect to Exchange Notes) limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—The Guarantees may be avoidable and therefore not be enforceable because of fraudulent conveyance or fraudulent transfer laws.”
Each Note Guarantee of the Notes by a Guarantor is (with respect to Original Notes) or will be (with respect to Exchange Notes):
•	a general unsecured, unsubordinated obligation of such Guarantor;
•
senior in right of payment to any future Indebtedness of that Guarantor to the extent that such future Indebtedness provides by its terms that it is subordinated in right of payment to such Guarantor’s Note Guarantee;

•
equal in right of payment with any of the Guarantor’s existing and future Indebtedness and other liabilities that are not by their terms subordinated in right of payment to the Notes, including, without limitation, obligations under the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes, the Existing Sprint Unsecured Notes and the Credit Agreement;

•
effectively subordinated to any Subsidiary Guarantor’s existing and future secured Indebtedness, including, without limitation, obligations under the Outstanding T-Mobile Secured Notes and the Credit Agreement, in each case to the extent of the value of the assets of such Subsidiary Guarantor securing such Indebtedness; and

•	structurally subordinated to all of the Indebtedness and other obligations of any Subsidiaries of such Guarantor that are not obligors with respect to the Notes.
See “Risk Factors—Risks Related to the Notes—The Notes and the Guarantees will be unsecured and effectively subordinated to the Issuer’s and the guarantors’ existing and future secured indebtedness, including the Outstanding T-Mobile Secured Notes and borrowings under the Credit Agreement” and “Risk Factors—Risks Related to the Notes—The Notes and the Guarantees will be structurally subordinated to the indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries.”
The Issuer’s existing and future Subsidiaries are or will be required to guarantee the Notes only under the circumstances described below under the subheading “—Certain Covenants—Additional Note Guarantees.” In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay their trade creditors and the holders of their other debt and obligations before they will be able to distribute any of their assets to the Issuer.
As of the date of this prospectus, all of the Issuer’s Subsidiaries other than Connect CCC, LLC, Sprint Federal Operations, LLC, T-Mobile Airtime Funding LLC, T-Mobile Handset Funding LLC and T-Mobile Ventures LLC are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Issuer’s Unrestricted Subsidiaries will not guarantee the Notes.
Except as otherwise provided in the following paragraph, prior to the occurrence of an Investment Grade Event Election, a Guarantor of the Notes of any series (other than Parent) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer or another Guarantor, unless:
(1)	immediately after giving effect to that transaction, no Default or Event of Default exists in respect of the Notes of such series; and

(2)	either:
(a)
subject to the following paragraph and if it is not already a Guarantor of the Notes of such series, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee of the Notes of such series pursuant to a supplemental indenture; or

(b)
such sale or other disposition complies with the “Asset Sale” provisions of the Indenture (it being understood that only such portion of the Net Proceeds as is or is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be so applied).

The Note Guarantee of a Guarantor will be automatically and unconditionally released in respect of the Notes of any series:
(1)
only in the case of a Subsidiary Guarantor, at such time as such Subsidiary Guarantor (i) is not, (ii) is released or relieved as, or (iii) ceases (or substantially concurrently will cease) to be, a borrower or guarantor under the Credit Agreement and under the Existing T-Mobile Secured Notes, except by or as a result of payment under such guarantee or direct obligation;

(2)
only in the case of a Subsidiary Guarantor, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition is not prohibited by the “Asset Sale” provisions of the Indenture;

(3)
only in the case of a Subsidiary Guarantor, if for any reason such Subsidiary Guarantor ceases to be a Wholly-Owned Subsidiary of the Issuer; provided, that any Subsidiary Guarantor that ceases to constitute a Subsidiary Guarantor or becomes an Excluded Subsidiary solely by virtue of no longer being a Wholly-Owned Subsidiary (a “Partially Disposed Subsidiary”) shall only be released from its Note Guarantee to the extent that the other person taking an equity interest in such Partially Disposed Subsidiary is not an affiliate of the Issuer that is controlled by Parent, DT or any of their respective subsidiaries or an employee of any of the foregoing;

(4)
upon the legal defeasance, covenant defeasance, or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;

(5)	upon the liquidation or dissolution of any Subsidiary Guarantor, provided that no Event of Default has occurred that is continuing;
(6)	upon the merger or consolidation of any Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger or consolidation;
(7)	in the case of a Subsidiary Guarantor, at the time of an Investment Grade Event Election; or
(8)	if the Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture.
Principal, Maturity and Interest
The Issuer may issue further additional Notes of any series from time to time, and such additional Notes of such series may be issued under the Base Indenture as supplemented either by the Supplemental Indenture for such series of Notes or one or more other supplemental indentures. The 2026 Original Notes issued by the Issuer in an aggregate principal amount of $800,000,000 on May 13, 2021, the 2029 Original Notes issued by the Issuer in an aggregate principal amount of $1,100,000,000 on May 13, 2021, and the 2031 Original Notes issued by the Issuer in an aggregate principal amount of $1,100,000,000 on May 13, 2021, constitute additional Notes of the applicable series under the Indenture. Any issuance of additional Notes is subject to all of the covenants in the Indenture including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The Notes of any series and any additional Notes of such series subsequently issued, together with any Exchange Notes issued with respect to such series in accordance with the Registration Rights Agreement, will be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that any additional Notes that are not fungible with the Notes of any series (or with any other additional Notes of that series) for U.S. federal income tax purposes will have a separate CUSIP, ISIN, common code or other identifying number, as applicable.
The Issuer issued the Original Notes, and will issue the Exchange Notes, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The 2026 Notes will mature on February 15, 2026, the 2029 Notes will mature on April 15, 2029, and the 2031 Notes will mature on April 15, 2031.
Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid (and, in the case of Exchange Notes, interest will accrue from the date of original issuance or, if interest has already been paid on the corresponding Original Notes exchanged therefor, the date it was most recently paid on such Original Notes). If an interest payment date or the maturity date falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest shall accrue for the intervening period. Interest on the Original Notes is, and interest on the Exchange Notes will be, computed on the basis of a 360-day year consisting of twelve 30-day months.
Interest on the 2026 Original Notes accrues, and interest on the 2026 Exchange Notes will accrue, at the rate of 2.250% per annum; interest on the 2029 Original Notes accrues, and interest on the 2029 Exchange Notes will accrue, at the rate of 3.375% per annum; and interest on the 2031 Original Notes accrues, and interest on the 2031 Exchange Notes will accrue, at the rate of 3.500% per annum.
Interest on the 2026 Original Notes is, and interest on the 2026 Exchange Notes will be, payable semiannually in arrears on February 15 and August 15. The Issuer will make each interest payment to the holders of record of the 2026 Notes on the immediately preceding February 1 or August 1 (whether or not a Business Day). Interest on the 2029 Original Notes and the 2031 Original Notes is, and interest on the 2029 Exchange Notes and the 2031 Exchange Notes will be, payable semiannually in arrears on April 15 and October 15. The Issuer will make each interest payment to the holders of record of the 2029 Notes and the 2031 Notes on the immediately preceding April 1 or October 1 (whether or not a Business Day).
Payments of principal of and interest on the Notes issued in book-entry form or definitive form, if any, will be made as described below under the caption “—Methods of Receiving Payments on the Notes.”
The Original Notes of each series are, and the Exchange Notes of each series initially will be, evidenced by one or more global notes deposited with a custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”).
Listing
The Notes are not, and the Issuer does not intend to apply for the Notes to be, listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system.
Methods of Receiving Payments on the Notes
If a holder of a definitive note has given wire transfer instructions to the Issuer and the Issuer is the paying agent, the Issuer will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions until given written notice to the contrary. All other payments on the Notes will be made at the Corporate Trust Office of the Trustee, unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the books and records of the registrar.
Paying Agent and Registrar for the Notes
The Trustee will initially act as paying agent, registrar and transfer agent where Notes may be presented for payment. The Issuer may change the paying agent, registrar or transfer agent without prior notice to the holders of the Notes, and the Issuer or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

A holder of a definitive note may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes relating to, arising out of, or in connection with such transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described below under the caption “—Repurchase at the Option of Holders.”
As market conditions warrant, the Issuer and its affiliates may from time to time seek to purchase their outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing such indebtedness, any purchases made by the Issuer may be funded by the use of cash on its balance sheet or the incurrence of new secured or unsecured debt, including borrowings under credit facilities. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series.
Optional Redemption
2026 Notes
At any time prior to February 15, 2023, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2026 Notes issued under the applicable Indenture, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 102.250% of the principal amount of 2026 Notes redeemed plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date, subject to the rights of holders of 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date, with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of the Issuer or contributions to the Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:
•
at least 50% of the aggregate principal amount of the 2026 Notes issued under the applicable Indenture (excluding 2026 Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•
the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by the Issuer or the date of contribution to the Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests of Parent.

On or after February 15, 2023, the Issuer may redeem all or a part of the 2026 Notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount of 2026 Notes redeemed) set forth below plus accrued and unpaid interest, if any, on the 2026 Notes redeemed to, but not including, the applicable redemption date, if redeemed during the twelve month period beginning on February 15 of the years indicated below, subject to the rights of holders of 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date:
Year	Percentage
2023	101.125%
2024	100.563%
2025 and thereafter	100.000%
At any time prior to February 15, 2023, the Issuer may also redeem all or a part of the 2026 Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of 2026 Notes redeemed plus the Applicable Premium for the 2026 Notes as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of 2026 Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2026 Notes or portions thereof called for redemption on the redemption date.
2029 Notes
At any time prior to April 15, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2029 Notes issued under the applicable Indenture, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 103.375% of the principal amount of 2029 Notes redeemed plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date, subject to the rights of holders of 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date, with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of the Issuer or contributions to the Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:
•
at least 50% of the aggregate principal amount of the 2029 Notes issued under the applicable Indenture (excluding 2029 Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•
the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by the Issuer or the date of contribution to the Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests of Parent.

On or after April 15, 2024, the Issuer may redeem all or a part of the 2029 Notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount of 2029 Notes redeemed) set forth below plus accrued and unpaid interest, if any, on the 2029 Notes redeemed to, but, not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 15 of the years indicated below, subject to the rights of holders of 2029 Notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:
Year	Percentage
2024	101.688%
2025	100.844%
2026 and thereafter	100.000%
At any time prior to April 15, 2024, the Issuer may also redeem all or a part of the 2029 Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of 2029 Notes redeemed plus the Applicable Premium for the 2029 Notes as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of 2029 Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date.
Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2029 Notes or portions thereof called for redemption on the redemption date.
2031 Notes
At any time prior to April 15, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of the 2031 Notes issued under the applicable Indenture, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 103.500% of the principal amount of 2031 Notes redeemed plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date, subject to the rights of holders of 2031 Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date, with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of the Issuer or contributions to the Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests (other than Disqualified Stock) of Parent; provided that:
•
at least 50% of the aggregate principal amount of the 2031 Notes issued under the applicable Indenture (excluding 2031 Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•
the redemption occurs within 180 days of the date of the closing of such sale of Equity Interests by the Issuer or the date of contribution to the Issuer’s common equity capital made with an amount equal to the net cash proceeds of one or more sales of Equity Interests of Parent.

On or after April 15, 2026, the Issuer may redeem all or a part of the 2031 Notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount of 2031 Notes redeemed) set forth below plus accrued and unpaid interest, if any, on the 2031 Notes redeemed to, but, not including, the applicable redemption date, if redeemed during the twelve month period beginning on April 15 of the years indicated below, subject to the rights of holders of 2031 Notes on the relevant record date to receive interest on the relevant interest payment date for periods prior to such redemption date:
Year	Percentage
2026	101.750%
2027	101.167%
2028	100.583%
2029 and thereafter	100.000%
At any time prior to April 15, 2026, the Issuer may also redeem all or a part of the 2031 Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of 2031 Notes redeemed plus the Applicable Premium for the 2031 Notes as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of 2031 Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such redemption date.
Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the 2031 Notes or portions thereof called for redemption on the redemption date.
For the avoidance of doubt, the requirement to pay any Applicable Premium shall not arise in connection with any recovery of amounts due as a result of any breach of any covenant contained in the Indenture or the applicable Notes except where the transaction resulting in such breach was consummated with the intent to breach such covenant.
Prescription
Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the Notes must be commenced within six years after the payment thereof is due; thereafter our payment obligations will generally become unenforceable. In addition, the Indenture will prohibit the Trustee and the holders from accelerating the obligations under the Notes with respect to or as a result of an Event of Default consisting of any action taken, and reported publicly or to holders of Notes, more than two years prior to the declaration of such acceleration.
Repurchase at the Option of Holders
Change of Control Triggering Event
If a Change of Control Triggering Event occurs with respect to any series of Notes, each holder of outstanding Notes of such series will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes of such series pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date for periods prior to such repurchase date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Issuer will send a notice (the “Change of Control Offer”) to each holder of Notes to which such Change of Control Triggering Event applies and the Trustee describing the transaction or transactions and identifying the rating decline that together constitute the Change of Control Triggering Event and offering to repurchase the Notes of such series on the Change of Control Payment Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Indenture, or compliance with the Change of Control Triggering Event provisions of the Indenture would constitute a violation of any such laws or regulations, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Indenture by virtue of such compliance. In connection with the tender of any Notes with respect to a Change of Control Triggering Event, the tendering holder shall provide good title to the Notes, free and clear of all liens and encumbrances, and shall represent and warrant that such holder is presenting good title, free and clear of all liens and encumbrances, and such other representations and warranties as are customary.
On the Change of Control Payment Date, the Issuer will, to the extent lawful:
(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
(3)
deliver or cause to be delivered to the paying agent the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly make payment, to each holder of Notes properly tendered, of the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount equal to $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the holders of the Notes to require, or otherwise provide, that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
Notwithstanding the foregoing, the Issuer will not be required to make a Change of Control Offer with respect to any series of the Notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer for such series of Notes in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes of such series properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption with respect to such series has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement has been executed for a transaction that would constitute a Change of Control at the time of making of the Change of Control Offer.
In the event that holders of not less than 90% of the aggregate principal amount of the outstanding Notes of a series accept a Change of Control Offer and the Issuer purchases all of the Notes of such series held by such holders, the Issuer will have the right, upon not less than 10 nor more than 60 days’ notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes of such series that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on the Notes of such series that remain outstanding, to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of, prior to the occurrence of an Investment Grade Event Election, the Issuer and its Restricted Subsidiaries taken as a whole, and following the occurrence of an Investment Grade Event Election, Parent and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.
Asset Sales
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)
the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the consideration received by the Issuer or such Restricted Subsidiary in the Asset Sale and all other Asset Sales since the Closing Date is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on the Issuer’s most recent consolidated balance sheet (or as would be shown on the Issuer’s consolidated balance sheet as of the date of such Asset Sale), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantees) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(b)
any securities, notes or other obligations received by the Issuer, or any such Restricted Subsidiary, from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days after such Asset Sale, to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion;

(c)
consideration consisting of Indebtedness of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness) received after the Series Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(d)
any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at any time outstanding, not to exceed 5% of the Issuer’s Total Assets (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Notwithstanding the foregoing, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash, Cash Equivalents or Replacement Assets portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.
Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or a Restricted Subsidiary may apply an amount equal to such Net Proceeds:
(1)	to purchase Replacement Assets;
(2)
to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness and other Obligations under a Credit Facility or Indebtedness secured by property that is subject to such Asset Sale and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(3)
to prepay, repay, defease, redeem, purchase or otherwise retire Obligations under Indebtedness that is not Subordinated Indebtedness other than the Indebtedness described in clause (2) above (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably prepay, repay, defease, redeem, purchase or otherwise retire (or offer to prepay, repay, defease, redeem, purchase or otherwise retire, as applicable) Obligations under the Notes on a pro rata basis for no less than 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but not including, the applicable redemption date; or
(4)
if the assets subject to such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to prepay, repay, defease, redeem, purchase or otherwise retire Indebtedness of such Restricted Subsidiary or Indebtedness of any other Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or any Restricted Subsidiary.

Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer or a Restricted Subsidiary enters into a binding written agreement committing the Issuer or such Restricted Subsidiary, subject to customary conditions, to an application of funds of the kind described in clause (1) above, the Issuer or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.
Pending the final application of any Net Proceeds of an Asset Sale, the Issuer may temporarily reduce revolving credit borrowings or otherwise use the Net Proceeds in any manner that is not prohibited by the Indenture.
An amount equal to any Net Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, within 20 days thereof, the Issuer shall apply the entire aggregate amount of unutilized Excess Proceeds (not only the amount in excess of $100.0 million) to make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions requiring the Issuer to make an offer to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and purchase or redeem such other pari passu Indebtedness that may be purchased or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness that may be purchased or redeemed with Excess Proceeds, plus accrued and unpaid interest, if any, to, but not including, the date of consummation of the purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in response to such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer will select such other pari passu Indebtedness to be purchased or redeemed on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, or compliance with the Asset Sale provisions of the Indenture would constitute a violation of any such laws or regulations, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
The agreements governing the Issuer’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and may prohibit repurchases of or other prepayments in respect of the Notes. The exercise by the holders of the Notes of their right to require the Issuer to repurchase the Notes upon a Change of Control Triggering Event or an Asset Sale could cause a default under these other agreements, even if the Change of Control Triggering Event or Asset Sale itself does not, due to the financial effect of such repurchases or other prepayments on the Issuer. In the event a Change of Control Triggering Event or Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of the holders of such Indebtedness to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the applicable Indenture that could, in turn, constitute a default under the other Indebtedness. Finally, the Issuer’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuer’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—The indentures governing the Notes, the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes and the Existing Sprint Unsecured Notes, the Credit Agreement and other financing arrangements include or will include restrictive covenants that limit our operating flexibility.”
Selection and Notice
If less than all of the Notes of a series are to be redeemed, the Trustee will select Notes of such series for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange or depositary requirements.
No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be sent electronically or mailed by first class mail at least 10 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes of a series or a satisfaction and discharge of the Indenture with respect to such series. Any such notice of redemption may, at the Issuer’s discretion, state that such redemption is subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of Indebtedness or other corporate transaction or event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date (whether the original redemption date or the redemption date so delayed). In addition, the Issuer may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. If in definitive form a new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original note. Except to the extent that a notice of redemption is conditional, Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Certain Covenants
Changes in Covenants When Notes Rated Investment Grade
If on any date following the Series Issue Date with respect to a series of Notes:
(1)	the Notes of such series are rated Investment Grade by two out of the three Rating Agencies; and
(2)
no Default or Event of Default shall have occurred and be continuing with respect to the Notes of such series (other than with respect to the covenants specifically listed under the following captions), then, beginning on that day, the covenants specifically listed under the following captions in this prospectus will cease to apply to such series of Notes and will not be later reinstated even if the ratings of the Notes of such series should subsequently decline:
(1)	“—Repurchase at the Option of Holders—Asset Sales”;
(2)	“—Restricted Payments”;
(3)	“—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(4)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;
(5)	“—Transactions with Affiliates”;
(6)	“—Designation of Restricted and Unrestricted Subsidiaries”; and
(7)
clauses (3) (to the extent that a Default or Event of Default exists by reason of one or more of the covenants specifically listed in this paragraph) and (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets.”

There can be no assurance that the Notes of any series will ever achieve an Investment Grade rating.
Restricted Payments
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)
declare or pay (without duplication) any dividend, or make any other payment or distribution, on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer and other than dividends or distributions payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2)
purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(b)
the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14), (15), (16) and (17) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)
100% of the Issuer’s Consolidated Cash Flow for the period (taken as one accounting period) from and after the Closing Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times the Issuer’s Consolidated Interest Expense for the same period; plus

(ii)
100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, in each case received by the Issuer after the Closing Date as a contribution to its common equity capital (other than any such contribution resulting, or deemed to result, from the Merger) or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer); plus

(iii)
to the extent that any Restricted Investment that was made after the Closing Date, or, that any Restricted Investment that was made by MetroPCS Wireless, Inc. or any of its Restricted Subsidiaries after November 3, 2006 and prior to the Closing Date (provided that, and solely to the extent that, such Restricted Investment, at the time made, reduced the amount that would be calculated pursuant to clause (g) below), in each case, is sold for cash or Cash Equivalents, or otherwise is liquidated or repaid for cash or Cash Equivalents, an amount equal to such cash and Cash Equivalents; plus
(iv)
to the extent that any Unrestricted Subsidiary of the Issuer designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Issuer’s Investment in such Subsidiary as of the date of such redesignation; other than to the extent such Investment constituted a Permitted Investment; plus

(v)
100% of any cash dividends or cash distributions, and the Fair Market Value of any property other than cash, in each case actually received directly or indirectly by the Issuer or a Restricted Subsidiary of the Issuer that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of the Issuer, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of the Issuer for such period and other than to the extent such Investment constituted a Permitted Investment; minus

(vi)
the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (14) the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” after the Closing Date; plus

(vii)
the amount that would be calculated immediately prior to the consummation of the Merger on the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the September 2010 Senior Notes Indenture, as in effect immediately prior to the effectiveness of the December 2012 Sixth Supplemental Indenture (provided that any calculation of cumulative Consolidated Cash Flow and Consolidated Interest Expense in subclause (A) of such clause (3) shall include (x) the Issuer’s last fiscal quarter ending prior to the Closing Date, and (y) the period from the beginning of the Issuer’s fiscal quarter during which the Closing Date occurs to the Closing Date, in each case, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the consummation of the Merger on the Closing Date).

As of March 31, 2022, the amount calculated pursuant to clause (c)(i)-(vii) above, was approximately $137.1 billion.
The preceding provisions will not prohibit:
(1)
the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)
the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (c)(ii) above; provided, further, that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this paragraph or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” may not also be used to make a Restricted Payment pursuant to this clause (2);

(3)
the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)
the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(5)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent, the Issuer, any Restricted Subsidiary of the Issuer or any direct or indirect parent of the Issuer held by any current or former officer, director, employee or consultant of Parent, the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed an amount equal to $50.0 million in any fiscal year; provided, further, that such amount in any fiscal year may be increased by an amount equal to (a) the net cash proceeds contributed to the Issuer from the sale of Equity Interests of Parent to current or former members of management, directors, consultants or employees that occurs after the Closing Date plus (b) the net cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Closing Date; provided, further, that such amount in any fiscal year shall be reduced by the amount of Indebtedness incurred in such fiscal year pursuant to clause (21) of the second paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)
the repurchase, redemption or other acquisition or retirement of Equity Interests deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Equity Interests represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Equity Interests made in lieu of withholding taxes resulting from the vesting, exercise or exchange of stock options, warrants or other similar rights;

(7)
the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer issued on or after the Closing Date in accordance with the Debt to Cash Flow Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	Permitted Payments to Parent;
(9)
the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent to the extent necessary to comply with law or to prevent the loss or secure the renewal or reinstatement of any FCC License held by the Issuer or any of its Subsidiaries;

(10)
Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (x) used for making a Restricted Payment pursuant to clause (2) of this paragraph or (y) taken into account for purpose of incurring Indebtedness pursuant to clause (14) of the definition of “Permitted Debt” set forth below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	payments made to DT or its Subsidiaries from the proceeds of the Towers Transaction;
(12)
the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control Triggering Event” and “—Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by the holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or otherwise acquired for value;

(13)	Restricted Payments in connection with the Cash Payment, as defined in the Business Combination Agreement;
(14)
the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Debt plus (b) any payments received by the Issuer or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions;

(15)
the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than any Unrestricted Subsidiary whose principal assets consist of cash and Cash Equivalents to the extent such cash and Cash Equivalents were invested in a Permitted Investment);

(16)	other Restricted Payments in an aggregate amount since the Closing Date not to exceed the greater of (x) $1,600.0 million or (y) 6.0% of the Consolidated Cash Flow of the Issuer; and
(17)
any Restricted Payment; provided that the Debt to Cash Flow Ratio calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” after giving effect to such Restricted Payment would be equal to or less than 3.00 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (16) or (17), no Default or Event of Default has occurred and is continuing or would be caused thereby.
For purposes of determining compliance with this “Restricted Payments” covenant, in the event that an Investment or Restricted Payment meets the criteria of more than one of the categories described in clauses (1) through (17) above or one or more of the exceptions contained in the definition of “Permitted Investments”, the Issuer will be permitted to classify all or a portion of such Investment or Restricted Payment on the date of its occurrence, or later reclassify all or a portion of such Investment or Restricted Payment, in any manner that complies with this covenant.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Debt to Cash Flow Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 6.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”), nor will it prohibit the Issuer from issuing the following types of Disqualified Stock or the Issuer’s Restricted Subsidiaries from issuing the following types of Preferred Stock:
(1)
the incurrence by the Issuer and any Subsidiary Guarantor of additional Specified Indebtedness under Credit Facilities, provided that giving effect to such incurrence, the aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) of all Specified Indebtedness under Credit Facilities then outstanding under this paragraph (1) does not exceed the sum of (A) $8.0 billion, plus (B)(i) the greater of (x) $22.0 billion and (y) 1.00x Specified Consolidated Cash Flow, plus (ii) an unlimited amount, so long as on a Pro Forma Basis (and calculated (x) as if any incremental revolving facility were fully drawn on the effective date thereof and (y) excluding any cash constituting proceeds of any Credit Facility), with respect to any Credit Facility that constitutes First Lien Obligations, the First Lien Debt to Cash Flow Ratio does not exceed 2.00 to 1.00 (or, if incurred in connection with a Permitted Acquisition or other Specified Investment, the First Lien Debt to Cash Flow Ratio would not exceed the First Lien Debt to Cash Flow Ratio immediately prior to such Permitted Acquisition or other Specified Investment); provided that Credit Facilities will be deemed to be incurred under the foregoing clause (ii) before clause (i), and to the extent amounts are incurred concurrently under the foregoing clauses (i) and (ii), the applicable ratio may exceed the applicable ratio level set forth in clause (ii) to the extent of such amounts incurred in reliance under clause (i);

(2)	the incurrence by the Issuer and its Restricted Subsidiaries of any Existing Indebtedness or any Series Issue Date Existing Indebtedness;

(3)
the incurrence by the Issuer and the Subsidiary Guarantors of Indebtedness represented by the Existing Registered 2026 Notes, the Existing Registered 2029 Notes and the Existing Registered 2031 Notes issued on the Series Issue Date and the related Note Guarantees;

(4)
the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Financing Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4);

(5)
the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (14), (15), (24) or (25) of this paragraph;

(6)
the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent, the Issuer and any of its Restricted Subsidiaries and any Guarantors; provided, however, that:

(a)
if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuer, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, the Issuer or a Restricted Subsidiary of the Issuer, or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Parent, the Issuer or a Restricted Subsidiary of the Issuer, or a Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:
(a)
any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Parent, the Issuer or a Restricted Subsidiary of the Issuer or a Guarantor; and

(b)
any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, the Issuer or a Restricted Subsidiary of the Issuer, or a Guarantor, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);
(9)
the guarantee by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)
the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any Guarantees or letters of credit functioning as or supporting any of the foregoing;

(11)
the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from (a) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days of notice to the Issuer or any of its Restricted Subsidiaries, (b) in respect of netting, overdraft protection and other arrangement arising under standard business terms of any bank at which the Issuer or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (c) in respect of the financing of insurance premiums in the ordinary course of business, provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (11)(b) and (c) shall not, at any time outstanding, exceed the greater of (x) $1,350.0 million and (y) 5.0% of the Consolidated Cash Flow of the Issuer as of the time of such incurrence;

(12)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;
(13)
the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness for relocation or clearing obligations relating to the Issuer’s or any of its Restricted Subsidiary’s FCC Licenses in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), at any time outstanding not to exceed the greater of (x) $1,900.0 million and (y) 1.0% of the Issuer’s Consolidated Total Assets as of the time of such incurrence;

(14)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Contribution Indebtedness;
(15)
the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt or Indebtedness) used to finance an acquisition of or a merger with another Person, provided that, the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer or a Restricted Subsidiary), on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of this covenant or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of the Issuer immediately prior to such transaction;

(16)
the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary thereof in connection with such disposition;

(17)
the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(18)	the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;
(19)
the incurrence by the Issuer or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (19), not to exceed the greater of (x) $3.8 billion and (y) 2.0% of the Issuer’s Consolidated Total Assets as of the time of such incurrence;

(20)	the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(21)
the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness evidenced by promissory notes subordinated to the Notes and the Note Guarantees issued to current or former employees or directors of

Parent, the Issuer or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of the third paragraph under the covenant described above under the caption “—Restricted Payments,” less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;
(22)	the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;
(23)
to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by the Issuer or any Restricted Subsidiary of such Indebtedness;

(24)	Indebtedness incurred in connection with the Towers Transaction; and
(25)
the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred under this clause (25), when aggregated with the principal amount (or accreted value) of all other Indebtedness then outstanding and incurred pursuant to this clause (25), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (25), does not exceed the greater of (x) $1,350.0 million and (y) 5.0% of the Consolidated Cash Flow of the Issuer and its Subsidiaries for the most recently ended four full fiscal quarters for which financial statements are available.

For purposes of (x) determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (25) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; and (y) determining the amount of Indebtedness that may be incurred pursuant to clause (1)(B)(ii) of the definition of Permitted Debt, the Issuer may elect, pursuant to an officers’ certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.
Liens
Prior to the occurrence of an Investment Grade Event Election, the Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, unless the Notes are equally and ratably secured (except that Liens securing Indebtedness that is contractually subordinated to the Notes shall be expressly subordinate to any Lien securing the Notes to at least the same extent that such Indebtedness is subordinate to the Notes).
Following the occurrence of an Investment Grade Event Election, the Issuer will not, and will not permit any Material Subsidiary to, directly or indirectly, create, incur or assume any Lien securing Indebtedness for Borrowed

Money upon any of its or any Material Subsidiary’s Principal Property or upon Capital Stock or Specified Indebtedness of any Material Subsidiary that directly owns any Principal Property, except Permitted Post-IG Event Election Liens, unless the Notes are equally and ratably secured with (or, at the Issuer’s option, on a senior basis to) the Indebtedness for Borrowed Money so secured. Any Lien created for the benefit of the holders of the Notes pursuant to this paragraph is required to provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to such Lien created for the benefit of the holders of the Notes.
For purposes of determining compliance with this “Liens” covenant, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens or Permitted Post-IG Event Election Liens, as applicable, but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens or Permitted Post-IG Event Election Liens, as applicable, the Issuer shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this “Liens” covenant and the definition of “Permitted Liens” or “Permitted Post-IG Event Election Liens,” as applicable.
Dividend and Other Payment Restrictions Affecting Subsidiaries
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)
pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or
(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)
agreements or instruments governing (a) Existing Indebtedness and (b) Equity Interests and Credit Facilities as in effect on the Closing Date and, in each case, any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of the Issuer or a senior financial officer of the Issuer, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Closing Date;

(2)
agreements or instruments governing Credit Facilities not in effect on the Closing Date so long as either (a) the encumbrances and restrictions contained therein do not impair the ability of any Restricted Subsidiary of the Issuer to pay dividends or make any other distributions or payments directly or indirectly to the Issuer in an amount sufficient to permit the Issuer to pay the principal of, or interest and premium, if any, on the Notes, or (b) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in the Indenture;

(3)
Series Issue Date Existing Indebtedness, the Notes issued on the Series Issue Date, and any additional notes of the same series, the Note Guarantees in respect thereof, and the Base Indenture, as supplemented by the Supplemental Indenture;

(4)	applicable law, rule, regulation or order;
(5)
agreements or instruments with respect to a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition) or as may be amended, restated, modified, renewed, extended, supplemented, refunded, replaced or refinanced from time to time (so long as the encumbrances and restrictions in any such amendment, restatement, modification, renewal, extension, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Issuer’s Board of Directors or a senior financial officer of the Issuer, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those in effect on the date of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of agreements or instruments governing Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;
(6)
customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(7)
any instrument governing any secured Indebtedness or Financing Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (3) of the preceding paragraph;

(8)
any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (1) and/or (3) of the preceding paragraph on the Restricted Subsidiary pending the sale or other disposition;

(9)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;
(11)
provisions limiting the disposition or distribution of assets or property in partnership and joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(12)
restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(13)
restrictions in other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in compliance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Issuer’s Board of Directors or a senior financial officer of the Issuer, whose determination shall be conclusive, not materially more restrictive than those contained in the existing agreements referenced in clauses (1) and (3) above;

(14)
the issuance of Preferred Stock by a Restricted Subsidiary of the Issuer or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(15)
any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (ii) will not materially affect the Issuer’s ability to pay all principal, interest and premium, if any, on the Notes, as determined in good faith by the Issuer’s Board of Directors or a senior financial officer of the Issuer, whose determination shall be conclusive; and (b) are not materially more disadvantageous to the holders of the Notes than is customary in comparable financings;

(16)
any agreement or instrument of the Issuer, Parent, MetroPCS Wireless, Inc., or any of MetroPCS Wireless, Inc.’s Subsidiaries existing prior to, or entered into or assumed by the Issuer or any of its Subsidiaries in connection with the Merger, in each case, as such agreements or instruments may be amended, restated, modified, renewed or replaced from time to time; provided that the amendments, restatements, modifications, renewals, and replacements are (in the good faith judgment of the Board of Directors of the

Issuer or a senior financial officer of the Issuer, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those agreements or instruments as in effect as of the Closing Date; and
(17)	restrictions arising from the Towers Transaction.
Merger, Consolidation or Sale of Assets
The Issuer will not: (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) directly or indirectly sell, assign, lease, transfer, convey or otherwise dispose of (including, in each case, by way of division) all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries taken as a whole (prior to the occurrence of an Investment Grade Event Election) or the Issuer and its Subsidiaries taken as a whole (following the occurrence of an Investment Grade Event Election), in one or more related transactions, to another Person, unless:
(1)
either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)
the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, the payment of the principal of and any premium and interest on the Notes and the performance or observance of every covenant of the Indenture on the part of the Issuer to be performed or observed;

(3)	immediately after such transaction, no Default or Event of Default exists; and
(4)
the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of the Issuer immediately prior to such transaction.

Upon any consolidation or merger, or any sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or the Issuer and its Subsidiaries (following the occurrence of an Investment Grade Event Election), in each case taken as a whole, in a transaction that is subject to, and that complies with the provisions of, this “Merger, Consolidation or Sale of Assets” covenant, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, lease, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for the Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under the Indenture with the same effect as if such successor Person had been named as the Issuer therein. When the successor Person assumes all of the Issuer’s obligations under the Indenture, the Issuer shall be discharged from those obligations.
This “Merger, Consolidation or Sale of Assets” covenant will not apply to (and the following shall be permitted notwithstanding such covenant):
(1)
a merger of the Issuer with a direct or indirect Subsidiary of Parent solely for the purpose of reincorporating the Issuer in another jurisdiction in the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or Specified Indebtedness of the Issuer and its Subsidiaries (following the occurrence of an Investment Grade Event Election) is not increased thereby; or

(2)
any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or the Issuer and its Subsidiaries (following the occurrence of an Investment Grade Event Election).

Transactions with Affiliates
The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each, an “Affiliate Transaction”), in any one or series of related transactions involving aggregate payments or consideration in excess of $50.0 million, unless:
(1)
the Affiliate Transaction is on terms that, taken as a whole, are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	the Issuer delivers to the Trustee:
(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250.0 million, a resolution of the Board of Directors of the Issuer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)
any employment agreement, employee benefit plan, agreement or plan relating to employee, officer or director compensation or severance, officer or director indemnification agreement or any similar arrangement entered into by the Issuer, any of its Restricted Subsidiaries or a direct or indirect parent of the Issuer existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnities or other transactions permitted or required by law, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2)	transactions between or among Parent, the Issuer and/or its Restricted Subsidiaries;
(3)
transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to, or receipt of any capital contribution from, any Affiliate of the Issuer;
(5)	transactions in connection with any Permitted Joint Venture Investment;
(6)	any Permitted Investments or Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments”;
(7)
(x) any contracts, agreements or understandings existing as of the Issue Date and disclosed in the notes to the consolidated financial statements of MetroPCS Wireless, Inc. for the year ended December 31, 2012, (y) any agreement listed on Schedule 3.2(r)—Related-Party Agreements—to the “T-Mobile Disclosure Letter” to the Business Combination Agreement, and (z) any agreement listed under the section entitled “Transactions with Related Persons and Approval” in the proxy statement of Parent filed with the SEC under cover of Schedule 14A on April 16, 2012 and, in each case, any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not (in the good faith judgment of the Issuer’s Board of Directors or a senior financial officer of the Issuer, whose determination shall be conclusive) more disadvantageous to the Issuer or to the holders of the Notes in any material respect than the original contracts, agreements or understandings as in effect on the Closing Date;
(8)
transactions with customers, clients, suppliers, purchasers, sellers of goods or services, or licensees of intellectual property, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, provided that in the good faith determination of the Issuer’s Board of Directors or a senior financial officer of the Issuer, which determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to the Issuer or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Issuer;

(9)
issuances, exchanges, purchases or repurchases of Notes or other Indebtedness of the Issuer or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of Notes or such other Indebtedness, if such issuance, exchange, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of the Issuer;

(10)
reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Issuer’s Board of Directors or a senior financial officer of the Issuer in good faith;

(11)
amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by the Indenture, provided that in the good faith determination of the Issuer’s Board of Directors or a senior financial officer of the Issuer, which determination shall be conclusive, such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Issuer or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified; and

(12)
(i) the Business Combination Agreement and any Ancillary Agreements, as defined in the Business Combination Agreement, in each case, as the same may be amended, modified, supplemented or replaced from time to time on terms that, taken as a whole, in the good faith determination of the Issuer’s Board of Directors or a senior financial officer of the Issuer, which determination shall be conclusive, are not materially less favorable to the Issuer or the applicable Restricted Subsidiary than those of the agreement being amended, modified, supplemented or replaced, (ii) transactions or agreements relating to the DT Notes and the TMUS Working Capital Facility, each as may be amended, modified, or supplemented from time to time, and any indebtedness incurred in connection with the refinancing of the foregoing, on terms that, taken as a whole, in the good faith determination of the Issuer’s Board of Directors or a senior financial officer of the Issuer, which determination shall be conclusive, are not materially less favorable to the Issuer than those of the DT Notes or TMUS Working Capital Facility, as applicable, and (iii) transactions between the Issuer and its Restricted Subsidiaries, on the one hand, and any Designated Tower Entities that have been designated as Unrestricted Subsidiaries, on the other hand, in connection with the Towers Transaction.

Additional Note Guarantees
Prior to the occurrence of an Investment Grade Event Election with respect to each series of Notes, if (a) any Wholly-Owned Subsidiary of the Issuer that is not an Excluded Subsidiary becomes an obligor with respect to any Indebtedness under the Credit Agreement, (b) any Wholly-Owned Subsidiary of the Issuer that is not an Excluded Subsidiary and that is not an Unrestricted Subsidiary becomes an obligor with respect to any capital markets debt securities in an aggregate principal amount in excess of $500.0 million or (c) Parent or any Subsidiary of Parent acquires or creates a Subsidiary that directly or indirectly owns Capital Stock of the Issuer, then the Issuer or Parent, as applicable, will, within 20 Business Days after the date on which it becomes an obligor with respect to any of the foregoing, or reasonably promptly thereafter, (i) cause that newly acquired or created Subsidiary to become a Guarantor of the Notes and execute a supplemental indenture and (ii), if requested by the Trustee, deliver an opinion of counsel reasonably satisfactory to the Trustee.
Following the occurrence of an Investment Grade Event Election, with respect to each series of Notes, if the aggregate principal amount of Indebtedness for Borrowed Money of non-guarantor Subsidiaries that are not Excluded Subsidiaries (excluding any Specified Indebtedness under any Permitted Receivables Financing and any Specified Indebtedness of an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement or Permitted Receivables Financing Subsidiary) that is incurred or issued and outstanding exceeds $2,000.0 million

(the “Guarantee Threshold”), then Parent shall cause such of its non-guarantor Subsidiaries that are not Excluded Subsidiaries to, within 60 days, execute and deliver a supplemental indenture providing for a Note Guarantee by such non-guarantor Subsidiaries (each such Note Guarantee, a “Post-Release Event Note Guarantee”) such that the aggregate principal amount of Specified Indebtedness of all other non-guarantor Subsidiaries that are not Excluded Subsidiaries (excluding any Specified Indebtedness under any Permitted Receivables Financing and any Specified Indebtedness of an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement or Permitted Receivables Financing Subsidiary) that is incurred or issued and outstanding does not exceed the Guarantee Threshold (after giving effect to the provision of Post-Release Event Note Guarantees pursuant to the foregoing); provided that (i) this covenant shall not be applicable to any Specified Indebtedness of any Subsidiary that existed at the time such Person became a Subsidiary of Parent (including any Specified Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, so long as Parent and its Subsidiaries (other than such Person and its Subsidiaries) are not obligors under such Specified Indebtedness), (ii) if the Guarantee Threshold would be exceeded immediately after giving effect to the occurrence of an Investment Grade Event Election, then such Investment Grade Event Election shall be deemed not to have occurred with respect to the release of such Note Guarantees as the Issuer may designate such that the Guarantee Threshold would not be then exceeded and (iii) a Post-Release Event Note Guarantee shall be released to the extent the Guarantee Threshold would not be exceeded after giving effect to such release.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer in its discretion, and (ii) any Guarantee by the Issuer or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default would be in existence following such designation, and as a result of, such designation.
Notwithstanding the foregoing, the Issuer may at any time and from time to time designate any Designated Entity, by written notice to the Trustee, as an Unrestricted Subsidiary, and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by the Issuer (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an officers’ certificate) (each, a “Specified Unrestricted Subsidiary Designation”). The aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in such Designated Entities so designated as Unrestricted Subsidiaries will, as calculated and to the extent permitted by clause (18) of the definition of Permitted Investments, be deemed to be an Investment made as of the time of such Specified Unrestricted Subsidiary Designation under such clause (18), and not reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments.”

Reports
Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Parent will file a copy of each of the reports referred to in clauses (1) and (2) below with the SEC for public availability within the time periods (including all applicable extension periods) specified in the SEC rules and regulations applicable to such reports (unless the SEC will not accept such a filing):
(1)
all quarterly and annual financial reports that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by its certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Parent were required to file such reports;
provided that the availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy the Issuer’s delivery obligations to the Trustee and any holder of Notes.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports; provided that, if Parent is not required under the rules and regulations of the SEC to file such reports with the SEC for public availability, such reports need not be prepared in accordance with all of the rules and regulations applicable to such reports and shall only be required to include the information or disclosure that would be required by such form to the extent that, and in the same general style of presentation as the prospectus supplement for the Existing Registered 2026 Notes, the Existing Registered 2029 Notes and the Existing Registered 2031 Notes, filed with the SEC on March 18, 2021. The Issuer will comply with §314(a) of the Trust Indenture Act.
If the SEC will not accept Parent’s filings for any reason, the Issuer will post the reports referred to in the preceding paragraphs on its website, on intralinks.com or another website within the time periods that would apply if Parent were required to file those reports with the SEC (including all applicable extension periods). If the combined operations of Parent and its Subsidiaries, excluding the operations of the Issuer and its Subsidiaries and excluding Specified Cash Equivalents, would, if held by a single Subsidiary of the Issuer, constitute a Significant Subsidiary of the Issuer, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Subsidiaries separate from the financial condition and results of operations of Parent and its other Subsidiaries; provided, however, that the requirements of this paragraph shall not apply if Parent or the Issuer files with the SEC the reports referred to in clauses (1) and (2) of the first paragraph of this covenant, and any such report contains the information required in this paragraph.
Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under “—Events of Default and Remedies” until 150 days after the receipt of the written notice delivered thereunder.
For so long as any Notes remain outstanding, if at any time Parent or the Issuer is not required to file with the SEC the reports required by the preceding paragraphs, the Issuer will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Any such reports delivered or filed by the Issuer with the Trustee shall be considered for informational purposes only and the Trustee’s receipt of such reports shall not constitute notice or actual knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an officers’ certificate).
Events of Default and Remedies
Each of the following is an “Event of Default” in respect of the Notes of a series:
(1)	default for 30 days in the payment when due of interest on the Notes of such series;
(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes of such series;

(3)
failure by the Issuer or any of its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or by the Issuer or any of its Subsidiaries (following the occurrence of an Investment Grade Event Election) for 30 days after notice to the Issuer by the Trustee or the holders of at least 30% in aggregate principal amount of the Notes of such series then outstanding voting as a single class to comply with the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event” (other than a failure to purchase Notes that will constitute an Event of Default under clause (2) above), or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)
failure by the Issuer or any of its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or by the Issuer or any of its Subsidiaries (following the occurrence of an Investment Grade Event Election) for 90 days after notice to the Issuer by the Trustee or the holders of at least 30% in aggregate principal amount of the Notes of such series then outstanding voting as a single class to comply with any of the other agreements in the Indenture (other than those described in clauses (1), (2) and (3) above);

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Specified Indebtedness for money borrowed by (i) prior to the occurrence of an Investment Grade Event Election, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which Specified Indebtedness for borrowed money is guaranteed by the Issuer or any of its Restricted Subsidiaries that would constitute a Significant Subsidiary) or (ii) following the occurrence of an Investment Grade Event Election, the Issuer or any of its Significant Subsidiaries (or any of its Subsidiaries that together would constitute a Significant Subsidiary) (or the payment of which Specified Indebtedness for borrowed money is guaranteed by the Issuer or any of its Significant Subsidiaries); in each case whether such Specified Indebtedness or Specified Guarantee now exists, or is created after the Series Issue Date, if that default:

(a)
is caused by a failure to pay principal of, or interest or premium, if any, on, such Specified Indebtedness at the later of final maturity and the expiration of any related applicable grace period (a “Payment Default”); or

(b)	results in the acceleration of such Specified Indebtedness prior to its express maturity;
and, in each case, the principal amount of any such Specified Indebtedness, together with the principal amount of any other such Specified Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount equal to the greater of $250.0 million and 1.00% of Specified Consolidated Cash Flow determined on a Pro Forma Basis for the most recently ended Test Period or more, in each case for so long as such failure or acceleration is continuing;
(6)
failure by (i) prior to the occurrence of an Investment Grade Event Election, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) or (ii) following the occurrence of an Investment Grade Event Election, the Issuer or any of its Significant Subsidiaries (or any of its Subsidiaries that together would constitute a Significant Subsidiary) in each case to pay or discharge final judgments entered by a court or courts of competent jurisdiction aggregating in excess of an amount equal to the greater of $250.0 million and 1.00% of Specified Consolidated Cash Flow determined on a Pro Forma Basis for the most recently ended Test Period (to the extent not covered by indemnities or insurance), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(7)
(i) prior to the occurrence of an Investment Grade Event Election, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary) or, following the occurrence of an Investment Grade Event Election, the Issuer or any of its Significant Subsidiaries, or (any group of its Subsidiaries that, taken together, would constitute a Significant Subsidiary), in each case pursuant to or within the meaning of any Bankruptcy Law:

(a)	commences a voluntary case or proceeding;

(b)	consents to the entry of an order for relief against it in an involuntary case;
(c)	consents to the appointment of a custodian of it or for all or substantially all of its property;
(d)	makes a general assignment for the benefit of its creditors; or
(e)	generally is not paying its debts as they become due;
(8)	a court of competent jurisdiction enters a final order or decree under any Bankruptcy Law that:
(a)
is for relief against (i) prior to the occurrence of an Investment Grade Event Election, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or (ii) following the occurrence of an Investment Grade Event Election, the Issuer or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer; in each case in an involuntary case;

(b)
appoints a custodian of (i) prior to the occurrence of an Investment Grade Event Election, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary or (ii) following the occurrence of an Investment Grade Event Election, the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer or for all or substantially all of the property of the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or

(c)
orders the liquidation of (i) prior to the occurrence of an Investment Grade Event Election, the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary; or (ii) following the occurrence of an Investment Grade Event Election, the Issuer or any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer;

(d)	and the final order or decree remains unstayed and in effect for 60 consecutive days; and
(9)
except as permitted by the Indenture, any Note Guarantee of a Significant Subsidiary or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer with respect to the Notes of such series is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to (i) prior to the occurrence of an Investment Grade Event, the Issuer, any Restricted Subsidiary of the Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer, or (ii) following the occurrence of an Investment Grade Event, the Issuer, any of its Significant Subsidiaries or any group of Subsidiaries of the Issuer that, taken together, would constitute a Significant Subsidiary of the Issuer; in each case all outstanding Notes of such series will become due and payable immediately without further action or notice. However, the effect of such provisions may be limited by applicable laws. If any other Event of Default occurs and is continuing with respect to any series of Notes, the Trustee or the holders, with a copy to the Trustee, of at least 30% in aggregate principal amount of the then outstanding Notes of such series may declare all the Notes of such series to be due and payable immediately; provided that no such declaration may be made with respect to or as a result of any action taken, and reported publicly or to holders of Notes, more than two years prior to such declaration.
Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding Notes of such series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes of such series.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, a holder may pursue a remedy with respect to the Indenture or the Notes of any series only if:
(1)	such holder gives to the Trustee written notice that an Event of Default is continuing;
(2)
holders of at least 30% in aggregate principal amount of the then outstanding Notes of the applicable series have made a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;

(3)
such holder or holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4)	the Trustee does not comply with the request within 90 days after receipt of the request and the offer of indemnity or security; and
(5)
during such 90-day period, holders of a majority in aggregate principal amount of the then outstanding Notes of the applicable series have not given the Trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding Notes of a series by written notice to the Trustee may, on behalf of all holders of Notes of that series, rescind an acceleration or waive any existing Default or Event of Default in respect of such series of Notes and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes of such series.
The Issuer and each Guarantor is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Within 30 days after becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default unless such Default or Event of Default has been cured or waived in such period.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, member, manager, partner, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
The Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes of any series and all obligations of the Guarantors discharged with respect to their Note Guarantees with respect to such series (“Legal Defeasance”) and cure all then existing Defaults and Events of Defaults except for:
(1)
the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on, the Notes when such payments are due from the trust referred to below;

(2)
the Issuer’s obligations with respect to the Notes of such series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment of money for security payments held in trust;

(3)	the rights, powers, trusts, duties, indemnities and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and
(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.
In addition, the Issuer may, at its option and at any time with respect to any series of Notes, elect to have the obligations of the Issuer and the Guarantors released with respect to the provisions of the Indenture described above under “—Repurchase at the Option of Holders” and under the caption “—Certain Covenants” (other than the covenant described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets,” except to the extent described below) and the limitation imposed by clause (4) under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default with respect to such Notes. In the event Covenant Defeasance occurs with respect to any series of Notes in accordance with the Indenture, the Events of Default described under clauses (3) through (9) under the caption “—Events of Default and Remedies” (in the case of clauses (7) and (8), only with respect to the Issuer’s Subsidiaries) in each case, will no longer constitute an Event of Default.
In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of Notes:
(1)
the Issuer must irrevocably deposit with the Trustee or its designee, in trust, for the benefit of the holders of such series of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on, the outstanding Notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to such stated date for payment or to a particular redemption date; provided that in connection with any Legal Defeasance or Covenant Defeasance that requires the payment of a premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to premium calculated as of the date of the deposit, with any deficit as of the maturity date only required to be deposited with the Trustee on or prior to the maturity date;

(2)
in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date Notes of such series were first issued, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions) confirming that the beneficial owners of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Event of Default has occurred and is continuing with respect to such series of Notes on the date of such deposit (other than an Event of Default resulting from the borrowing of funds, or the imposition of Liens in connection therewith, to be applied to such deposit, or an Event of Default that will be cured by such Covenant Defeasance or Legal Defeasance) and the deposit will not result in a breach or violation of, or constitute a default under, any material instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6)
the Issuer must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others;

(7)	the Issuer must deliver to the Trustee an officers’ certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)
the Issuer must deliver to the Trustee an opinion of counsel (which may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2) and (3) of this paragraph, as applicable, have been complied with.

Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the applicable Indenture with respect to the Notes of any series or the related Note Guarantees of the Notes of any series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes of such series then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such series), and any existing Default or Event of Default or compliance with any provision of the applicable Indenture with respect to such Notes or the related Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes of such series (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes of such series).
Without the consent of each holder of Notes of the applicable series affected, an amendment, supplement or waiver may not (with respect to any Notes of a particular series held by a non-consenting holder):
(1)	reduce the principal amount of Notes of such series whose holders must consent to an amendment, supplement or waiver;
(2)
reduce the principal of or change the fixed maturity of any Note of such series or alter the provisions with respect to the redemption of the Notes of such series (other than notice periods for redemption and provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note of such series;
(4)
waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes of such series (except a rescission of acceleration of the Notes of such series by the holders of at least a majority in aggregate principal amount of the then outstanding Notes of such series and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note of such series payable in money other than that stated in the Notes of such series;
(6)
make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes of such series to receive payments of principal of, or interest or premium, if any, on, the Notes of such series;

(7)	waive a redemption payment with respect to any Note of such series (other than a payment required by the covenants described above under the caption “—Repurchase at the Option of Holders”);
(8)	release any Guarantor from any of its obligations under its related Note Guarantee of the Notes of such series or the applicable Indenture, except in accordance with the terms of such Indenture; or
(9)	make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer, the Guarantors, and the Trustee may amend or supplement the applicable Indenture, the Notes of any series or the related Note Guarantees:
(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;
(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)
to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of Notes of such series and related Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4)
to effect the release of a Guarantor from its Note Guarantee in respect of such series of Notes and the termination of such Note Guarantee, all in accordance with the provisions of the applicable Indenture governing such release and termination;

(5)	to add any Guarantor or Note Guarantee with respect to such series or to secure the Notes of such series or the related Note Guarantee;

(6)
to make any change that would provide any additional rights or benefits to the holders of Notes of such series or that does not adversely affect the legal rights under the Indenture of any such holder in any material respect;

(7)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(8)
to change or eliminate any of the provisions of the applicable Indenture; provided that any such change or elimination shall not become effective with respect to any outstanding Notes of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(9)	to provide for the issuance of and establish forms and terms and conditions of a new series of Notes as permitted by the Base Indenture;
(10)
to conform the text of the applicable supplemental indenture, the Notes of such series, or the related Note Guarantees to any provision of the “Description of Notes” section of the prospectus supplement applicable to the initial Notes of the applicable series at the time of the initial sale thereof, in each case, as conclusively evidenced by an officers’ certificate;

(11)
to provide for the issuance of additional Notes of such series, provided that such additional Notes have the same terms as, and be deemed part of the same series as, the Notes of such series to the extent required under the applicable Indenture;

(12)
to evidence and provide for the acceptance of and appointment by a successor Trustee with respect to the Notes of such series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee; and

(13)	to allow any Guarantor of the Notes of such series to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes of such series.
The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.
For the avoidance of doubt, no amendment to, or deletion of any of the covenants described under, “—Repurchase at the Option of Holders” or “—Certain Covenants,” or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any holders of the Notes to receive payment of principal of or premium, if any, or interest on the Notes to institute suit for the enforcement of any payment on or with respect to such holder’s Notes.
Satisfaction and Discharge
The applicable Indenture will be discharged and will cease to be of further effect as to the Notes of a series issued thereunder, when:
(1)	either:
(a)
all Notes of such series that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)
all Notes of such series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee or its designee as trust funds in trust solely for the benefit of the holders of such series of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such series not delivered to the Trustee for cancellation for principal of, and premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit as of the redemption date only required to be deposited with the Trustee on or prior to the redemption date;
(2)	the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture with respect to the Notes of such series; and
(3)
the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes of such series at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver to the Trustee (a) an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (3) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clause (3) above have been satisfied.
Governing Law
The Indenture, the Notes and the Note Guarantees are (with respect to the Original Notes) and will be (with respect to the Exchange Notes) governed by the laws of the State of New York.
Concerning the Trustee
We maintain ordinary banking relationships with Deutsche Bank Trust Company Americas and its affiliates.
If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest when a Default is continuing it must eliminate such conflict within 90 days of the date such conflict arises, apply to the SEC for permission to continue as trustee or resign.
The holders of a majority in aggregate principal amount of the then outstanding Notes of the applicable series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs.
Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes of the applicable series, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Certain Definitions
Set forth below are certain defined terms used in the applicable Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“$1.75B Notes” means the $1,750,000,000 in principal amount of MetroPCS Wireless, Inc.’s 6.625% Senior Notes due 2023, issued as of March 19, 2013, pursuant to the Indenture, between MetroPCS Wireless, Inc.’s, MetroPCS, Inc., MetroPCS Communications, Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as supplemented by the First Supplemental Indenture dated March 19, 2013 or the Second Supplemental Indenture dated March 19, 2013 thereto, as applicable, as amended by the Third Supplemental Indenture dated April 29, 2013, as further supplemented by the Fourth Supplemental Indenture dated May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as further supplemented by the Fifth Supplemental Indenture, dated as of July 15, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, and as further supplemented by the Sixth Supplemental Indenture, dated as of August 11, 2014, among T-Mobile USA, Inc., the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee (as so supplemented and amended, the “$1.75B Notes Indenture”), (ii) any additional 6.625% Senior Notes due 2023 issued under the $1.75B Notes Indenture as part of the same series, and (iii) any “Exchange Notes” (as defined in the $1.75B Notes Indenture) relating thereto.

“Acquired Debt” means, with respect to any specified Person:
(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium,” as calculated by the Issuer and provided to the Trustee, means, with respect to any Note on any redemption date, the greater of:
(1)	1.0% of the principal amount of the Note; or
(2)	the excess of:
(a)
the present value at such redemption date of (i) the redemption price of the Note at February 15, 2023, in the case of the 2026 Notes, at April 15, 2024, in the case of the 2029 Notes and at April 15, 2026, in the case of the 2031 Notes (such redemption price in each case being set in the applicable table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the Note through February 15, 2023, in the case of the 2026 Notes, April 15, 2024, in the case of the 2029 Notes and April 15, 2026, in the case of the 2031 Notes (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note, if greater.
“Asset Acquisition” means:
(1)
an Investment by the Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Issuer or any of its Restricted Subsidiaries, or

(2)
an acquisition by the Issuer (or any predecessor thereto) or any of its Restricted Subsidiaries of the property and assets of any Person, other than the Issuer or any of its Restricted Subsidiaries, that constitute all or substantially all of a division, operating unit or line of business of such Person.

For the avoidance of doubt, the Merger shall be deemed to be an Asset Acquisition.
“Asset Disposition” means the sale or other disposition by the Issuer or any of its Restricted Subsidiaries other than to the Issuer or another Restricted Subsidiary of (1) all or substantially all of the Capital Stock owned by the Issuer or any of its Restricted Subsidiaries of any Restricted Subsidiary or any Person that is a Permitted Joint Venture Investment or (2) all or substantially all of the assets that constitute a division, operating unit or line of business of the Issuer or any of its Restricted Subsidiaries.
“Asset Sale” means:
(1)
the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and
(2)
the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale by the Issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;
(2)	a sale, lease, conveyance or other disposition of assets or Equity Interests between or among the Issuer and/or its Restricted Subsidiaries;
(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;
(4)
the sale, lease, sub-lease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(5)	the sale, conveyance or other disposition of cash or Cash Equivalents;
(6)	a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the Indenture;
(7)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments”;
(8)
arms-length sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(9)	licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business;
(10)	a Permitted Investment;
(11)	dispositions of assets to the ISIS Joint Venture;
(12)	one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, the Towers Transaction;
(13)	the settlement or early termination of any Permitted Bond Hedge Transaction; or
(14)	any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary.
“Asset Sale Offer” has the meaning assigned to that term in the provision described under the caption “—Repurchase at the Option of Holders—Asset Sales.”
“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 1.1 et seq.), as amended from time to time.
“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the Beneficial Ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” (as such term is used in Rule 13d-5(b)(1) under the Exchange Act) which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any Permitted Holder shares Beneficial Ownership). The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.
“Board of Directors” means:
(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)	with respect to a partnership, the board of directors or managing member of the general partner of the partnership;
(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Boost Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of July 26, 2019, among Parent, Sprint and DISH Network Corporation and any exhibits attached thereto, as amended, restated, amended and restated, supplemented or otherwise modified or replaced (including a replacement involving different counterparties) from time to time.
“Bridge Credit Agreement” means the Bridge Term Loan Credit Agreement, dated April 1, 2020, by and among Parent, the Issuer, the subsidiaries of the Issuer party thereto, the financial institutions from time to time parties thereto and Goldman Sachs Bank USA, as administrative agent, together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time. On April 9, 2020, all $19.0 billion of borrowings outstanding under the Bridge Credit Agreement were repaid in full.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 3, 2012, as amended from time to time, by and among Deutsche Telekom AG, T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH, the Issuer and MetroPCS Communications, Inc.
“Business Day” means, unless otherwise provided by board resolution, officers’ certificate or Supplemental Indenture for a particular series, any day except a Saturday, Sunday, or a legal holiday in the City of New York or in any place of payment with respect to the Notes on which banking institutions are authorized or required by law, regulation or executive order to close.
“Capital Stock” means:
(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of an exempted company, shares;
(4)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and
(5)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means any direct or indirect Subsidiary of the Issuer that bears financial risk or exposure relating to insurance or reinsurance activities (including without limitation the Reinsurance Entity) and any segregated accounts associated with any such Person.

“Cash Equivalents” means:
(1)
United States dollars, pounds sterling, euros, the national currency of any member state of the European Union or any other foreign currencies held by the Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)
securities issued or directly and fully guaranteed or insured by the government of the United States of America, the United Kingdom or any country that is a member state of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America, the United Kingdom or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)
demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;
(6)
securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7)	auction rate securities rated at least “AA-” or “Aa3” by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;
(8)
investments, classified in accordance with GAAP as current assets of the Issuer or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9)	any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and
(10)	deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.
“Change of Control” means the occurrence of any of the following:
(A)	prior to the occurrence of an Investment Grade Event Election:
(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer;
(3)
the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(4)	the Issuer ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent; and

(B)	following the occurrence of an Investment Grade Event Election:
(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than any such disposition to a Subsidiary of Parent or a Permitted Holder;

(2)
the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as such term is used in Section 13(d) of the Exchange Act), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares; or

(3)	the Issuer ceases to be a direct or indirect Wholly-Owned Subsidiary of Parent.
“Change of Control Offer” has the meaning assigned to that term in the provision described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event.”
“Change of Control Payment” has the meaning assigned to that term in the provision described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event.”
“Change of Control Payment Date” has the meaning assigned to that term in the provision described under the caption “—Repurchase at the Option of Holders—Change of Control Triggering Event.”
“Change of Control Triggering Event” with respect to any series of the Notes means:
(A)
prior to the occurrence of an Investment Grade Event Election, with respect to any series of Notes, the occurrence of a Change of Control (x) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of the rating of such series of Notes within the Ratings Decline Period by at least two out of the three Rating Agencies and (y) the rating of such series of Notes on any day during such Ratings Decline Period is below the rating by each such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement), provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing during such Ratings Decline Period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such Change of Control or the announcement of the intention to effect such Change of Control; provided, further, that no Change of Control Triggering Event shall be deemed to occur if at the time of the applicable downgrade the rating of such series of Notes by at least two out of the three Rating Agencies is Investment Grade; and

(B)	following the occurrence of an Investment Grade Event Election, the occurrence of both a Change of Control and a Rating Event.
“Closing Date” means the date on which the Merger was consummated, or May 1, 2013.
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)
the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3)
depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus
(4)
any nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Notes, provided that Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transactions and the offering, issuance and sale (in each case, whether or not successful) of the DT Notes and any “Exchange Notes” (as defined in the Base Indenture) issued in respect thereof and the Permitted MetroPCS Notes and any “Exchange Notes” (as defined in the $1.75B Notes Indenture), and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges; plus

(5)	New Market Losses; minus
(6)
non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
For the avoidance of doubt, calculations of “Consolidated Cash Flow” of the Issuer for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio.”
“Consolidated Indebtedness” means:
(A)
prior to the occurrence of an Investment Grade Event Election, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

(B)
following the occurrence of an Investment Grade Event Election, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Specified Indebtedness of such Person and its Subsidiaries described in clauses (1)(a) and (b) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) of the definition of Specified Indebtedness, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Notes; provided that Consolidated Indebtedness shall not include (w) Specified Indebtedness incurred in connection with any Permitted Tower Financing or other special purpose entity financing (other than Specified Indebtedness incurred by a Permitted Spectrum Financing Subsidiary, including the Existing Sprint Spectrum-Backed Notes), (x) obligations in respect of letters of credit, except to the extent of any unreimbursed amounts thereunder or (y) Specified Indebtedness constituting Financing Lease Obligations, purchase money debt or other similar Specified Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:
(1)
the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Financing Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)
any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4)
the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries; times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof). Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Financing Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)
the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)
solely for the purpose of determining the amount available for Restricted Payments under clause (c)(i) of the covenant described above under the caption “—Certain Covenants—Restricted Payments” the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment) will be excluded;
(4)
unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5)	any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded.
“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities, except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under Financing Lease Obligations, and (2) to the extent included in such aggregate amount of assets, all intangible assets, goodwill, trade names, trademarks, patents, organization and development expenses, unamortized debt discount and expenses and deferred charges (other than capitalized unamortized product development costs, such as, without limitation, capitalized hardware and software development costs), determined on a consolidated basis in accordance with GAAP consistently applied, as determined on a Pro Forma Basis for the most recently ended Test Period.
“Consolidated Net Worth” means, with respect to any Person, at the date of any determination, the consolidated stockholders’ or owners’ equity of the holders of Capital Stock of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied, as determined on a Pro Forma Basis.
“Consolidated Total Assets” means, with respect to any Person, the consolidated total assets of such Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP, as determined on a Pro Forma Basis.
“Contribution Indebtedness” means, Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds.
“Convertible Debt” means Indebtedness of the Issuer (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).
“Corporate Trust Office of the Trustee” means, solely for purposes of presenting Notes, Deutsche Bank Trust Company Americas located at 1 Columbus Circle, 17th Floor, Mail Stop: NYC01-1710, New York, NY 10019, and, for all other purposes, the office of the Trustee at which any time its corporate trust business will be administered, which at the date hereof is located at 1 Columbus Circle, 17th Floor, Mail Stop: NYC01-1710, New York, NY 10019, or such other address as the Trustee may designate from time to time by notice to the holders and the Issuer, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the holders and the Issuer).
“Credit Agreement” means (a) the Credit Agreement, dated April 1, 2020, by and among Parent, the Issuer, the subsidiaries of the Issuer party thereto, the financial institutions from time to time parties thereto and Deutsche Bank AG New York Branch, as administrative agent, together with the related documents thereto (including any term loans and revolving loans thereunder, any guarantees and security documents), as further amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and (b) any agreement (and related document) governing indebtedness which is incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.
“Credit Facilities” means, one or more debt facilities or other Indebtedness, whether in the form of loans or securities (including the Credit Agreement), financing leases, purchase money financings or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), financing leases, purchase money debt, debt securities or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including, in each case, by means of sales of debt securities) in whole or in part from time to time.
“Crown Towers Transaction Agreements” means (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified or supplemented from time to time) among the Issuer, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of the Issuer; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date, less cash and Cash Equivalents, to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available.
For purposes of making the computation referred to above:
(1)
pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including the Merger and including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2)
pro forma effect shall be given to asset dispositions and, asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of the Issuer or has been merged with or into the Issuer (including MetroPCS Wireless, Inc.) or any Restricted Subsidiary during such four-quarter period or subsequent to such four quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(3)
to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(5)
any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6)
any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, if the Debt to Cash Flow Ratio is determined for any period commencing prior to the date that is four fiscal quarters after the fiscal quarter during which the Closing Date occurs, the Debt to Cash Flow Ratio shall be calculated giving pro forma effect to the Transactions as if the Transactions had occurred on the first day of the four quarter reference period.
“December 2012 Sixth Supplemental Indenture” means the Sixth Supplemental Indenture, dated as of December 14, 2012, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, to the September 2010 Senior Notes Indenture.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Entity” means (i) Iowa Wireless Services LLC, a Delaware limited liability company, or (ii) any Designated Tower Entity.
“Designated L/C Facilities” means one or more letter of credit facilities entered into from time to time by the Issuer or a Subsidiary providing in aggregate for up to $300.0 million in availability (in each case as may be amended, supplemented or otherwise modified from time to time).

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of, or other receipt of cash and Cash Equivalents in respect of, such Designated Non-cash Consideration.
“Designated Tower Entity” means any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with the Towers Transaction. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.
“Disqualified Stock” means, with respect to Notes of any series, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes of the applicable series mature; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Domestic Subsidiary” means any Subsidiary of the Issuer that is not a Foreign Subsidiary.
“DT” means Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany.
“DT Notes” shall have the meaning assigned to such term in the Business Combination Agreement.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Excluded Subsidiary” means any Subsidiary of Parent that is, at any time of determination, (i) not a Wholly-Owned Subsidiary, (ii) an Immaterial Subsidiary, (iii) a Foreign Subsidiary, (iv) a Domestic Subsidiary that is (x) a FSHCO or (y) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (v) an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement, (vi) a not-for-profit Subsidiary, (vii) a Captive Insurance Subsidiary, (viii) a special purpose securitization vehicle (or similar entity), including any Permitted Receivables Financing Subsidiary, any Permitted Spectrum Financing Subsidiary or any Permitted Tower Financing Subsidiary, or any of their respective Subsidiaries, (ix) prohibited from guaranteeing the Specified Obligations by any applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or by any contractual requirement existing on the date of the consummation of the Sprint Merger or on the date of the acquisition of such Subsidiary or the date such Subsidiary became a “Restricted Subsidiary” under the Credit Agreement (in each case not created in contemplation of such acquisition or of such Restricted Subsidiary becoming such a Restricted Subsidiary) (and for so long as such restriction or any replacement or renewal thereof is in effect), including any requirement to obtain the consent, approval, license or authorization of a Governmental Authority or third party (other than the Issuer or any Guarantor or “Restricted Subsidiary” under the Credit Agreement) (unless such consent, approval, license or authorization has been obtained), (x) [reserved], (xi) with respect to which the provision of a guarantee would, in the reasonable good faith determination of the Issuer in consultation with the administrative agent under the Credit Agreement (for so long as the Credit Agreement is outstanding), be expected to result in materially adverse tax or regulatory consequences to the Issuer or any of its Subsidiaries or (xii) with respect to which the Issuer and the administrative agent under the Credit Agreement (for so long as the Credit Agreement is outstanding) reasonably determine the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded thereby; provided that, notwithstanding the foregoing, (a) the Issuer may in its sole discretion designate any Excluded Subsidiary as a Subsidiary Guarantor and may, thereafter, re-designate such Subsidiary as an Excluded Subsidiary (so long as such Subsidiary otherwise then qualifies as an Excluded Subsidiary pursuant to any of clauses (ii) through (xii) above), upon which re-designation such Subsidiary shall automatically be released from its Note Guarantee; provided that, for so long as the Credit Agreement is outstanding, in the case of any designation (or re-designation) of any Subsidiary that is not a Domestic Subsidiary as a Subsidiary Guarantor, (x) the jurisdiction of such Subsidiary shall be reasonably satisfactory to the administrative agent under the Credit Agreement and (y) the administrative agent under the Credit Agreement shall have received at least 3 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor, all documentation and other information required by regulatory authorities with respect to such Subsidiary under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case as reasonably requested by the administrative agent under the Credit Agreement at least 10 Business Days prior to such Subsidiary becoming a Subsidiary Guarantor and (b) no Subsidiary of Parent that provides a guarantee of the Existing T-Mobile Unsecured Notes described in clauses (i)-(xvii) of the definition thereof in the case of the 2026 Notes, or clauses (i)-(xx) thereof in the case of the 2029 Notes or the 2031 Notes, shall constitute an Excluded Subsidiary.
“Existing Indebtedness” means (a) Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness in respect of the DT Notes) in existence on the Closing Date, until such amounts are repaid, (b) (1) the $1.75B Notes in existence on the Closing Date (and any “Exchange Notes” (as defined in the $1.75B Notes Indenture) relating thereto), and (2) all other Indebtedness of MetroPCS Wireless, Inc. and its Subsidiaries in existence on the Closing Date that was not incurred in violation of the terms of the Business Combination Agreement, in each case until such amounts are repaid (provided that the aggregate principal amount of Indebtedness incurred in contemplation of the Transactions, including any Indebtedness in the form of the $1.75B Notes and notes issued on the date of the Base Indenture, in each case permitted by this clause (b), shall not exceed $20.5 billion).
“Existing Receivables Financing Subsidiaries” means each of T-Mobile Airtime Funding LLC, T-Mobile Handset Funding LLC, SFE 1, LLC and SFE 2, LLC, together with their successors and assigns and any Subsidiary of the foregoing.
“Existing Sprint Spectrum Financing Documents” means the Existing Sprint Spectrum-Backed Notes, the Existing Sprint Spectrum Indenture, the Initial Spectrum Performance Agreement, the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, among certain of the Existing Sprint Spectrum Note Entities, Sprint Communications, and the other parties thereto, each “Transaction Document” (as defined in the Existing Sprint Spectrum Indenture) and each other document related thereto, in each case as amended, supplemented or otherwise modified from time to time.
“Existing Sprint Spectrum Indenture” means the Indenture, dated as of October 27, 2016, by and among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or otherwise modified from time to time, including as supplemented with respect to each series of Existing Sprint Spectrum-Backed Notes.
“Existing Sprint Spectrum Issuers” means Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, and their successors and assigns.
“Existing Sprint Spectrum Note Entities” means, collectively, each of Sprint Spectrum Depositor LLC, Sprint Spectrum Depositor II LLC, Sprint Spectrum Depositor III LLC, Sprint Intermediate HoldCo LLC, Sprint Intermediate HoldCo II LLC, Sprint Intermediate HoldCo III LLC, Sprint Spectrum PledgeCo LLC, Sprint Spectrum PledgeCo II LLC, Sprint Spectrum PledgeCo III LLC, Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, Sprint Spectrum Co III LLC, Sprint Spectrum License Holder LLC, Sprint Spectrum License Holder II LLC and Sprint Spectrum License Holder III LLC, their successors and assigns and any Subsidiary of the foregoing.
“Existing Sprint Spectrum Transaction” means the transactions contemplated by the Existing Sprint Spectrum Financing Documents, including the issuance of any Existing Sprint Spectrum-Backed Notes.

“Existing Sprint Spectrum-Backed Notes” means the Existing Sprint Spectrum Issuers’ Series 2018-1 4.738% Senior Secured Notes, Class A-1, Series 2018-1 5.152% Senior Secured Notes, Class A-2, Series 2016-1 3.360% Senior Secured Notes, Class A-1 (the amount remaining outstanding under which was repaid in full on August 20, 2021), and any other note or series of notes issued under the Existing Sprint Spectrum Indenture from time to time.
“Existing Sprint Unsecured Notes” means (i) the 6.875% Notes due 2028 issued pursuant to the Sprint Capital Corporation Indenture, as supplemented by that certain Officers’ Certificate dated as of November 16, 1998, (ii) the 8.750% Notes due 2032 issued pursuant to the Sprint Capital Corporation Indenture, as supplemented by that certain Officers’ Certificate dated as of March 8, 2002, (iii) the 11.500% Notes due 2021 issued pursuant to the Sprint Communications Indenture, as supplemented by that certain First Supplemental Indenture dated as of November 9, 2011, between Sprint Communications (formerly known as Sprint Nextel Corporation) and The Bank of New York Trust Company, N.A., as trustee (which were repaid at maturity on November 15, 2021), (iv) the 7.000% Notes due 2020 issued pursuant to the Sprint Communications Indenture, as supplemented by that certain Fifth Supplemental Indenture dated as of August 14, 2012, between Sprint Communications (formerly known as Sprint Nextel Corporation), and The Bank of New York Trust Company, N.A., as trustee (which were repaid at maturity on August 15, 2020), (v) the 6.000% Notes due 2022 issued pursuant to the Sprint Communications Indenture, as supplemented by that certain Sixth Supplemental Indenture dated as of November 14, 2012, between Sprint Communications (formerly known as Sprint Nextel Corporation), and The Bank of New York Trust Company, N.A., as trustee, (vi) the 7.250% Notes due 2021 issued pursuant to the Sprint Indenture, as supplemented by that certain First Supplemental Indenture dated as of September 11, 2013, among Sprint, Sprint Communications, as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee (which were repaid at maturity on September 15, 2021), (vii) the 7.875% Notes due 2023 issued pursuant to the Sprint Indenture, as supplemented by that certain Second Supplemental Indenture dated as of September 11, 2013, among Sprint, Sprint Communications, as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee, (viii) the 7.125% Notes due 2024 issued pursuant to the Sprint Indenture, as supplemented by that certain Third Supplemental Indenture dated as of December 12, 2013, among Sprint, Sprint Communications, as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee, (ix) the 7.625% Notes due 2025 issued pursuant to the Sprint Indenture, as supplemented by that certain Fourth Supplemental Indenture dated as of February 24, 2015, among Sprint, Sprint Communications, as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee and (x) the 7.625% Notes due 2026 issued pursuant to the Sprint Indenture, as supplemented by that certain Fifth Supplemental Indenture dated as of February 22, 2018, among Sprint, Sprint Communications, as guarantor, and the Bank of New York Mellon Trust Company, N.A., as trustee.
“Existing T-Mobile Secured Notes” means (i) the 3.500% Senior Secured Notes due 2025 issued pursuant to the Indenture, dated as of April 9, 2020 (the “April 2020 Base Indenture”), by and between T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (ii) the 3.750% Senior Secured Notes due 2027 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Second Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (iii) the 3.875% Senior Secured Notes due 2030 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Third Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (iv) the 4.375% Senior Secured Notes due 2040 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Fourth Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (v) the 4.500% Senior Secured Notes due 2050 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Fifth Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (vi) the 1.500% Senior Secured Notes due 2026 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Seventh Supplemental Indenture, dated as of June 24, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (vii) the 2.050% Senior Secured Notes due 2028 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Eighth Supplemental Indenture, dated as of June 24, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Tenth Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (viii) the 2.550% Senior Secured Notes due 2031 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Ninth Supplemental Indenture, dated as of June 24, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Eleventh Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (ix) the 2.250% Senior Secured Notes due 2031 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Fourteenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (x) the 3.000% Senior Secured Notes due 2041 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Twelfth Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Fifteenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (xi) the 3.300% Senior Secured Notes due 2051 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Thirteenth Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Sixteenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee and (xii) the 3.600% Senior Secured Notes due 2060 issued pursuant to the April 2020 Base Indenture, as supplemented that certain Seventeenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Twentieth Supplemental Indenture, dated as of August 13, 2021, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee.
“Existing T-Mobile Unsecured Notes” means (i) the 6.000% Senior Notes due 2023 issued pursuant to the Base Indenture, as supplemented by that certain Seventeenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on May 23, 2021), (ii) the 6.500% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Fifteenth Supplemental Indenture dated as of November 21, 2013, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on July 4, 2020), (iii) the 6.375% Senior Notes due 2025 issued pursuant to the Base Indenture, as supplemented by that certain Eighteenth Supplemental Indenture dated as of September 5, 2014, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on September 1, 2020), (iv) the 6.500% Senior Notes due 2026 issued pursuant to the Base Indenture, as supplemented by that certain Twentieth Supplemental Indenture dated as of November 5, 2015, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on March 27, 2021), (v) the 6.000% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-First Supplemental Indenture dated as of April 1, 2016, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on May 23, 2021), (vi) the 4.000% Senior Notes due 2022 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Third Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on March 16, 2022), (vii) the 5.125% Senior Notes due 2025 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Fourth Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on May 23, 2021), (viii) the 5.375% Senior Notes due 2027 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Fifth Supplemental Indenture dated as of March 16, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (ix) the 4.000% Senior Notes due 2022-1 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Sixth Supplemental Indenture dated as of April 27, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on March 16, 2022), (x) the 5.125% Senior Notes due 2025-1 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Seventh Supplemental Indenture dated as of April 28, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on July 4, 2020), (xi) the 5.375% Senior Notes due 2027-1 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Eighth Supplemental Indenture dated as of April 28, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (the maturity date applicable to which was amended from April 15, 2027 to April 15, 2022 in connection with the Sprint Merger, and which were repaid at maturity on April 15, 2022), (xii) the 5.300% Senior Notes due 2021 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-Ninth Supplemental Indenture dated as of May 9, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were repurchased and canceled in connection with the Sprint Merger), (xiii) the 6.000% Senior Notes due 2024 issued pursuant to the Base Indenture, as supplemented by that certain Twenty-First Supplemental Indenture dated as of April 1, 2016, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, as supplemented further by that certain Thirtieth Supplemental Indenture dated as of May 9, 2017, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were repurchased and canceled in connection with the Sprint Merger), (xiv) the 4.500% Senior Notes due 2026 issued pursuant to the Base Indenture, as supplemented by that certain Thirty-Second Supplemental Indenture, dated as of January 25, 2018, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on August 23, 2021), (xv) the 4.750% Senior Notes due 2028 issued pursuant to the Base Indenture, as supplemented by that certain Thirty-Third Supplemental Indenture dated as of January 25, 2018, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xvi) the 4.500% Senior Notes due 2026-1 issued pursuant to the Base Indenture, as supplemented by that certain Thirty-Fifth Supplemental Indenture, dated as of April 30, 2018, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (which were redeemed on August 23, 2021), (xvii) the 4.750% Senior Notes due 2028-1 issued pursuant to the Base Indenture, as supplemented by that certain Thirty-Sixth Supplemental Indenture, dated as of April 30, 2018, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xviii) the 2.250% Senior Notes due 2026 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Third Supplemental Indenture, dated as of January 14, 2021, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xix) the 2.625% Senior Notes due 2029 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Fourth Supplemental Indenture, dated as of January 14, 2021, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xx) the 2.875% Senior Notes due 2031 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Fifth Supplemental Indenture, dated as of January 14, 2021, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xxi) the 2.625% Senior Notes due 2026 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Sixth Supplemental Indenture, dated as of March 23, 2021, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee, (xxii) the 3.375% Senior Notes due 2029 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Seventh Supplemental Indenture, dated as of March 23, 2021, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee and (xxiii) the 3.500% Senior Notes due 2031 issued pursuant to the Base Indenture, as supplemented by that certain Forty-Eighth Supplemental Indenture, dated as of March 23, 2021, among T-Mobile USA, Inc., the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Issuer’s Board of Directors or a senior officer of the Issuer, which determination shall be conclusive.
“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.
“FCC Licenses” means all licenses or permits now or hereafter issued by the FCC.
“Financing Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a financing lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP.

“First Lien Debt to Cash Flow Ratio” means, as of the last day of any period, the ratio of (a) (i) the Specified Consolidated Indebtedness of such Person as of such date that constitutes First Lien Obligations (including, in any event, the aggregate amount of Specified Consolidated Indebtedness constituting Permitted Spectrum Financings) less (ii) the aggregate amount of unrestricted Specified Cash Equivalents of the Issuer and its Subsidiaries as of such date to (b) the Specified Consolidated Cash Flow of such Person for such period.
For purposes of making the computation referred to above, the First Lien Debt to Cash Flow Ratio, Specified Consolidated Indebtedness and Specified Consolidated Cash Flow shall be calculated on a Pro Forma Basis.
“First Lien Obligations” means any Specified Indebtedness that is secured by Liens on the collateral that secures the Existing T-Mobile Secured Notes on a pari passu basis with the Liens that secure the Existing T-Mobile Secured Notes.
“First Priority Initial Spectrum Obligations” means, collectively, the lease payments and all other obligations and liabilities of the Issuer and the Guarantors (including, without limitation, Post-Petition Interest), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with (i) the Initial Intra-Company Spectrum Lease Agreement and (ii) the Initial Spectrum Performance Agreement, in each case, whether on account of principal, lease payments, guarantee payments, interest, reimbursement obligations, fees, prepayment premiums, liquidated damages, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel that are required to be paid by the Issuer or any Guarantors pursuant to the terms of any of the foregoing agreements); provided that notwithstanding anything to the contrary in any documents or agreements (and regardless of any underlying actual amounts owing or outstanding), the total amount of the foregoing obligations that may constitute “First Priority Initial Spectrum Obligations” shall be limited to an aggregate amount not to exceed at any time $3,500,000,000.
“Fitch” means Fitch Ratings, Inc. and its successors.
“Foreign Subsidiary” means any Subsidiary of Parent other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.
“FSHCO” means any Subsidiary of Parent that owns no material assets (directly or through Subsidiaries) other than Equity Interests (or Equity Interests and Specified Indebtedness) in one or more Foreign Subsidiaries that are CFCs.
“GAAP” means generally accepted accounting principles as in effect on the date of any calculation or determination required under the Notes of the applicable series or the Indenture. Notwithstanding the foregoing, at any time, (i) the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP or parts of the Accounting Standards Codification or “ASC” shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture) and (ii) the Issuer, on any date may elect to establish that GAAP shall mean GAAP as in effect on such date; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the holders of outstanding Notes.
“Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority, including but not limited to FCC Licenses.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
“Guarantor” means, with respect to the Notes of any series, any Person who has guaranteed the obligations of the Issuer under the applicable Indenture until released from its Note Guarantee pursuant to the provisions of the applicable Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, and any guarantee in respect thereof.
“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.
“Immaterial Subsidiary” means any Subsidiary of the Issuer that at any time has Consolidated Total Assets accounting for less than 2.50% of the Issuer’s Consolidated Total Assets; provided that the aggregate Consolidated Total Assets of all Immaterial Subsidiaries shall not at any time exceed 5.00% of the Issuer’s Consolidated Total Assets.
“Indebtedness” means, with respect to any specified Person, without duplication, (1) any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(a)	in respect of borrowed money;
(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(c)	in respect of banker’s acceptances;
(d)	representing Financing Lease Obligations;
(e)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
(f)	representing any Hedging Obligations; and
(2)	any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transaction;
in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles (or in the application thereof) after the Closing Date be deemed to be an incurrence of Indebtedness for any purpose under the Indenture. The amount of any Indebtedness shall be determined in accordance with the last paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or
The amount of any Indebtedness outstanding as of any date will be:
(a)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(b)	in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time;

(c)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(d)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(i)	the Fair Market Value of such assets at the date of determination; and
(ii)	the amount of the Indebtedness of the other Person.
“Indebtedness for Borrowed Money” means, with respect to any specified Person, without duplication, the Specified Indebtedness described in clauses (1)(a) and (1)(b) of the definition of “Specified Indebtedness.”
“Initial Intra-Company Spectrum Lease Agreement” means the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, by and among, inter alia, various SpectrumCo1 entities, as lessors, Sprint Communications, as lessee, Sprint and the other guarantors party thereto (as amended from time to time).
“Initial Spectrum Performance Agreement” means the SCI Payment and Performance Undertaking Agreement, dated as of October 27, 2016, between Sprint Communications, Sprint, the other grantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (as amended from time to time).
“Insolvency Proceeding” means each of the following, in each case with respect to the Issuer or any Guarantor or any property or Specified Indebtedness of the Issuer or any Guarantor: (a)(i) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, (ii) any case or proceeding seeking receivership, liquidation, reorganization, winding up or other similar case or proceeding, (iii) any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt and (iv) any case or proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official and (b) any general assignment for the benefit of creditors.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment Grade” means:
(1)	with respect to Moody’s, a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better (and, for purposes of an Investment Grade Event, stable or better outlook);
(2)	with respect to S&P, a rating of BBB- (or its equivalent under any successor rating category of S&P) or better (and, for purposes of an Investment Grade Event, stable or better outlook);
(3)	with respect to Fitch, a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better (and, for purposes of an Investment Grade Event, stable or better outlook); and
(4)
if any Rating Agency ceases to exist or ceases to rate any series of notes issued under the Base Indenture for reasons outside of the control of the Issuer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization”, as such term is defined under Section 3(a)(62) of the Exchange Act, selected by the Issuer as a replacement agency.

“Investment Grade Event” means:
(1)
the Issuer has obtained a rating or, to the extent any Rating Agency will not provide a rating, an advisory or prospective rating from at least two Rating Agencies, that reflects an Investment Grade rating (i) for the corporate rating of the Issuer or Parent and (ii) with respect to each outstanding series of notes issued under the Base Indenture after giving effect to the proposed release of all of the Note Guarantees;

(2)	no Event of Default shall have occurred and be continuing with respect to such series of notes; and
(3)
the (i) guarantees by, or direct obligation of, the Guarantors with respect to the Credit Agreement and the Existing T-Mobile Secured Notes have been released or would be released simultaneously with an Investment Grade Event Election and (ii) Liens securing the Specified Obligations under the Existing T-Mobile Secured Notes and the Specified Obligations under the Credit Agreement (including related secured interest rate agreements) have been released or would be released simultaneously with an Investment Grade Event Election.

“Investment Grade Event Election” means an election by the Issuer, upon or following the occurrence of an Investment Grade Event, to cause the Note Guarantees in respect of the Notes to be released. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the holders of outstanding Notes.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments” as of the date the acquisition of the acquired Person is consummated. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“ISIS Joint Venture” means Amended and Restated LLC Agreement of JVL Ventures, LLC dated October 1, 2010, as amended.
“Issue Date” means the effective date of the Board Resolution, officers’ certificate or supplemental indenture pursuant to which the first series of DT Notes was issued under the Base Indenture, or April 28, 2013.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof; provided that in no event shall an operating lease in and of itself constitute a Lien.
“Material Subsidiary” means any Person that is a Domestic Subsidiary if, as of the date of the most recent balance sheet of the Issuer, the aggregate amount of securities of, loans and advances to, and other investments in, such Person held by the Issuer and its Subsidiaries exceeded 10% of the Issuer’s Consolidated Net Worth, provided that any Subsidiary that is at any time designated as an “Unrestricted Subsidiary” (or the equivalent thereof) under the Credit Agreement shall not constitute a “Material Subsidiary” for any purpose hereof.
“Merger” means the merger of MetroPCS Wireless, Inc. with and into the Issuer with the Issuer as the surviving Person, pursuant to the Business Combination Agreement.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Net Equity Proceeds” means the net cash proceeds received by the Issuer since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock).
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding, however:
(1)
any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with: (a) dispositions of assets (other than in the ordinary course of business); or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but excluding any items deemed to be cash pursuant to clause (2)(a) of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”), net of all costs relating to such Asset Sale, including (a) legal, accounting and investment banking fees, finder’s fees, sales commissions, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (e) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Issuer or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be.
“New Markets” means the collective reference to any wireless telephone markets other than the metropolitan areas of Las Vegas, Nevada; Los Angeles, San Francisco and Sacramento, California; Detroit, Michigan; Dallas/Fort Worth, Texas; Tampa/Sarasota, Orlando, Miami and Jacksonville, Florida; Atlanta, Georgia; Philadelphia, Pennsylvania; New York, New York; Boston, Massachusetts; and Hartford, Connecticut.
“New Market Losses” means, for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by the Issuer or any of its Restricted Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the fourth anniversary after the initial commencement of commercial operations in the applicable New Market.
“Non-Recourse Debt” means Specified Indebtedness:
(1)
as to which neither the Issuer nor any of its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or any of its Subsidiaries (following the occurrence of an Investment Grade Event Election) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Specified Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)
no default with respect to which (including any rights that the holders of the Specified Indebtedness may have to take enforcement action against an Unrestricted Subsidiary (prior to the occurrence of an Investment Grade Event Election) or an “Unrestricted Subsidiary” (or equivalent thereof) under the Credit Agreement (following the occurrence of an Investment Grade Event Election)) would permit upon notice, lapse of time or both any holder of any other Specified Indebtedness of the Issuer or any of its Restricted Subsidiaries (prior to the occurrence of an Investment Grade Event Election) or any of its Subsidiaries (following the occurrence of an Investment Grade Event Election) to declare a default on such other Specified Indebtedness or cause the payment of the Specified Indebtedness to be accelerated or payable prior to its stated maturity;

provided that Non-Recourse Debt incurred by a Permitted Receivables Financing Subsidiary, Permitted Spectrum Financing Subsidiary or Permitted Tower Financing Subsidiary may have recourse to the Issuer and its Subsidiaries pursuant to Standard Securitization Undertakings.
“Note Guarantee” means the Guarantee by each Guarantor of obligations of the Issuer under the Indenture and the Notes of any series, executed in accordance with the provisions of the Indenture.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Indebtedness.
“Outstanding T-Mobile Secured Notes” means (i) the 3.500% Senior Secured Notes due 2025 issued pursuant to the Indenture, dated as of April 9, 2020 (the “April 2020 Base Indenture”), by and between T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust

Company Americas, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (ii) the 3.750% Senior Secured Notes due 2027 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Second Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (iii) the 3.875% Senior Secured Notes due 2030 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Third Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (iv) the 4.375% Senior Secured Notes due 2040 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Fourth Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (v) the 4.500% Senior Secured Notes due 2050 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Fifth Supplemental Indenture, dated as of April 9, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (vi) the 1.500% Senior Secured Notes due 2026 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Seventh Supplemental Indenture, dated as of June 24, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (vii) the 2.050% Senior Secured Notes due 2028 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Eighth Supplemental Indenture, dated as of June 24, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Tenth Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (viii) the 2.550% Senior Secured Notes due 2031 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Ninth Supplemental Indenture, dated as of June 24, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Eleventh Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (ix) the 2.250% Senior Secured Notes due 2031 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Fourteenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (x) the 3.000% Senior Secured Notes due 2041 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Twelfth Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Fifteenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (xi) the 3.300% Senior Secured Notes due 2051 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Thirteenth Supplemental Indenture, dated as of October 6, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Sixteenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (xii) the 3.400% Senior Secured Notes due 2052 issued pursuant to the April 2020 Base Indenture, as supplemented that certain Nineteenth Supplemental Indenture, dated as of August 13, 2021, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Twenty-Third Supplemental Indenture, dated as of December 6, 2021, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, (xiii) the 3.600% Senior Secured Notes due 2060 issued pursuant to the April 2020 Base Indenture, as supplemented that certain Seventeenth Supplemental Indenture, dated as of October 28, 2020, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, and that certain Twentieth Supplemental Indenture, dated as of August 13, 2021, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee,

(xiv) the 2.400% Senior Secured Notes due 2029 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Twenty-First Supplemental Indenture, dated as of December 6, 2021, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee and (xv) the 2.700% Senior Secured Notes due 2032 issued pursuant to the April 2020 Base Indenture, as supplemented by that certain Twenty-Second Supplemental Indenture, dated as of December 6, 2021, by and among T-Mobile US, Inc., T-Mobile USA, Inc., each of the subsidiary guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee.
“Permitted Acquisition” means:
(1)
any Specified Investment by the Issuer or any Subsidiary of the Issuer in a Person, if as a result of such Specified Investment (i) such Person becomes a Subsidiary of the Issuer or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or any division or business unit to, or is liquidated into, the Issuer or a Subsidiary of the Issuer; and

(2)	acquisitions of spectrum licenses.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the Issuer in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the net cash proceeds received by the Issuer from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Business” means those businesses in which the Issuer and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.
“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.
“Permitted Investments” means:
(1)	any Investment in the Issuer or in any Restricted Subsidiary of the Issuer;
(2)	any Investment in Cash Equivalents;
(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:
(a)	such Person becomes a Restricted Subsidiary of the Issuer; or
(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;
(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Equity Interests of Parent;
(6)
any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;
(8)
loans or advances to employees made in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(9)
any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the Notes, and any additional Notes of the same series, (ii) the DT Notes, and any additional Notes of the same series, and any Exchange Notes (as defined in the Base Indenture) relating thereto, (iii) any of the $1.75B Notes or (iv) any other Indebtedness that is pari passu with the Notes;

(10)	advances and prepayments for asset purchases in the ordinary course of business in a Permitted Business of the Issuer or any of its Restricted Subsidiaries;
(11)	Investments existing on the Closing Date, including Investments held by MetroPCS Wireless, Inc., the Issuer and their Subsidiaries immediately prior to the Merger;
(12)
Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Closing Date that are at that time outstanding, not to exceed $300.0 million;

(13)	Permitted Bond Hedge Transactions which constitute Investments;
(14)
(a) Permitted Joint Venture Investments, and (b) other Investments in any Person other than an Affiliate of the Issuer (excluding any Person that is an Affiliate of the Issuer solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests or Parent’s control, of such Person or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (a) or (b) has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed 12.5% of the Issuer’s Total Assets on the date of such Investment;

(15)
Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the Closing Date that are at that time outstanding, not to exceed the greater of (x) $1,600.0 million and (y) 6.0% of the Consolidated Cash Flow of the Issuer;

(16)	guarantees permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(17)	deposits or payments made with the FCC in connection with the auction or licensing of Governmental Authorizations;
(18)
any Investment deemed made from time to time pursuant to the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in such designated Subsidiaries as of the Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of the Issuer and its Subsidiaries subject to the Towers Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013);

(19)	any other Investments made in connection with the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of March 19, 2013; and
(20)
other Investments; provided that the Debt to Cash Flow Ratio calculated on a pro forma basis in the manner described in the definition of “Debt to Cash Flow Ratio” after giving effect to such Investment would be equal to or less than 3.50 to 1.00.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.
“Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.
“Permitted Liens” means:
(1)
Liens securing Specified Indebtedness and other Specified Obligations under Credit Facilities and/or securing Hedging Obligations related thereto permitted by clauses (1), (8) and (19) of the second paragraph of the covenant titled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” provided that any secured Permitted Refinancing Indebtedness incurred in respect of Specified Indebtedness or other Specified Obligations previously secured pursuant to this clause (1) will be treated as Specified Indebtedness secured pursuant to this clause (1) in making any determination as to whether additional Specified Indebtedness or other Specified Obligations may be secured pursuant to this clause (1);

(2)	Liens in favor of the Issuer or the Guarantors;
(3)
Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Issuer or is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof) other than those of the Person that becomes a Subsidiary of the Issuer or is merged into or consolidated with the Issuer or the Subsidiary;

(4)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(5)
(a) bankers’ Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, and (b) Liens, deposits (including deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)
Liens to secure Specified Indebtedness (including Financing Lease Obligations) permitted by clause (4) of the second paragraph of the covenant titled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Specified Indebtedness;

(7)	Liens existing on the Series Issue Date;
(8)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)
Liens imposed by law or contract, such as carriers’, warehousemen’s, suppliers’, vendors’, construction, repairmen’s, landlord’s and mechanics’ Liens or other similar Liens, in each case, incurred in the ordinary course of business;

(10)
survey exceptions, encumbrances, leases, subleases, encroachments, protrusions, easements or reservations of, or rights of others for, licenses, sub-licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including defects or irregularities in title and similar encumbrances) as to the use of real property that were not incurred in connection with Specified Indebtedness, or Liens incidental to the conduct of business of such Person or to the ownership of its properties that were not incurred in connection with Specified Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)
Liens arising by reason of a judgment, attachment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(12)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);
(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:
(a)
the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b)
the Specified Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Specified Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)
(a) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (b) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (c) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(15)
Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Issuer or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(16)
Liens (x) in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as trustee and (y) on Specified Cash Equivalents securing obligations under any Specified Indebtedness of the Issuer or any Subsidiary of the Issuer that has been called for redemption, defeasance or discharge;

(17)
Liens on Specified Cash Equivalents securing (a) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any Specified Guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business or (b) letters of credit required to be issued for the benefit of any Person that controls a Specified Permitted Joint Venture Investment to secure any put right for the benefit of the Person controlling the Specified Permitted Joint Venture Investment;

(18)
Liens arising from Uniform Commercial Code financing statement filings (or similar filings in any other jurisdiction) regarding operating leases or consignments or sales of receivables entered into in the ordinary course of business covering only the property under lease (plus improvements and accessions to such property and proceeds or distributions of such property and improvements and accessions thereto), consignment or sale and other Liens arising solely from precautionary UCC financing statements or similar filings;

(19)	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense entered into in the ordinary course of business;
(20)	Liens on Specified Cash Equivalents on deposit to secure reimbursement obligations under letters of credit incurred in the ordinary course of business;
(21)
(i) prior to the occurrence of an Investment Grade Event Election, Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by the Issuer or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person and (ii) following the occurrence of an Investment Grade Event

Election, Liens on and pledges of the Equity Interests of any Person that is an unrestricted subsidiary under any Credit Facility or any joint venture owned by the Issuer or any Subsidiary of the Issuer to the extent securing Non-Recourse Debt or other Specified Indebtedness of such Person;
(22)
Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the Specified Permitted Business, and applicable only to the assets that are the subject of such agreements or contracts;

(23)	Liens securing Hedging Obligations;
(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(25)
Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)
Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(27)
Liens securing any arrangement for treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services and any automated clearing house transfer of funds provided to Parent or any of its Subsidiaries;

(28)
Liens with respect to obligations that do not exceed at any time the greater of (x) $3,750.0 million and (y) 17.00% of Specified Consolidated Cash Flow determined on a Pro Forma Basis for the most recently ended Test Period;

(29)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;
(30)	Liens, if any, incurred in connection with the Specified Towers Transactions;
(31)
Liens securing obligations in respect of the operating lease payments owed to SpectrumCo1 or in respect of any other secured spectrum leases to which the Issuer or any of its Subsidiaries are a party, and any related payment and performance undertaking;

(32)
leases, licenses, subleases and sublicenses of, and the granting of an easement interest in and to, assets (including real property and intellectual property rights and other general intangibles) in the ordinary course of business;

(33)	pledges and deposits in the ordinary course of business to secure liability to insurance carriers, insurance companies and brokers;
(34)	grants of software and other technology licenses in the ordinary course of business;
(35)	Liens arising out of conditional sale, title retention, consignment or similar arrangement for the sale of goods in the ordinary course of business;
(36)	Liens on equipment of the Issuer or any Subsidiary of the Issuer granted in the ordinary course of business to the Issuer’s or such Subsidiary’s client at which such equipment is located;
(37)	Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements in the ordinary course of business;
(38)	customary options, put and call arrangements, rights of first refusal and similar rights relating to Specified Investments in joint ventures, partnerships and similar investment vehicles;
(39)	Liens arising out of or deemed to exist in connection with any financing transaction with respect to property owned, built or acquired by the Issuer or any Subsidiary of the Issuer;
(40)	Liens securing obligations in respect of the Designated L/C Facilities;

(41)
Liens on the cash proceeds (and the related escrow account, and any money market funds or securities in which such cash proceeds are invested during the applicable escrow period) of any issuance of Specified Indebtedness in connection with the cash proceeds of such Specified Indebtedness being placed into (and pending the release from) escrow; and

(42)
Liens incurred in connection with all transactions (i) contemplated by the Boost Asset Purchase Agreement and (ii) entered into pursuant to the consent decree originally filed by the U.S. Department of Justice with the U.S. District Court for the District of Columbia on July 26, 2019, as agreed to the U.S. Department of Justice, Parent, DT, Sprint, SoftBank Group Corp., and DISH Network Corporation, as it may be further amended or modified.

“Permitted MetroPCS Notes” shall have the meaning assigned to such term in the Business Combination Agreement.
“Permitted Post-IG Event Election Liens” means:
(1)	Permitted Liens, other than those Permitted Liens incurred pursuant to clause (1), (6) and (7) of the definition thereof;
(2)
Liens to secure Specified Indebtedness represented by Financing Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Issuer or its Subsidiaries; provided that Liens securing Specified Indebtedness permitted to be incurred pursuant to this clause (2) extend only to the assets purchased with the proceeds of such Specified Indebtedness, accessions to such assets, lease and sublease interests related thereto and upgrades thereof and the proceeds and products thereof, any lease of such assets (including accessions thereto) and the proceeds and products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(3)	Liens existing on the Series Issue Date (other than Liens permitted by clause (4) below);
(4)	Liens created for the benefit of (or to secure) First Lien Obligations in an aggregate principal amount not to exceed $19.0 billion at any time outstanding;
(5)	Liens with respect to Specified Obligations that do not exceed 15% of Consolidated Net Tangible Assets determined on a Pro Forma Basis for the most recently ended Test Period; and
(6)
Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Specified Indebtedness secured by any Lien included or incorporated by reference in this definition of “Permitted Post-IG Event Election Liens” (including any accrued but unpaid interest thereon and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement); provided, however, that:

(a)
the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property and assets and proceeds or distributions of such property and assets and improvements and accessions thereto); and

(b)
the Specified Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Specified Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge.

“Permitted Payments to Parent” means, without duplication as to amounts:
(1)	payments to Parent to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and
(2)
for so long as the Issuer is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Issuer and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Issuer would owe if the Issuer were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Issuer and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary the terms of which (including financing terms, covenants, termination events and other provisions) (a) have been negotiated at arm’s length and (b) are, in the good faith determination of the Issuer’s Board of Directors or a senior financial officer of the Issuer, which determination shall be conclusive, in the aggregate economically fair and reasonable to the Issuer and its Subsidiaries.
“Permitted Receivables Financing Assets” means financial assets, including accounts receivable, chattel paper and other payment rights, and related assets (including contract rights and insurance payments), and the proceeds thereof.
“Permitted Receivables Financing Subsidiary” means, collectively, (i) each Existing Receivables Financing Subsidiary, (ii) each other Wholly-Owned Subsidiary of the Issuer that engages in no material activities other than in connection with Permitted Receivables Financings and any business or activities incidental or related to such business and (iii) any other Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Issuer or any of its Subsidiaries makes a Specified Investment and to which the Issuer or any of its Subsidiaries transfers Permitted Receivables Financing Assets that engages in no material activities other than in connection with Permitted Receivables Financings, and any business or activities incidental or related to such business, and in the case of clause (ii) or (iii) above which is designated by the Board of Directors of the Issuer (as provided below) as a Permitted Receivables Financing Subsidiary and in each case (a) no portion of the Specified Indebtedness (contingent or otherwise) of which (i) is guaranteed by Parent, the Issuer or any of their Subsidiaries, other than another Permitted Receivables Financing Subsidiary or (to the extent that it might be deemed a guaranty) pursuant to Standard Securitization Undertakings, or (ii) is recourse to or obligates Parent, the Issuer or any of their Subsidiaries, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings, (b) to which none of Parent, the Issuer or any of their Subsidiaries, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by delivery to the Trustee of a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries, any Disqualified Stock of the Issuer or any Preferred Stock of any Restricted Subsidiary issued to Refinance any other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness), any Disqualified Stock of the Issuer or any Preferred Stock of a Restricted Subsidiary in a principal amount or, in the case of Disqualified Stock of the Issuer or Preferred Stock of a Restricted Subsidiary, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:
(1)
the principal amount or, in the case of Disqualified Stock or Preferred Stock, liquidation preference, of the Indebtedness, Disqualified Stock or Preferred Stock so Refinanced (plus, in the case of Indebtedness, the amount of accrued interest and premium, if any paid in connection therewith), and

(2)	if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing;

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;” provided that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.
Notwithstanding the preceding, no Indebtedness, Disqualified Stock or Preferred Stock will be deemed to be Permitted Refinancing Indebtedness, unless:
(1)
such Indebtedness, Disqualified Stock or Preferred Stock has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced;

(2)
if the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced is contractually subordinated in right of payment to the Notes, such Indebtedness, Disqualified Stock or Preferred Stock is contractually subordinated in right of payment to, the Notes, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced at the time of the Refinancing; and

(3)
such Indebtedness or Disqualified Stock is incurred or issued by the Issuer or such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced or the issuer of the Disqualified Stock or Preferred Stock being Refinanced, or a Restricted Subsidiary of such obligor or issuer.

“Permitted Spectrum Financing” means the Existing Sprint Spectrum Transaction.
“Permitted Spectrum Financing Subsidiary” means, collectively, (i) the Existing Sprint Spectrum Note Entities and (ii) any future special purpose vehicle Subsidiaries of the Issuer (including any “Depositors” and “Intermediate HoldCos”) formed as part of and for the purpose of consummating a future transaction similar to the Existing Sprint Spectrum Transaction, together with their successors and assigns and any Subsidiary thereof.
“Permitted Tower Financing” means the Specified Towers Transactions.
“Permitted Tower Financing Subsidiary” means any financing subsidiary formed in connection with a Permitted Tower Financing.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Phoenix Towers Transaction Agreements” means (i) the Purchase and Sale Agreement, dated as of July 30, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Issuer, certain Subsidiaries of the Issuer, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; (ii) the Purchase and Sale Agreement (PR Sale Sites), dated as of October 28, 2015 (as the same may be amended, modified, or supplemented from time to time), among the Issuer, certain Subsidiaries of the Issuer, PTI US Acquisitions, LLC, and each sale site subsidiary party thereto; and (iii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.
“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed or allowable in any such Insolvency Proceeding.
“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.
“Principal Property” means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office and the equipment located thereon which (a) is owned by the Issuer or any of its Subsidiaries; (b) has not been determined in good faith by the Board of Directors of the Issuer not to be materially important to the total business conducted by Issuer and its Subsidiaries taken as a whole; and (c) has a net book value on the date as of which the determination is being made in excess of 1.0% of Consolidated Net Tangible Assets as most recently determined on or prior to such date (including, for purposes of such calculation, the land, land improvements, buildings and such fixtures comprising such office).
“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with the following provisions, mutatis mutandis:
(1)
pro forma effect shall be given to any transaction (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that has been made by any Person that has become a Subsidiary of the Issuer or has been merged with or into the Issuer or any Subsidiary of the Issuer during the relevant Test Period or subsequent to such period but on or prior to the date on which compliance is to be evaluated and that would have constituted a Pro Forma Transaction had such transactions occurred when such Person was a Subsidiary of the Issuer, as if such transaction was a Pro Forma Transaction that occurred on the first day of such relevant Test Period; and

(2)
such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Specified Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Specified Consolidated Net Income.

“Pro Forma Transactions” means, (x) the Sprint Transactions, (y) any incurrence or repayment of Specified Indebtedness (other than working capital or Specified Indebtedness incurred in the ordinary course of business), any Specified Investment that results in a Person becoming a Subsidiary of the Issuer, any Permitted Acquisition or disposition that results in a Subsidiary ceasing to be a Subsidiary or any Specified Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any disposition of a business unit, line of business or division of the Issuer or any Subsidiary of the Issuer, in each case whether by merger, consolidation, amalgamation or otherwise and in each case under this clause (y) with a Specified Fair Market Value in excess of $25,000,000 and (z) any restructuring or cost saving, operational change or business rationalization initiative or other initiative.
“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the notes of the applicable series for reasons outside of the control of the Issuer, any other “nationally recognized statistical rating organization” as such term is defined under Section 3(a)(62) of the Exchange Act selected by the Issuer as a replacement agency.
“Rating Event” with respect to any series of Notes means the Notes of such series cease to be rated Investment Grade by at least two Rating Agencies on any day during the Ratings Decline Period.
“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Issuer or a stockholder of the Issuer as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 90 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the notes of the applicable series, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.
“Receivables Financing” means any transaction or series of transactions that may be entered into by Parent, the Issuer or any Subsidiary pursuant to which Parent, the Issuer or any Subsidiary of the Issuer may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Parent, the Issuer or any Subsidiary of the Issuer) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Parent, the Issuer or any Subsidiary of the Issuer.
“Refinancing” or “Refinance” shall mean, with respect to any Indebtedness or Specified Indebtedness, as applicable, any other Indebtedness or Specified Indebtedness, as applicable, issued (a) in exchange for, or the net proceeds of which are used to, extend the maturity renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of such Indebtedness or Specified Indebtedness, as applicable.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 13, 2021, among the Issuer, Parent, the Subsidiary Guarantors and J.P. Morgan Securities LLC, for itself and as representative of the initial purchasers, as such agreement may be amended, modified or supplemented from time to time.
“Reinsurance Entity” means TMUS Assurance Corporation, a Hawaii corporation and any successor thereto.
“Replacement Assets” means: (i) capital expenditures with respect to any assets, (ii) other assets that will be used or useful in a Permitted Business, (iii) all or substantially all of the assets of a Permitted Business, (iv) Voting Stock of any Person engaged in a Permitted Business that, when taken together with all other Voting Stock of such Person owned by the Issuer and its Restricted Subsidiaries, constitutes a majority of the Voting Stock of such Person and such Person will become a Restricted Subsidiary on the date of the acquisition thereof or (v) deposits or payments to acquire FCC Licenses.
“Responsible Officer” means, (i) when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee (or any successor group thereto) or any other officer of the Trustee who customarily performs functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who has responsibility for the administration of the Indenture and (ii) as to any other Person, the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or director of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or director of such Person. Unless otherwise qualified or the context otherwise requires, all references to a “Responsible Officer” mean a Responsible Officer of the Issuer.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and its successors.
“September 2010 Senior Notes Indenture” means the Indenture, dated as of September 21, 2010, as supplemented by the Second Supplemental Indenture, dated November 17, 2010, among MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of December 23, 2010, by MetroPCS Wireless, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the December 2012 Senior Notes Sixth Supplemental Indenture, as further supplemented by the Seventh Supplemental Indenture, dated as of May 1, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by the Eighth Supplemental Indenture, dated as of July 15, 2013, among T-Mobile USA, Inc., the guarantors party thereto and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Ninth Supplemental Indenture, dated as of August 11, 2014, among T-Mobile USA, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, as further supplemented by that certain Tenth Supplemental Indenture, dated as of September 28, 2015, among T-Mobile USA, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee, and as further supplemented by that certain Eleventh Supplemental Indenture, dated as of August 30, 2016, among T-Mobile USA, Inc., the guarantors named therein and Wells Fargo Bank, N.A., as trustee.
“Series Issue Date” means, with respect to a series of Notes, the effective date of the Board Resolution, officers’ certificate or supplemental indenture pursuant to which the Notes of such series are first issued.
“Series Issue Date Existing Indebtedness” means, with respect to a series of Notes, the Notes of any series issued under the Base Indenture and in existence on the applicable Series Issue Date for such series of Notes (including the DT Notes) (and any “Exchange Notes” (as defined in the Base Indenture) relating thereto) and, in each case, the related Note Guarantees (other than the Notes of such series issued on the Series Issue Date), including, for the avoidance of doubt, the Existing T-Mobile Unsecured Notes described in clauses (i)-(xvii) of the definition thereof in the case of the 2026 Notes, or clauses (i)-(xx) thereof in the case of the 2029 Notes or the 2031 Notes.
“Significant Subsidiary” means, with respect to any specified Person, any Subsidiary of such Person that as of the end of the most recent fiscal quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on April 9, 2020, of such Person.

“Specified Cash Equivalents” means:
(1)
United States dollars, pounds sterling, euros, Canadian dollars, Swiss francs, the national currency of any member state of the European Union or any other foreign currencies held by the Issuer and its Subsidiaries from time to time in the ordinary course of business;

(2)
securities issued or directly and fully guaranteed or insured by the government of the United States of America, Canada, the United Kingdom, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the United States, Canada, the United Kingdom, Switzerland or the relevant member state of the European Union, as the case may be, is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3)
demand deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks;

(4)
repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the date of acquisition;
(6)
securities issued and fully guaranteed by any state, commonwealth or territory of the United States, Canada, any country that is a member of the European Union, the United Kingdom or Switzerland or by any political subdivision or agency or instrumentality of the foregoing, rated at least “A” (or the equivalent thereof) by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(7)	auction rate securities rated at least “AA-” or “Aa3” (or the equivalent thereof) by a Rating Agency at the time of purchase and with reset dates of one year or less from the time of purchase;
(8)
investments, classified in accordance with GAAP as current assets of the Issuer or any of its Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (1) through (7) of this definition;

(9)	any substantially similar investment to the kinds described in clauses (1) through (7) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and
(10)	deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.
“Specified Consolidated Cash Flow” means, with respect to any specified Person for any period, the Specified Consolidated Net Income of such Person for such period plus, without duplication:
(1)
provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Specified Consolidated Net Income; plus

(2)
the Specified Consolidated Interest Expense of such Person and its Subsidiaries for such period, to the extent that such Specified Consolidated Interest Expense was deducted in computing such Specified Consolidated Net Income; plus

(3)
depreciation, amortization (including non-cash impairment charges and any write-off or write-down or amortization of intangibles) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Specified Consolidated Net Income; plus
(4)
any nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to any Permitted Tower Financing or any Permitted Spectrum Financing, (b) any fees, expenses (including legal and professional expenses) or charges (not covered under sub-clause (d) below) related to any sale or offering of Equity Interests of such Person or Parent or any investment, acquisition, disposition, dividend, distribution, return of capital, recapitalization or the incurrence of any Specified Indebtedness, including refinancing thereof or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the Existing Sprint Unsecured Notes, the Existing T-Mobile Unsecured Notes described in clauses (i)-(xvii) of the definition thereof in the case of the 2026 Notes, or clauses (i)-(xx) thereof in the case of the 2029 Notes or the 2031 Notes and the notes issued from time to time under the Base Indenture (in each case, whether or not successful and whether or not incurred prior to the Series Issue Date), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Specified Indebtedness, (d) any fees or expenses relating to the Sprint Transactions and the transactions contemplated in the Credit Agreement or the Bridge Credit Agreement, including any fees, expenses or charges related to any incurrence, issuance or offering of incremental facilities, replacement facilities, extension facilities or incremental equivalent debt, or any amendment or modification of the Credit Agreement, the Bridge Credit Agreement, any other loan document executed and delivered in connection with the Credit Agreement or the Bridge Credit Agreement or any documentation governing incremental equivalent debt (in each case, whether or not successful) and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges, and costs in connection with strategic initiatives, transition costs and information systems-related costs (including non-recurring employee bonuses in connection therewith and non-recurring product and intellectual property development costs); plus

(5)	losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing; plus
(6)	[reserved]; plus
(7)
the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies that are reasonably identifiable, factually supportable and expected in good faith to be realized as a result of actions with respect to which substantial steps have been taken, will be, or are expected in good faith to be, taken within 24 months after the date of any acquisition, disposition, divestiture, restructuring, other operational changes or the implementation of a cost savings or other similar initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions or substantial steps have been, will be or are expected to be taken within 24 months after (x) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring or initiative is initiated on or prior to the date of the consummation of the Sprint Merger, the date of the consummation of the Sprint Merger or (y) if such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring, other operational changes or initiative is initiated after the date of the consummation of the Sprint Merger, the date on which such cost savings, expense reductions, charge, expense, acquisition, divestiture, restructuring other operational changes or initiative is initiated and (B) no cost savings, operating expense reductions, restructuring charges and expense or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Specified Consolidated Cash Flow, whether through a pro forma adjustment or otherwise, for such period (which adjustments may be incremental to pro forma adjustments made pursuant to the definition of “Debt to Cash Flow Ratio”); plus

(8)
in addition to (but not in duplication of) clause (7) above, the “run rate” expected cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies related to the Sprint Transactions that are reasonably identifiable, factually supportable and expected in good faith to be realized as a result of actions with respect to which substantial steps have been taken, will be, or are expected in good faith to be, taken within 36 months after the date of the consummation of the Sprint Merger (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, other operating improvements and initiatives, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions (which actions may be incremental to pro forma adjustments made pursuant to the definition of “Debt to Cash Flow Ratio”); minus
(9)
non-cash items increasing such Specified Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the Issuer that is not a Subsidiary Guarantor will be added to Specified Consolidated Net Income to compute Specified Consolidated Cash Flow of the Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
For the avoidance of doubt, calculations of “Specified Consolidated Cash Flow” of the Issuer for any period prior to the date of the consummation of the Sprint Merger for purposes of calculating the Debt to Cash Flow Ratio shall be on a Pro Forma Basis.
“Specified Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Specified Indebtedness of such Person and its Subsidiaries described in clauses (a)(1) and (2) (excluding, for the avoidance of doubt, surety bonds, performance bonds and similar instruments) of the definition of Specified Indebtedness, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Notes; provided that Specified Consolidated Indebtedness shall not include (w) Specified Indebtedness incurred in connection with any Permitted Tower Financing or other special purpose entity financing (other than Specified Indebtedness incurred by a Permitted Spectrum Financing Subsidiary, including the Existing Sprint Spectrum-Backed Notes), (x) obligations in respect of letters of credit, except to the extent of any unreimbursed amounts thereunder or (y) Specified Indebtedness constituting Financing Lease Obligations, purchase money debt or other similar Specified Indebtedness.
“Specified Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:
(1)
the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Financing Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedging Obligations); plus

(2)	[reserved]; plus
(3)
any interest expense on that portion of Specified Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Specified Guarantee or Lien is called upon); plus

(4)
the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined U.S. federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, (i) [reserved], (ii) annual agency fees paid to the administrative agents and collateral agents or similar agents under the Credit Agreement, the Bridge Credit Agreement or other credit facilities, (iii) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (iv) costs associated with obtaining Swap Obligations, (v) any expense resulting from the discounting of any Specified Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Sprint Transactions or any acquisition, (vi) penalties and interest relating to taxes, (vii) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (viii) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (ix) any expensing of bridge, commitment and other financing fees and any other fees related to the Sprint Transactions or any acquisitions after April 9, 2020, (x) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (xi) interest expense attributable to a parent entity resulting from push-down accounting, and (xii) any lease, rental or other expense in connection with a non-financing lease.
“Specified Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Specified Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)
the positive Specified Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2)	[reserved];
(3)	the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment), in each case, will be excluded;
(4)
unrealized losses and gains attributable to Hedging Obligations, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded;

(5)	any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees, will be excluded;
(6)
all extraordinary, unusual or non-recurring charges, gains and losses including, without limitation, all restructuring costs, severance costs, one-time compensation charges, transition costs, facilities consolidation, closing or relocation costs, costs incurred in connection with any acquisition (including the Sprint Business Combination) prior to or after the date of the consummation of the Sprint Merger (including integration costs), including all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock, shall be excluded;

(7)
any fees and expenses, including prepayment premiums and similar amounts, incurred during such period, or any amortization thereof for such period, in connection with any equity issuance, acquisition, disposition, recapitalization, Specified Investment, asset sale, issuance or repayment of Specified Indebtedness (including any issuance of Notes), financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed), shall be excluded;

(8)	any gains and losses from any early extinguishment of Specified Indebtedness shall be excluded;
(9)	any gains and losses from any redemption or repurchase premiums paid with respect to Specified Indebtedness shall be excluded; and
(10)	any write-off or amortization of deferred financing costs (including the amortization of original issue discount) associated with Specified Indebtedness shall be excluded.
“Specified Fair Market Value” means the value that would be paid by a buyer to an unaffiliated seller, determined in good faith by the Issuer’s Board of Directors or a senior officer of the Issuer, which determination shall be conclusive; provided that any sale, lease, license or other disposition of assets in connection with the Sprint Business Combination (including any required regulatory divestitures) shall be deemed to be for Specified Fair Market Value regardless of whether such sale, lease, license or other disposition meets the requirement of this definition.
“Specified Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Specified Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the date of the consummation of the Sprint Merger or entered into in connection with any acquisition or disposition permitted under the Indenture (other than such obligations with respect to Specified Indebtedness). The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Issuer in good faith.
“Specified Indebtedness” means, with respect to any specified Person, without duplication,
(1)	any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(a)	in respect of borrowed money;
(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(c)	in respect of banker’s acceptances;
(d)	representing Financing Lease Obligations;
(e)
representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(f)	representing any Hedging Obligations; and
(2)	any financial liabilities recorded in respect of the upfront proceeds received in connection with the Specified Towers Transactions, in each case, if and only to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Specified Indebtedness” includes all Specified Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Specified Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Specified Guarantee by the specified Person of any Specified Indebtedness of any other Person. Notwithstanding the foregoing, the following shall not constitute Specified Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Specified Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; (4) any obligation arising from any agreement providing for indemnities, Specified Guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Specified Guarantees of Specified Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets; (5) Standard Securitization Undertakings and obligations incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Parent, the Issuer or any of the “Restricted Subsidiaries” under the Credit Agreement other than (A) one or more Permitted Receivables Financing Subsidiaries and (B) pursuant to Standard Securitization Undertakings; (6) accruals for payroll and other liabilities accrued in the ordinary course of business; (7) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller; (8) all intercompany liabilities among the Issuer and/or the Subsidiaries having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (9) any operating lease that must be recognized on the balance sheet of such Person as a lease liability and right-of-use asset in accordance with the Financial Accounting Standards Board Update No. 2016-02, dated February 2016 (Leases (Topic 842)), which adopts Accounting Standards Codification 842.
The amount of any Specified Indebtedness outstanding as of any date will be:
(a)	the accreted value of the Specified Indebtedness, in the case of any Specified Indebtedness issued with original issue discount;
(b)	in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such obligations that would be payable (giving effect to netting) by such Person at such time;
(c)	the principal amount of the Specified Indebtedness, in the case of any other Specified Indebtedness; and
(d)	in respect of Specified Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(i)	the Specified Fair Market Value of such assets at the date of determination; and
(ii)	the amount of the Specified Indebtedness of the other Person.
“Specified Investments” means:
(A)
prior to the occurrence of an Investment Grade Event Election, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Specified Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Specified Indebtedness, Equity Interests or other securities. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made a Specified Investment on the date of any such sale or disposition equal to the Specified Fair Market Value of the Issuer’s Specified Investments in such Restricted Subsidiary. Except as otherwise provided in the Indenture, the amount of a Specified Investment will be determined at the time the Specified Investment is made and without giving effect to subsequent changes in value; and

(B)
following the occurrence of an Investment Grade Event Election, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Specified Guarantees), advances (excluding commission, travel, entertainment, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of assets, equipment, property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Specified Indebtedness, Equity Interests or other securities. If the Issuer or any of its Wholly-Owned Subsidiaries that are “Restricted Subsidiaries” under the Credit Agreement sells or otherwise disposes of any Capital Stock of any direct or indirect Wholly-Owned Subsidiary that is a “Restricted Subsidiary” under the Credit Agreement such that, after giving effect to any such sale or disposition, such Person is no longer a “Restricted Subsidiary” under the Credit Agreement, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Specified Fair Market Value of the

Issuer’s Investments in such “Restricted Subsidiary” under the Credit Agreement. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
“Specified Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:
(1)
any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with: (a) dispositions of assets (other than in the ordinary course of business); or (b) the extinguishment of any Specified Indebtedness of such Person or any of its Subsidiaries; and

(2)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).
“Specified Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, cash collateral obligations, damages and other liabilities payable under the documentation governing any Specified Indebtedness (including, without limitation, interest, fees or expenses which accrue after the commencement of any bankruptcy case or proceeding, whether or not allowed or allowable as a claim in any such case or proceeding).
“Specified Permitted Business” means any business, service or other activity in which the Issuer and its Subsidiaries or any direct or indirect parent of the Issuer were engaged on the date of the consummation of the Sprint Merger, or any business similar, related, complementary, incidental or ancillary thereto or that constitutes a reasonable extension, development or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.
“Specified Permitted Joint Venture Investment” means, with respect to any specified Person, Specified Investments in any other Person engaged in a Specified Permitted Business of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.
“Specified Towers Transactions” means the transactions contemplated by the Specified Towers Transactions Agreements.
“Specified Towers Transactions Agreements” means the Crown Towers Transaction Agreements, the Phoenix Towers Transaction Agreements and the Sprint Towers Transaction Agreements.
“Specified Unrestricted Subsidiary Designation” has the meaning assigned to such term in the covenant described above under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”
“Spectrum” means frequencies of electromagnetic spectrum used to provide fixed or mobile communications services as licensed or authorized by the FCC.
“SpectrumCo1” means, collectively, the Spectrum special purpose vehicle Subsidiaries of Parent existing on April 9, 2020 that are part of, and were formed for the purpose of, transactions relating to the First Priority Initial Spectrum Obligations (including in respect of any additional sales or transfers of Spectrum, any additional issuances of notes thereby and any amendments thereto).
“Sprint” means Sprint LLC, formerly known as Sprint Corporation.
“Sprint Business Combination” means the acquisition by Parent or any of its subsidiaries, whether directly or indirectly, of Sprint.
“Sprint Business Combination Agreement” means the Business Combination Agreement, dated as of April 29, 2018 (such agreement, together with all schedules and exhibits thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among T-Mobile US, Inc., Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom AG, Deutsche Telekom Holding B.V., and SoftBank Group Corp.
“Sprint Capital Corporation Indenture” means that certain Indenture, dated as of October 1, 1998, by Sprint Capital Corporation, Sprint and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee, as supplemented by the First Supplemental Indenture, dated as of January 15, 1999, among Sprint Capital Corporation, Sprint and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One,

N.A.), as trustee, the Second Supplemental Indenture, dated as of October 15, 2001, among Sprint Capital Corporation, Sprint and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee, the Third Supplemental Indenture, dated as of September 11, 2013, among Sprint Capital Corporation, Sprint, Sprint Communications (formerly known as Sprint Nextel Corporation) and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee, and the Fourth Supplemental Indenture, dated as of May 18, 2018, among Sprint Capital Corporation, Sprint Communications (formerly known as Sprint Nextel Corporation), and The Bank of New York Mellon Trust Company, N.A. (as successor to Bank One, N.A.), as trustee.
“Sprint Communications” means Sprint Communications LLC, formerly known as Sprint Communications, Inc.
“Sprint Communications Indenture” means that certain Senior Notes Indenture, dated as of November 20, 2006, between Sprint Communications (formerly known as Sprint Nextel Corporation) and The Bank of New York Trust Company, N.A., as trustee, as supplemented by the Seventh Supplemental Indenture, dated as of November 20, 2012, among Sprint Communications (formerly known as Sprint Nextel Corporation), the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, the Eighth Supplemental Indenture, dated as of September 11, 2013, among Sprint, Sprint Communications (formerly known as Sprint Nextel Corporation) and The Bank of New York Trust Company, N.A., as trustee, and the Thirteenth Supplemental Indenture, dated as of May 14, 2018, among Sprint Communications (formerly known as Sprint Nextel Corporation) and The Bank of New York Mellon Trust Company, N.A., as trustee.
“Sprint Indenture” means that certain Senior Notes Indenture, dated as of September 11, 2013, between Sprint and the Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the Sixth Supplemental Indenture, dated as of May 14, 2018, between Sprint and The Bank of New York Mellon Trust Company, N.A, as trustee.
“Sprint Merger” means the merger of Sprint with a merger subsidiary of Parent with Sprint as the surviving Person and following its contribution by Parent to the Issuer, as a Wholly-Owned Subsidiary of the Issuer, pursuant to the Sprint Business Combination Agreement.
“Sprint Towers Transaction Agreements” means (i) the towers transactions agreements entered into prior to April 9, 2020 by Sprint and its affiliates and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.
“Sprint Transactions” means, collectively, (i) the consummation of the Sprint Merger, (ii) [reserved], (iii) [reserved], (iv) the contribution by Parent of Sprint to the Issuer, or consummation of another transaction by which Sprint becomes a direct or indirect Wholly-Owned Subsidiary of the Issuer, (v) the execution, delivery and performance by the Issuer and each other loan party of the Credit Agreement and the Bridge Credit Agreement and each other loan document required to be delivered thereunder, the borrowing of loans thereunder and the use of proceeds thereof and the issuance of letters of credit thereunder, (vi) the issuance and sale of the $19.0 billion of Existing T-Mobile Secured Notes on April 9, 2020 in connection with the refinancing of the Bridge Credit Agreement and the use of proceeds thereof, (vii) the repayment, repurchase and retirement, redemption, discharge (including constructive discharge) and/or call for redemption (or causing the applicable borrower or issuer to do so) of Specified Indebtedness in connection with the Sprint Merger as contemplated by the Sprint Business Combination Agreement and (viii) the payment of all fees (including original discount), costs and expenses incurred by Parent, the Issuer or any of their Subsidiaries in connection with the foregoing.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and limited recourse guarantees, performance guarantees and servicing obligations undertaken, by the Issuer or any of its Subsidiaries in connection with a Permitted Receivables Financing, a Permitted Spectrum Financing or a Permitted Tower Financing of a character appropriate for the assets being securitized and which have been negotiated at arm’s length with an unaffiliated third party. For the avoidance of doubt, the undertakings included in the Existing Sprint Spectrum Financing Documents (and substantially similar undertakings to the foregoing in any similar arrangements) constitute Standard Securitization Undertakings.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Indebtedness” means:
(1)	with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes of the applicable series; and
(2)	with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to such Guarantor’s Guarantee of the Notes of the applicable series.
“Subsidiary” means, with respect to any specified Person:
(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantors” means, collectively, the Guarantors that are Subsidiaries of the Issuer.
“Swap Obligation” means with respect to any of the Issuer, Parent or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Test Period” means on any date of determination, the period of four consecutive fiscal quarters of the Issuer (taken as one accounting period) then most recently ended for which internal financial statements are available immediately preceding the date on which the action for which such calculation is being made shall occur.
“TMUS Working Capital Facility” shall have the meaning assigned to such term in the Business Combination Agreement.
“Total Assets” means the consolidated total assets of a Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.
“Tower Obligations” means long-term financial obligations in the amount of the net proceeds received and recognized interest on the obligations pursuant to the Specified Towers Transactions Agreements.
“Towers Transaction” means the transactions contemplated by the Towers Transaction Agreements.
“Towers Transaction Agreements” means (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified or supplemented from time to time), among the Issuer, Crown Castle International Corp., a Delaware corporation, and certain Subsidiaries of the Issuer; and (ii) each of the or the transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.
“Transactions” means (i) the Merger, (ii) the offering of the Permitted MetroPCS Notes and the DT Notes and the incurrence of the TMUS Working Capital Facility, (iii) the refinancing of Existing Indebtedness on or prior to the Closing Date, (iv) “the Cash Payment” and the “MetroPCS Reverse Stock Split,” each as defined in the Business Combination Agreement, and (v) all other transactions consummated in connection therewith.
“Treasury Rate” means,
(1)
with respect to the 2026 Notes and any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published (or the relevant information is no longer published therein), any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2023; provided, however, that if the period from such redemption date to February 15, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the Trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail;
(2)
with respect to the 2029 Notes and any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published (or the relevant information is no longer published therein), any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2024; provided, however, that if the period from such redemption date to April 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the Trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail; and

(3)
with respect to the 2031 Notes and any redemption date, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published (or the relevant information is no longer published therein), any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2026; provided, however, that if the period from such redemption date to April 15, 2026 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Issuer will (1) calculate the Treasury Rate on the third business day preceding the applicable redemption date and (2) prior to such redemption date file with the Trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction.
“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:
(1)	such Subsidiary does not hold any Liens on any property of Parent, the Issuer or any of its Restricted Subsidiaries; and
(2)
such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable legal requirements) is owned by such Person directly or through one or more Wholly-Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly-Owned Subsidiary means a Wholly-Owned Subsidiary of the Issuer.

DESCRIPTION OF OTHER INDEBTEDNESS AND CERTAIN FINANCING TRANSACTIONS
Existing T-Mobile Unsecured Notes
T-Mobile USA’s senior unsecured notes set forth in the table below (collectively, the “Existing T-Mobile Unsecured Notes”) are currently outstanding. The Existing T-Mobile Unsecured Notes are T-Mobile USA’s unsecured obligations, are guaranteed on a senior unsecured basis by Parent and by all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries, including Sprint and its operating company subsidiaries (other than, in each case, certain designated special purpose entities, a reinsurance subsidiary and immaterial subsidiaries) and are required to be guaranteed by all of T-Mobile USA’s restricted subsidiaries that guarantee certain of T-Mobile USA’s indebtedness and any future subsidiary of Parent that directly or indirectly owns any of T-Mobile USA’s equity interests. T-Mobile USA may, at its option, redeem some or all of the Existing T-Mobile Unsecured Notes at any time on or after the dates set forth below under “Earliest Optional Redemption” at the redemption price set forth in the governing indenture, or prior to such dates at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date. In addition, prior to the dates set forth below under “Optional Redemption with Equity Proceeds,” T-Mobile USA may also redeem up to the percentage of the aggregate principal amount set forth in such column, at the redemption prices set forth in the governing indenture, with the net cash proceeds of certain sales of equity securities, including the sale of Parent’s common stock.
The Notes offered hereby will be issued under the same base indenture as the Existing T-Mobile Unsecured Notes. The Notes will be guaranteed on the same basis by all of the guarantors providing guarantees of the Existing T-Mobile Unsecured Notes.
Series	Principal Amount as of March 31, 2022(1)	Interest Payment Dates	Maturity	Earliest Optional Redemption	Optional Redemption with Equity Proceeds
2.250% Senior Notes due 2026	$1,800,000,000	February 15 and August 15	February 15, 2026	February 15, 2023	Prior to February 15, 2023, up to 40%
2.625% Senior Notes due 2026	$1,200,000,000	April 15 and October 15	April 15, 2026	April 15, 2023	Prior to April 15, 2023, up to 40%
5.375% Senior Notes due 2027	$500,000,000	April 15 and October 15	April 15, 2027	April 15, 2022	Not applicable
5.375% Senior Notes due 2027-1 held by Deutsche Telekom	$1,250,000,000(1)	April 15 and October 15	April 15, 2022(2)	April 15, 2022	Not applicable
4.750% Senior Notes due 2028	$1,500,000,000	February 1 and August 1	February 1, 2028	February 1, 2023	Not applicable
4.750% Senior Notes due 2028-1 held by Deutsche Telekom	$1,500,000,000	February 1 and August 1	February 1, 2028	February 1, 2023	Not applicable
2.625% Senior Notes due 2029	$1,000,000,000	February 15 and August 15	February 15, 2029	February 15, 2024	Prior to February 15, 2024, up to 40%
3.375% Senior Notes due 2029	$2,350,000,000	April 15 and October 15	April 15, 2029	April 15, 2024	Prior to April 15, 2024, up to 40%
2.875% Senior Notes due 2031	$1,000,000,000	February 15 and August 15	February 15, 2031	February 15, 2026	Prior to February 15, 2024, up to 40%
3.500% Senior Notes due 2031	$2,450,000,000	April 15 and October 15	April 15, 2031	April 15, 2026	Prior to April 15, 2024, up to 40%
TOTAL	$14,550,000,000
(1)	The 5.375% Senior Notes due 2027-1 were repaid in full at maturity on April 15, 2022 and are no longer outstanding.
(2)	Gives effect to the amended maturity date specified in the Financing Matters Agreement, dated as of April 29, 2018 between T-Mobile USA and Deutsche Telekom.
Each series of Existing T-Mobile Unsecured Notes was issued pursuant to an indenture (the “Existing T-Mobile Unsecured Notes Indenture”), dated as of April 28, 2013, among T-Mobile USA, Parent, the other guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee. The Existing T-Mobile Unsecured Notes Indenture, as amended and supplemented with respect to the Existing T-Mobile Unsecured Notes, contains covenants and other terms, including covenants that, among other things, restrict the ability of T-Mobile USA and its restricted subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens or other encumbrances, enter into transactions with affiliates, enter into agreements that restrict dividends or distributions from subsidiaries, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The Existing T-Mobile Unsecured Notes Indenture, as so amended and supplemented, also contains customary events of default. These covenants and events of default are subject to a number of important qualifications and exceptions including certain customary baskets, exceptions and incurrence-based ratio tests.
Outstanding T-Mobile Secured Notes
T-Mobile USA’s senior secured notes set forth in the table below (collectively, the “Outstanding T-Mobile Secured Notes”) are currently outstanding. The Outstanding T-Mobile Secured Notes are T-Mobile USA’s secured obligations and are guaranteed by Parent and each wholly-owned subsidiary of T-Mobile USA (other than certain excluded subsidiaries) that is or becomes an obligor of the Credit Agreement or issues or guarantees certain capital markets debt securities, and any future direct or indirect subsidiary of Parent or any subsidiary thereof that owns capital stock of T-Mobile USA. The guarantees are provided on a senior secured basis except for the Guarantees of Sprint, Sprint Communications and Sprint Capital Corporation, which are provided on a senior unsecured basis. The Outstanding T-Mobile Secured Notes are subject to optional redemption and will require T-Mobile USA to offer to repurchase the Outstanding T-Mobile Secured Notes if Parent or T-Mobile USA experiences certain change of control triggering events.
Series	Principal Amount as of March 31, 2022	Interest Payment Dates	Maturity
3.500% Senior Secured Notes due 2025	$3,000,000,000	April 15 and October 15	April 15, 2025
1.500% Senior Secured Notes due 2026	$1,000,000,000	February 15 and August 15	February 15, 2026
3.750% Senior Secured Notes due 2027	$4,000,000,000	April 15 and October 15	April 15, 2027
2.050% Senior Secured Notes due 2028	$1,750,000,000	February 15 and August 15	February 15, 2028
2.400% Senior Secured Notes due 2029	$500,000,000	March 15 and September 15	March 15, 2029
3.875% Senior Secured Notes due 2030	$7,000,000,000	April 15 and October 15	April 15, 2030
2.550% Senior Secured Notes due 2031	$2,500,000,000	February 15 and August 15	February 15, 2031
2.250% Senior Secured Notes due 2031	$1,000,000,000	May 15 and November 15	November 15, 2031
2.700% Senior Secured Notes due 2032	$1,000,000,000	March 15 and September 15	March 15, 2032
4.375% Senior Secured Notes due 2040	$2,000,000,000	April 15 and October 15	April 15, 2040
3.000% Senior Secured Notes due 2041	$2,500,000,000	February 15 and August 15	February 15, 2041
4.500% Senior Secured Notes due 2050	$3,000,000,000	April 15 and October 15	April 15, 2050
3.300% Senior Secured Notes due 2051	$3,000,000,000	February 15 and August 15	February 15, 2051
3.400% Senior Secured Notes due 2052	$2,800,000,000	April 15 and October 15	October 15, 2052
3.600% Senior Secured Notes due 2060	$1,700,000,000	May 15 and November 15	November 15, 2060
TOTAL	$36,750,000,000
The Original Notes and the other Existing T-Mobile Unsecured Notes are, and the Exchange Notes will be, different series than the Outstanding T-Mobile Secured Notes, will not vote together with any of the Outstanding T-Mobile Secured Notes, will not be required to be redeemed on a pro rata basis with any of the Outstanding T-Mobile Secured Notes and will not trade with any of the Outstanding T-Mobile Secured Notes.
Existing Sprint Unsecured Notes
The Sprint Capital Corporation, Sprint Communications and Sprint notes set forth in the table below (collectively, the “Existing Sprint Unsecured Notes”) are currently outstanding. The Existing Sprint Unsecured Notes are the applicable issuer’s unsecured obligations and are guaranteed on a senior unsecured basis (i) by Parent, T-Mobile USA and Sprint Communications, in the case of notes issued by Sprint, (ii) by Parent, T-Mobile USA and Sprint in the case of notes issued by Sprint Communications and (iii) by Parent, T-Mobile USA, Sprint and Sprint Communications in the case of notes issued by Sprint Capital Corporation. The issuer may, at its option, redeem some or all of the Existing Sprint Unsecured Notes at any time at a specified “make-whole” redemption price plus accrued and unpaid interest to, but not including, the redemption date.

Series	Principal Amount as of March 31, 2022	Interest Payment Dates	Maturity
Sprint Capital Corporation notes
6.875% senior notes due 2028	$2,475,000,000	May 15 and November 15	November 15, 2028
8.750% senior notes due 2032	$2,000,000,000	March 15 and September 15	March 15, 2032
Sprint Communications LLC notes
6.000% senior notes due 2022	$2,280,000,000	May 15 and November 15	November 15, 2022
Sprint LLC notes
7.875% senior notes due 2023	$4,250,000,000	March 15 and September 15	September 15, 2023
7.125% senior notes due 2024	$2,500,000,000	June 15 and December 15	June 15, 2024
7.625% senior notes due 2025	$1,500,000,000	February 15 and August 15	February 15, 2025
7.625% senior notes due 2026	$1,500,000,000	March 1 and September 1	March 1, 2026
TOTAL	$16,505,000,000
The 6.875% senior notes due 2028 and the 8.750% senior notes due 2032 were issued pursuant to an indenture, dated as of October 1, 1998 (the “1998 Sprint Indenture”), among Sprint Capital Corporation, Sprint and Bank of New York Mellon Trust Company, N.A., as successor to Bank One, N.A., as trustee. The 6.000% senior notes due 2022 were issued pursuant to an indenture, dated as of November 20, 2006 (the “2006 Sprint Indenture”), among Sprint Communications (formerly known as Sprint Nextel Corporation) and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Trust Company, N.A., as trustee. The 7.875% senior notes due 2023, the 7.125% senior notes due 2024, the 7.625% senior notes due 2025 and the 7.625% senior notes due 2026 were issued pursuant to an indenture, dated as of September 11, 2013 (the “2013 Sprint Indenture” and collectively with the 1998 Sprint Indenture and the 2006 Sprint Indenture, the “Existing Sprint Indentures”), among Sprint and The Bank of New York Mellon Trust Company, N.A., as trustee.
The Existing Sprint Indentures, as amended and supplemented with respect to the Existing Sprint Unsecured Notes, contain covenants and other terms, including covenants that, among other things, restrict the ability of Sprint and its restricted subsidiaries to create liens or other encumbrances, and merge, consolidate or sell, or otherwise dispose of, substantially all of their assets. The Existing Sprint Indentures, as so amended and supplemented, also contains customary events of default. These covenants and events of default are subject to a number of important qualifications and exceptions.
Existing Sprint Spectrum Note Facility
The notes set forth in the table below (the “Existing Sprint Spectrum-Backed Notes”) are currently outstanding under Sprint’s $7.0 billion securitization program (the “Sprint Spectrum Note Facility”) and were issued through a group of bankruptcy-remote special purpose entities (the “Existing Sprint Spectrum Note Entities”) formed for such transaction, each of which are wholly-owned by T-Mobile and non-guarantor “Restricted Subsidiaries” under the indentures governing the Notes and the Outstanding T-Mobile Secured Notes, the other Existing T-Mobile Unsecured Notes and the Credit Agreement.
The Existing Sprint Spectrum-Backed Notes are secured primarily by a pool of 2.5 GHz and 1.9 GHz spectrum which has been pledged to secure indebtedness available under the Sprint Spectrum Note Facility (the “Sprint Spectrum Portfolio”).
Additional credit enhancement includes a letter of credit supporting an 18-month interest and expense reserve and a pledge of the secured payment obligations under the Existing Sprint Spectrum Lease (as defined below).

The Sprint Spectrum Note Facility currently allows for the incurrence of up to $7.0 billion of indebtedness. However, the size of the Sprint Spectrum Note Facility may be increased, subject to the applicable covenants and limitations in the documentation governing the Company’s indebtedness outstanding from time to time.
The Existing Sprint Spectrum-Backed Notes are initially paid with interest-only payments, followed by amortizing quarterly principal payments, over the periods specified in the table below. The issuers may optionally prepay the outstanding principal amount of all or any tranche of the Existing Sprint Spectrum-Backed Notes in whole on any business day or in part on any payment date, without any obligation to prepay the Existing Sprint Spectrum-Backed Notes of another series or tranche proportionately or otherwise, at a price equal to 100% of the aggregate principal amount of the Existing Sprint Spectrum-Backed Notes prepaid plus accrued and unpaid interest, if any, to the applicable prepayment date, plus, in the case of any such optional prepayment at any time before the date that is one year prior to the anticipated repayment date set forth in the table below, a specified “make-whole” prepayment premium.
Tranche	Principal Amount as of March 31, 2022	Payment Dates	Interest- Only Payments	Amortizing Principal Payments	Anticipated Repayment Date
Series 2018-1 4.738% Senior Secured Notes, Class A-1	$1,575,000,000	March 20, June 20, September 20 and December 20	June 2018 through March 2021	June 2021 through March 2025	March 20, 2025
Series 2018-1 5.152% Senior Secured Notes, Class A-2	$1,837,500,000	March 20, June 20, September 20 and December 20	June 2018 through March 2023	June 2023 through March 2028	March 20, 2028
TOTAL	$3,412,500,000
Sprint Communications leases the Sprint Spectrum Portfolio from the Existing Sprint Spectrum Note Entities and these lease payments are used to service the indebtedness under the Existing Sprint Spectrum-Backed Notes (the “Existing Sprint Spectrum Lease”). The payment obligations under the Existing Sprint Spectrum Lease, which has been pledged to the holders of the Existing Sprint Spectrum-Backed Notes as additional collateral, are secured by a shared first lien on the collateral that secures the Outstanding T-Mobile Secured Notes that is capped at $3.5 billion.
Each Existing Sprint Spectrum Note Entity is a separate legal entity with its own separate creditors that would be entitled, prior to and upon the liquidation of the Existing Sprint Spectrum Note Entity, to be satisfied out of the Existing Sprint Spectrum Note Entity’s assets prior to any assets of the Existing Sprint Spectrum Note Entity becoming available to its parent entities (including T-Mobile). Accordingly, the assets of the Existing Sprint Spectrum Note Entities would not be available to satisfy the debts and other obligations owed to other creditors of T-Mobile until the obligations of the Existing Sprint Spectrum Note Entities (including under the Existing Sprint Spectrum-Backed Notes) are paid in full.
As the Existing Sprint Spectrum Note Entities are wholly-owned subsidiaries of T-Mobile, these entities will be consolidated and all intercompany activity will be eliminated for accounting purposes.
Credit Agreement
T-Mobile USA is party to a Credit Agreement (as amended to date, the “Credit Agreement”) by and among T-Mobile USA, as borrower, Deutsche Bank AG New York Branch, as administrative agent, and the lenders and other financial institutions party thereto, providing for a $5.5 billion revolving credit facility (the “Revolving Credit Facility”), with proceeds from draws thereunder to be used for general corporate purposes including working capital needs.
Commitments under the Revolving Credit Facility will mature on April 1, 2025, except as otherwise extended or replaced. T-Mobile USA may repay amounts borrowed and/or terminate the commitments under the Revolving Credit Facility (in whole or part) at any time without premium or penalty.
The rates of interest on amounts borrowed under the Revolving Credit Facility are based on, at T-Mobile USA’s option, either the London Inter Bank Offered Rate (“LIBOR”) (subject to a 0% LIBOR floor) plus a margin of 1.25% or an alternate base rate plus a margin of 0.25%, with the margins subject to reduction to 1.00% and 0.00%, respectively, if the Company’s Total First Lien Net Leverage Ratio (as defined in the Credit Agreement) is less than or equal to 0.75 to 1.00. The alternate base rate is the highest of (i) the prime rate of the administrative agent, (ii) the federal funds effective rate plus 0.50% and (iii) one-month adjusted LIBOR plus 1.00%. In the event that LIBOR becomes unascertainable, is no longer made available or a public announcement has been made that it will no longer be available or syndicated loans are being executed or amended to incorporate or adopt a new benchmark to replace LIBOR, then T-Mobile USA and the administrative agent are permitted to amend the Credit Agreement to replace LIBOR with an alternative benchmark rate.
The commitment fee for the Revolving Credit Facility is 0.175% per annum.
T-Mobile USA’s obligations under the Credit Agreement are guaranteed by Parent and by all of T-Mobile USA’s wholly-owned domestic restricted subsidiaries (other than certain excluded subsidiaries including certain designated special purpose finance vehicle entities, insurance subsidiaries and immaterial subsidiaries), all of Parent’s subsidiaries that guarantee certain of T-Mobile USA’s indebtedness, and any subsidiary of Parent that directly or indirectly owns any of T-Mobile USA’s equity interests. In addition, T-Mobile USA’s obligations under the Credit Agreement and the guarantee obligations of the guarantors are supported by a first priority pledge (subject to permitted liens under the Credit Agreement) in substantially all of the tangible and intangible personal property assets of T-Mobile USA and the guarantors (other than the unsecured guarantors), in each case subject to certain exceptions as set forth in the Credit Agreement, the Collateral Agreement, dated as of April 1, 2020, by and among T-Mobile USA, Parent and the other grantors party thereto in favor of Deutsche Bank Trust Company Americas, as collateral trustee, and related documentation.
The Credit Agreement contains certain limitations on T-Mobile USA and its restricted subsidiaries with respect to dividends and other distributions, restrictions on investments, indebtedness and guarantees, sales of certain assets, affiliate transactions, liens, business activities and consolidations and mergers.
The Credit Agreement provides that T-Mobile USA has the right at any time to request incremental term loans or incremental revolving credit commitments (or incremental equivalent debt) up to the greater of the sum of (a) the greater of (x) $11.0 billion and (y) 50% of Consolidated Cash Flow (as defined in the Credit Agreement) determined on a Pro Forma Basis for the most recently ended Test Period plus (b) the amount of all voluntary prepayments, cash amounts actually paid in connection with below par term loan buybacks (to the extent such term loans are cancelled) and undrawn commitment reductions of term loans, revolving credit loans, incremental term loans, incremental revolving credit loans and incremental equivalent debt (in each case (A) with respect to revolving credit loans, to the extent accompanied by a permanent reduction in such revolving credit commitments and (B) to the extent not funded with the proceeds of debt constituting “long-term debt” (other than debt in respect of any revolving credit facility)) plus (c) such other amount so long as such amount at such time could be incurred without causing T-Mobile USA’s pro forma Total First Lien Net Leverage Ratio to exceed 2.0 to 1.0 in the case of incremental loans or commitments that are first lien obligations, Total Secured Net Leverage Ratio (as defined in the Credit Agreement) to exceed 2.5 to 1.0 in the case of incremental loans or commitments that are junior lien obligations, Total Net Leverage Ratio (as defined in the Credit Agreement) to exceed 6.0 to 1.0 in the case of incremental loans or commitments that are unsecured indebtedness or, in the case of incremental term loans incurred in connection with a permitted acquisition or other investment, the Total First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, immediately prior to such permitted acquisition or other investment. The lenders are not under any obligation to provide any such incremental commitments or loans.
The Revolving Credit Facility contains a financial maintenance covenant, requiring T-Mobile USA to maintain a Total First Lien Net Leverage Ratio of 3.30 to 1.00 or less at each fiscal quarter end beginning with the fiscal quarter ending September 30, 2020.
Under the Credit Agreement, a Change of Control (as defined in the Credit Agreement) that is accompanied or followed by a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of T-Mobile USA’s corporate rating within a certain period by at least two out of three of S&P, Moody’s and Fitch, where our corporate rating on any day during such period is below the rating by each such rating agency in effect immediately preceding the change of control shall constitute an event of default; provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant rating agency announces publicly or confirms in writing during such period that such decision(s) resulted, in whole or in part, from the occurrence (or expected occurrence) of such change of control; provided, further, that, notwithstanding the foregoing, no event of default shall occur under the Credit Agreement if at the time of the applicable downgrade, our corporate rating by at least two out of three of S&P, Moody’s and Fitch is investment grade. If such a change of control accompanied by a downgrade or withdrawal were to occur, we may not have sufficient funds to pay the amounts owing under our Credit Agreement and may be required to obtain third-party financing in order to do so. However, we may not be able to obtain such financing on commercially reasonable terms, or at all.
The Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of certain representations and warranties, cross defaults to certain material indebtedness, certain events of bankruptcy and insolvency, material judgments, a change of control coupled with a ratings downgrade, certain ERISA events and the invalidity of security documents and guarantees. If an event of default occurs and is not cured within any applicable grace period or is not waived, the administrative agent and the lenders will be entitled to take various actions, including, without limitation, the acceleration of amounts due thereunder.
Existing T-Mobile Tower Transactions
In 2012, T-Mobile conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately 6,200 tower sites (“CCI Lease Sites”) via a master prepaid lease with site lease terms ranging from 23 to 37 years (“2012 Tower Transaction”). CCI has fixed-price purchase options for the CCI Lease Sites totaling approximately $2.0 billion, exercisable at the end of the lease term. T-Mobile leases back a portion of the space at certain tower sites for an initial term of 10 years, followed by optional renewals at customary terms.
Prior to the Merger, Sprint entered into a lease-out and leaseback arrangement with Global Signal Inc., a third party that was subsequently acquired by CCI, that conveyed to CCI the exclusive right to manage and operate approximately 6,400 tower sites (“Master Lease Sites”) via a master prepaid lease. These agreements were assumed upon the close of the Merger, at which point the remaining term of the lease-out was approximately 17 years with no renewal options. CCI has a fixed price purchase option for all (but not less than all) of the leased or subleased sites for approximately $2.3 billion, exercisable one year prior to the expiration of the agreement and ending 120 days prior to the expiration of the agreement. T-Mobile leases back a portion of the space at certain tower sites for an initial term of 10 years, followed by optional renewals at customary terms.
As of the Merger closing date (April 1, 2020), T-Mobile recognized Property and equipment at a fair value of $2.8 billion and tower obligations related to amounts owed to CCI under the leaseback of $1.1 billion as the transfer of control criteria in the revenue standard for the tower assets was not met. Additionally, T-Mobile recognized $1.7 billion in other long-term liabilities associated with contract terms that are unfavorable to current market rates, which includes unfavorable terms associated with the fixed-price purchase option in 2037.
Designated Letter of Credit Facilities
In connection with the closing of the Transactions, T-Mobile USA designated obligations under certain letter of credit facilities as secured pari passu to the obligations under the Outstanding T-Mobile Secured Notes and the Credit Agreement. Such obligations are also cash collateralized and therefore effectively senior to the Notes. As of March 31, 2022, there were approximately $0.2 billion in outstanding obligations under such facilities.
Off-Balance Sheet Arrangements
T-Mobile has factoring arrangements, as amended from time to time, to sell certain Equipment Installment Plan (“EIP”) accounts receivable and service accounts receivable on a revolving basis as a source of additional liquidity. In 2015, T-Mobile entered into the EIP sale arrangement, which is a revolving facility and currently has a maximum funding commitment of $1.3 billion and on November 10, 2021, T-Mobile extended the scheduled expiration date to November 18, 2022. As of March 31, 2022, the EIP sale arrangement provided funding of $1.3 billion. In 2014, T-Mobile entered into the service accounts receivable arrangement which is also a revolving facility and currently has a maximum funding commitment of $950 million and on February 28, 2022, extended the scheduled expiration date to February 28, 2023. As of March 31, 2022, the service accounts receivable arrangement provided funding of $775 million. As of March 31, 2022, T-Mobile derecognized net receivables of $2.5 billion upon sale through these arrangements. These arrangements are not reflected on Parent’s consolidated balance sheet.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes the material U.S. federal income tax consequences of exchanging Original Notes for Exchange Notes in the exchange offer. It does not purport to be a complete analysis of all potential tax considerations relating to the exchange offer. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought and will not seek any rulings from the IRS and there can be no assurance the IRS or a court will not take a contrary position regarding the matters discussed below. This summary is limited to beneficial owners who hold the Original Notes and the Exchange Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws, are not discussed.
This discussion does not address all U.S. federal income tax consequences relevant to a beneficial owner’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to beneficial owners subject to special rules, including, without limitation, U.S. expatriates and former citizens or long-term residents of the United States, persons subject to the alternative minimum tax, U.S. persons whose functional currency is not the U.S. dollar, persons holding Original Notes or Exchange Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion, constructive sale, wash sale or other integrated transaction, banks, insurance companies, and other financial institutions, real estate investment trusts or regulated investment companies, brokers, dealers or traders in securities or currencies, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. persons that hold Original Notes or the Exchange Notes through non-U.S. brokers or other non-U.S. intermediaries, S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), tax-exempt entities, retirement plans, individual retirement accounts, tax-deferred accounts, and governmental organizations and holders who are subject to special accounting rules (including rules requiring them to recognize income with respect to Original Notes or Exchange Notes no later than when such income is taken into account in an applicable financial statement).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Original Notes or Exchange Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements classified as partnerships for U.S. federal income tax holding Original Notes or Exchange Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the exchange offer.
An exchange of Original Notes for Exchange Notes will not be a taxable event for U.S. federal income tax purposes. Accordingly, a beneficial owner of an Original Note will not recognize any gain or loss upon the receipt of an Exchange Note pursuant to the exchange offer, will be required to include interest on the Exchange Note in income in the same manner and to the same extent as on the Original Note and will have the same tax basis and holding period in the Exchange Note immediately after the exchange as its tax basis and holding period in the Original Note exchanged therefor.
THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER IN ITS PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCE ARISING UNDER OTHER U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS.

PLAN OF DISTRIBUTION
Based on interpretations of the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes as further discussed below. We also believe that such broker-dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the sale of the Original Notes) with this prospectus. We have not entered into any arrangement or understanding with any person who will receive Exchange Notes in the exchange offer to distribute those securities following completion of the exchange offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the Exchange Notes.
We believe that you may not transfer Exchange Notes issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are:
•	our affiliate within the meaning of Rule 405 under the Securities Act; or
•	a broker-dealer that acquired Original Notes as a result of market-making or other trading activities.
The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice. Broker-dealers should consult their own legal advisors with respect to these matters.
If you wish to exchange your Original Notes for Exchange Notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Procedures for Tendering—Your Representations to Us” of this prospectus and in the letter of transmittal.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make available a prospectus meeting the requirements of the Securities Act to purchasers) in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days following the expiration time of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Further, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Until (and including) August 21, 2022, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.
We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.T-Mobile.com. The information on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus (except for our SEC reports expressly incorporated by reference herein).
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):
•
Parent’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 11, 2022, including those portions of Parent’s Proxy Statement on Schedule 14A filed with the SEC on April 27, 2022 that are incorporated by reference into such Annual Report;

•	Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 6, 2022; and
•	Parent’s Current Reports on Form 8-K filed with the SEC on April 15, 2022 and April 22, 2022 and Form 8-K/A filed with the SEC on May 6, 2022.
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference in that filing) at no cost, by writing to or telephoning us at the following address:
Broady Hodder
Senior Vice President, Legal Affairs, Corporate Governance and Strategic Transactions & Secretary
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
(425) 383-4000

LEGAL MATTERS
Certain legal matters regarding the validity of the Exchange Notes will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain matters pertaining to the laws of Georgia, Kansas, Nevada, Texas and Virginia will be passed upon for us by Polsinelli PC. Certain matters pertaining to the laws of New Hampshire will be passed upon for us by McLane Middleton Professional Association.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

T-Mobile USA, Inc.
OFFER TO EXCHANGE ITS
2.250% Senior Notes due 2026, 3.375% Senior Notes due 2029
and 3.500% Senior Notes due 2031
that have been registered under the Securities Act of 1933, as amended,
FOR AN EQUAL AMOUNT OF ITS OUTSTANDING
2.250% Senior Notes due 2026, 3.375% Senior Notes due 2029
and 3.500% Senior Notes due 2031,
as applicable, that were issued and sold in transactions exempt from registration under the Securities Act of 1933, as amended
PROSPECTUS
May 23, 2022
Until August 21, 2022, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.